Exhibit 10.3
Execution Version

AMENDED AND RESTATED CREDIT AGREEMENT

among

CONTURA ENERGY, INC.,
as the Initial Borrower, and collectively with each other Person who joins in the execution of the Credit Agreement and agrees to be bound as a borrower, as the Borrowers,

JEFFERIES FINANCE LLC,
as Administrative Agent and Collateral Agent,
and
The Lenders Party Hereto

Dated as of November 9, 2018

JEFFERIES FINANCE LLC,
BARCLAYS CAPITAL INC.,
CITIGROUP GLOBAL MARKETS INC.,
BMO CAPITAL MARKETS CORP.,
CLARKSONS PLATOU SECURITIES, INC., and
B. RILEY FBR, INC.
as Joint Lead Arrangers and Joint Bookrunners

SCHEDULES
1.01(a)	Guarantors
1.01(b)	Excluded Wyoming Properties
1.01(c)	Excluded ANR Properties
1.01(d)	Reserve Areas
1.01(e)	Immaterial Restricted Subsidiaries
1.01(f)	Excluded ANR Accounts
2.01	Commitments
5.03	Governmental Authorization
5.08(b)	Fee Owned Material Real Property
5.08(c)	Leased Material Real Property
5.08(d)	Material Prep Plants
5.09	Environmental Matters
5.13	Subsidiaries
5.18	Intellectual Property
5.20	Mines
6.20	Post Closing Schedule
7.01	Existing Liens
7.02(f)	Existing Investments
7.02(u)	Existing Joint Ventures
7.03	Existing Indebtedness
7.06(h)	Specified Unsecured Indebtedness
7.08	Transactions with Affiliates
7.10	Burdensome Agreements
10.02	Administrative Agent’s Office; Certain Addresses for Notices

EXHIBITS
Form of:
A	Borrowing Notice
B	Note
C	Compliance Certificate
D	Assignment and Assumption
E	Guaranty
F	Security Agreement
G	Mortgage
H	Solvency Certificate
I-1	U.S. Tax Compliance Certificate
I-2	U.S. Tax Compliance Certificate
I-3	U.S. Tax Compliance Certificate
I-4	U.S. Tax Compliance Certificate
J	Borrower Joinder and Assumption

v

AMENDED AND RESTATED CREDIT AGREEMENT
This AMENDED AND RESTATED CREDIT AGREEMENT (as amended, amended and restated, restated, supplemented or otherwise modified from time to time, the “Agreement”) is entered into as of November 9, 2018, among CONTURA ENERGY, INC., a Delaware corporation (“Contura” or the “Initial Borrower” and together with each other Person who becomes a borrower pursuant to a Borrower Joinder and Assumption each individually, a “Borrower” and collectively, the “Borrowers”), each lender from time to time party hereto (collectively, the “Lenders” and, individually, a “Lender”), and JEFFERIES FINANCE LLC, as Administrative Agent and Collateral Agent.
PRELIMINARY STATEMENTS
The Borrower has requested that on the Closing Date, the Lenders make Term Loans to the Borrower to finance the Transactions and the Lenders have agreed to provide such Term Loans on the terms and subject to the conditions set forth herein.
In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:
ARTICLE I.
DEFINITIONS AND ACCOUNTING TERMS
1.01    Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:
“ABL Agent(s)” means each administrative agent, collateral agent, collateral trustee, if any, or other representative of the holders of ABL Obligations with respect to any ABL Facility. As of the Closing Date, the ABL Agent is Citibank, N.A. in its capacity as administrative agent in respect of the ABL Credit Agreement.
“ABL Credit Agreement” means that certain Amended and Restated Asset-Based Revolving Credit Agreement, dated as of November 9, 2018, among the Initial Borrower, certain of its subsidiaries, the lenders signatory thereto and the ABL Agent.
“ABL Credit Documents” means the instruments or agreements executed in connection with any ABL Facility (including all security agreements, collateral assignments, mortgages, control agreements or other grants or transfers for security in favor of any ABL Agent, for the benefit of the holders of ABL Obligations) each in form and substance reasonably satisfactory to the Administrative Agent and any instrument or agreement executed in connection with any refinancings and replacements thereof to the extent permitted under any ABL Intercreditor Agreement, as each such instrument or agreement may be amended, restated, supplemented or otherwise modified from time to time in accordance with such ABL Intercreditor Agreement or replaced in accordance with the terms of this Agreement. For the avoidance of doubt, the “Loan Documents”, as such term is defined in the ABL Credit Agreement as of the Closing Date shall constitute ABL Credit Documents for purposes of this Agreement.

“ABL Facility” means one or more customary asset based lending facilities in form and substance reasonably satisfactory to the Administrative Agent and otherwise permitted hereunder; provided that the sum of (i) the aggregate principal amount outstanding and (ii) the amounts available to be borrowed of all ABL Facilities shall not exceed the amount permitted under Section 7.03(h). For the avoidance of doubt, the “Facility”, as such term is defined in the ABL Credit Agreement as of the Closing Date shall constitute an ABL Facility for purposes of this Agreement.
“ABL Intercreditor Agreement” means (a) that certain Amended and Restated Intercreditor Agreement, dated as of the date hereof, between the ABL Agent and the Administrative Agent or (b) any other intercreditor agreement entered into between the ABL Agent, the Collateral Agent and the Junior Collateral Trustee that sets forth the relative priority of the Priority Liens and the Junior Liens (as each such term is defined in such ABL Intercreditor Agreement), on the one hand, compared to the ABL Liens (as such term is defined in such ABL Intercreditor Agreement), on the other hand, in form and substance reasonably satisfactory to the Administrative Agent and as the same may be amended, restated, supplemented or otherwise modified from time to time.
“ABL Obligations” means the “Obligations” or equivalent term as defined in the ABL Credit Agreement.
“ABL Priority Collateral” has the meaning assigned to “ABL Priority Collateral” in any ABL Intercreditor Agreement.
“Accounting Change” means changes in accounting principles adopted or implemented after the Closing Date required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board or, if applicable, the SEC.
“Acquired Assets” shall have the meaning provided in the definition of “Permitted Acquisition.”
“Acquired Entity” shall have the meaning provided in the definition of “Permitted Acquisition.”
“Acquisition Agreement” means, with respect to any Permitted Acquisition, the definitive documentation for such Permitted Acquisition.
“Acquisition Agreement Representations” means, with respect to any Acquisition Agreement, the representations and warranties made by or with respect to the Person to be acquired or selling its assets pursuant to such Acquisition Agreement that are material to the interests of the Lenders, but only to the extent that (a) the accuracy of any such representation or warranty is a condition to the Surviving Parent’s or the applicable Borrower’s or Restricted Subsidiary’s obligations to close under the Acquisition Agreement or (b) the Surviving Parent or such Borrower or Restricted Subsidiary has the right to terminate its obligations under the Acquisition Agreement as a result of a breach of such representations and warranties.
“Additional Extensions of Credit” has the meaning specified in Section 10.01.

“Administrative Agent” means Jefferies Finance LLC, in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.
“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify to the Designated Borrower and the Lenders.
“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent.
“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. For purposes of this Agreement and the other Loan Documents, Jefferies LLC and its Affiliates shall be deemed to be Affiliates of Jefferies Finance LLC and its Affiliates.
“Agent Parties” has the meaning specified in Section 10.02(c).
“Agents” means the Administrative Agent and the Collateral Agent.
“Aggregate Commitments” means the Commitments of all the Lenders.
“Agreement” has the meaning specified in the introductory paragraph to this Agreement.
“ANR” mean ANR, Inc., a Delaware corporation.
“ANR Acquisition” means the acquisition by Contura, directly or indirectly, of 100% of the Equity Interests of ANR and Alpha Natural Resources Holdings, Inc. pursuant to the ANR Acquisition Documents.
“ANR Acquisition Agreement” means that certain Amended and Restated Agreement and Plan of Merger, dated as of September 26, 2018, among Contura, Alpha Natural Resources Holdings, Inc., ANR, Prime Acquisition I, Inc. and Prime Acquisition II, Inc.
“ANR Acquisition Documents” means (a) the ANR Acquisition Agreement, and (b) each other agreement, instrument, certificate or document executed and delivered by any Loan Party or any other party to the ANR Acquisition Agreement at any time in connection with the purchase of ANR, as the same may be amended, restated, supplemented or otherwise modified prior to the Closing Date.
“ANR Cantor Credit Agreement” means under that certain Credit Agreement, dated as of October 23, 2017, by and among ANR, as borrower, the subsidiaries of ANR party thereto, the lenders party thereto and Cantor Fitzgerald Securities, as administrative agent (as amended, amended and restated, restated, supplemented or otherwise modified from time to time).
“ANR Entities” means, collectively, ANR and each of ANR’s Subsidiaries.
“ANR Sellers” means ANR, Alpha Coal Sales Co., LLC and other affiliates of ANR party to the Hitachi Receivables Purchase Agreement.

“Anti-Corruption Laws” has the meaning specified in Section 5.17(c).
“Applicable Percentage” means, with respect to any Lender at any time, the percentage (carried out to the tenth decimal place) of the Term Loan Facility represented by (i) until the Closing Date, such Lender’s respective Term Loan Commitments and (ii) thereafter, the aggregate principal amount of such Lender’s Term Loans then outstanding. The initial Applicable Percentage of each Lender in respect of the Facility is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.
“Applicable Rate” means a percentage per annum equal to (i) 5.00% for Eurocurrency Rate Loans and (ii) 4.00% for Base Rate Loans.
“Applicable Reserve Requirement” means, at any time, for any Eurocurrency Rate Loan, the maximum rate, expressed as a decimal, at which reserves (including any basic marginal, special, supplemental, emergency or other reserves) are required to be maintained with respect thereto against “Eurocurrency liabilities” (as such term is defined in Regulation D) under regulations issued from time to time by the Board of Governors or other applicable banking regulator. Without limiting the effect of the foregoing, the Applicable Reserve Requirement shall reflect any other reserves required to be maintained by such member banks with respect to (i) any category of liabilities which includes deposits by reference to which the applicable Eurocurrency Rate or any other interest rate of a Loan is to be determined, or (ii) any category of extensions of credit or other assets which include Eurocurrency Rate Loans. A Eurocurrency Rate Loan shall be deemed to constitute Eurocurrency liabilities and as such shall be deemed subject to reserve requirements without benefits of credit for proration, exceptions or offsets that may be available from time to time to the applicable Lender. The rate of interest on Eurocurrency Rate Loans shall be adjusted automatically on and as of the effective date of any change in the Applicable Reserve Requirement.
“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
“Arrangers” means Jefferies Finance LLC, Barclays Capital Inc., Citigroup Global Markets Inc., BMO Capital Markets Corp., Clarksons Platou Securities, Inc., and B. Riley FBR, Inc., each in its capacity as joint lead arranger and joint bookrunner.
“Asset Sale” means any Disposition or series of related Dispositions of property by any Surviving Parent or any Borrower or any of their Restricted Subsidiaries to any Person; provided that “Asset Sale” shall exclude any Disposition or series of related Dispositions with a fair market value of less than $10,000,000; provided, further, that “Asset Sale” shall exclude the sale or discount of accounts receivable arising in the ordinary course of business in connection with the compromise or collection thereof.
“Asset Sale Sweep Provision” has the meaning specified in Section 2.03(b).
“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.06(b), and accepted by the Administrative Agent) in substantially the form of Exhibit D or any other form approved by the Administrative Agent, in accordance with Section 10.06(b).
“Attributable Indebtedness” means, on any date, in respect of any Capital Lease Obligations of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP.
“Audited Financial Statements” means the audited consolidated balance sheet of the Initial Borrower and its Subsidiaries for the period ending December 31, 2017 and the related consolidated statements of income or operations, changes in shareholders’ equity and cash flows for such period in respect of the Initial Borrower and its Subsidiaries.
“Available Amount” means at any time (the “Available Amount Reference Time”), an amount (which shall not be less than zero) equal to, without duplication:
(i) (x) the cumulative amount of Excess Cash Flow of the Surviving Parent and the Borrowers and their respective Restricted Subsidiaries for all fiscal quarters completed after the Closing Date (commencing with the fiscal quarter ending March 31, 2019) and prior to the Available Amount Reference Time, minus (y) the portion of such Excess Cash Flow that has been (or is required to be) applied after the Closing Date and prior to the Available Amount Reference Time to the prepayment of Term Loans in accordance with Section 2.03(d) or any other pari passu Indebtedness in accordance with the terms thereof (but excluding for purposes of this clause (y) any portion of such Excess Cash Flow with respect to which such prepayment has been waived by the Lender or other holder of such Indebtedness entitled thereto); minus
(ii) the aggregate amount of any Restricted Payment made pursuant to Section 7.06(e) and any Investments made pursuant to Section 7.02(l)(ii) during the period commencing on the Closing Date and ending on or prior to the Available Amount Reference Time (and, for purposes of this clause (ii), without taking account of the intended usage of the Available Amount at such Available Amount Reference Time).
“Available Amount Reference Time” has the meaning specified in the definition of “Available Amount”.
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.
“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.
“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 0.50%, (b) the Eurocurrency Rate (after giving effect to any Eurocurrency Rate “floor”)

that would be payable on such day for a Eurocurrency Rate Loan with a one month Interest Period plus 1%, and (c) the Prime Rate in effect on such day. Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Rate shall be effective on the effective day of such change in the Prime Rate or the Federal Funds Rate, respectively. In no event, notwithstanding the rate determined pursuant to the foregoing, shall the Base Rate be less than 0%.
“Base Rate Loan” means a Term Loan that bears interest based on the Base Rate.
“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.
“Borrower” and “Borrowers” has the meaning specified in the introductory paragraph to this Agreement.
“Borrower Joinder and Assumption” means, a joinder and assumption in substantially the form of Exhibit J hereto or otherwise reasonably acceptable to the Administrative Agent.
“Borrower Materials” has the meaning specified in Section 6.02.
“Borrowing” means a borrowing consisting of simultaneous Term Loans of the same Type and, in the case of Eurocurrency Rate Loans, having the same Interest Period made by each of the Lenders pursuant to Section 2.01.
“Borrowing Notice” means a notice of (a) a Borrowing, (b) a conversion of Term Loans from one Type to the other or (c) a continuation of Eurocurrency Rate Loans, in each case, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A.
“Building” means a Building as defined in 12 CFR Chapter III, Section 339.2.
“Business Day” means (i) any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in such state are authorized or required by law or other governmental action to close and (ii) with respect to all notices, determinations, fundings and payments in connection with the Eurocurrency Rate or any Eurocurrency Rate Loans, the term “Business Day” means any day which is a Business Day described in clause (i) and which is also a day for trading by and between banks in Dollar deposits in the London interbank market.
“Capital Expenditure” means any expenditure that, in accordance with GAAP, is or should be included in “purchase of property and equipment” or similar items, or which should otherwise be capitalized, reflected in the consolidated statement of cash flows of the Surviving Parent, the Borrowers and their Restricted Subsidiaries; provided that Capital Expenditure shall not include any expenditure (i) for replacements and substitutions for fixed assets, capital assets or equipment to the extent made with Extraordinary Receipts invested pursuant to Section 2.03(e) or with Net Proceeds invested pursuant to Section 2.03(b) or (ii) which constitute a Permitted Acquisition.
“Capital Lease Obligations” means of any Person as of the date of determination, the aggregate liability of such Person under Financing Leases reflected on a balance sheet of such Person under GAAP.

“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants or options to purchase any of the foregoing, but excluding any securities convertible into or exchangeable for shares of Capital Stock.
“Cash Equivalents” means
(a)    U.S. Government Obligations or certificates representing an ownership interest in U.S. Government Obligations with maturities not exceeding two years from the date of acquisition,
(b)    (i) demand deposits, (ii) time deposits and certificates of deposit with maturities of two years or less from the date of acquisition, (iii) bankers’ acceptances with maturities not exceeding two years from the date of acquisition, and (iv) overnight bank deposits, in each case with any bank or trust company organized or licensed under the laws of the United States or any state thereof (including any branch of a foreign bank licensed under any such laws) having capital, surplus and undivided profits in excess of $250,000,000 (or the foreign currency equivalent thereof) whose short-term debt is rated A-2 or higher by S&P or P-2 or higher by Moody’s,
(c)    commercial paper maturing within 364 days from the date of acquisition thereof and having, at such date of acquisition, ratings of at least A-1 by S&P or P-1 by Moody’s,
(d)    readily marketable direct obligations issued by any state, commonwealth or territory of the U.S. or any political subdivision thereof, in each case rated at least A-1 by S&P or P-1 by Moody’s with maturities not exceeding one year from the date of acquisition,
(e)    bonds, debentures, notes or other obligations with maturities not exceeding two years from the date of acquisition issued by any corporation, partnership, limited liability company or similar entity whose long-term unsecured debt has a credit rate of A2 or better by Moody’s and A or better by S&P;
(f)    investment funds at least 95% of the assets of which consist of investments of the type described in clauses (a) through (e) above (determined without regard to the maturity and duration limits for such investments set forth in such clauses, provided that the weighted average maturity of all investments held by any such fund is two years or less),
(g)    fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (b) above and
(h)    in the case of a Restricted Subsidiary that is a Foreign Subsidiary, substantially similar investments, of comparable credit quality, denominated in the currency of any jurisdiction in which such Person conducts business.
“Cash Management Obligations” means any and all obligations of the Surviving Parent, any Borrower or any Restricted Subsidiary arising out of (a) the execution or processing of electronic transfers of funds by automatic clearing house transfer, wire transfer or otherwise to or from the deposit accounts of the Surviving Parent, any Borrower and/or any Restricted Subsidiary, (b) the acceptance for deposit or the honoring for payment of any check, draft or other item with respect to any such deposit accounts, (c) any other treasury, deposit, disbursement, overdraft, and cash management services afforded to the Surviving Parent, any Borrower or any Restricted Subsidiary, and (d) stored value card, commercial credit card and merchant card services.
“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request or directive (whether or not having the force of law) by any Governmental Authority required to be complied with by any Lender. For purposes of this definition, (x) the Dodd-Frank Act and any rules, regulations, orders, requests, guidelines and directives adopted, promulgated or implemented in connection therewith, and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to have been adopted, issued, promulgated or implemented after the Closing Date, but shall be included as a Change in Law only to the extent a Lender is imposing applicable increased costs or costs in connection with capital adequacy and other requirements similar to those described in Sections 3.04(a) and (b) generally on other similarly situated borrowers of loans under United States credit facilities.
“Change of Control” means:
(a)    prior to a Qualifying IPO, an event or series of events by which any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934), directly or indirectly, of a majority or more of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of Contura (or after a Permitted Internal Restructuring, the Borrower that becomes its successor-in-interest hereunder);
(b)    after a Qualifying IPO, an event or series of events by which any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934), directly or indirectly, of 35% or more of the equity securities of Contura (or after a Permitted Internal Restructuring, the Borrower that becomes its successor-in-interest hereunder) entitled to vote for members of the board of directors or equivalent governing body of Contura (or after a Permitted Internal Restructuring, the Borrower that becomes its successor-in-interest hereunder) on a fully-diluted basis; or

(c)    a “Change of Control” as defined in the ABL Credit Documents, in each case, as amended, restated, modified, replaced, or refinanced from time to time.
“Citi L/C Agreement” means that certain Amended and Restated Letter of Credit Agreement, dated as of the date hereof, between ANR as Applicant (under and as defined therein) and Citibank, N.A. as Issuing Bank (under and as defined therein).
“Citi L/C Cash Collateral Account” means a collective reference to any cash collateral account in connection with the Citi L/C Agreement and obligations thereunder.
“Closing Date” means the date on which all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 10.01 and the Term Loans are made, which occurred on November 9, 2018.
“Code” means the Internal Revenue Code of 1986, as amended from time to time.
“Collateral” means, collectively, all of the real, personal and mixed property (including Equity Interests) in which Liens are purported to be granted pursuant to the Security Documents as security for all or any part of the Obligations (subject to exceptions contained in the Security Documents), in each case excluding any Excluded Assets.
“Collateral Agent” means Jefferies Finance LLC in its capacity as collateral agent under any of the Loan Documents, or any successor collateral agent.
“Collateral Questionnaire” means a certificate in form reasonably satisfactory to Administrative Agent that provides information with respect to the personal or mixed property of each Loan Party (other than Immaterial Restricted Subsidiaries).
“Commitment” means a Term Loan Commitment or corresponding commitment under another Facility, as the context may require.
“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended and any successor statute.
“Compliance Certificate” means a certificate substantially in the form of Exhibit C.
“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
“Consolidated Current Assets” means, at any time, the consolidated current assets of the Surviving Parent, the Borrowers and their Restricted Subsidiaries at such time.
“Consolidated Current Liabilities” means, at any time, the consolidated current liabilities of the Surviving Parent, the Borrowers and their Restricted Subsidiaries at such time, but excluding the current portion of any Indebtedness under this Agreement and the current portion of any other long-term Indebtedness which would otherwise be included therein.
“Consolidated EBITDA” means, as of the last day of any period, Consolidated Net Income for such period plus, without duplication (i) consolidated interest expense, determined in accordance with GAAP; (ii) to the extent deducted in computing such Consolidated Net Income, the sum of all income, franchise or similar taxes (and less income tax benefits); (iii) depreciation, depletion, amortization (including, without limitation, amortization of intangibles, deferred financing fees and any amortization included in pension or other employee benefit expenses) and all other non-cash items reducing Consolidated Net Income (including, without limitation, write-downs and impairment of property, plant, equipment and intangibles and other long-lived assets and the impact of acquisition accounting, but excluding, in each case, non-cash charges in a period which reflect cash expenses paid or to be paid in another period); (iv) non-recurring restructuring costs, expenses and charges, including, without limitation, all business optimization costs and expenses, facility opening, pre-opening and closing and consolidation costs and expenses, advisory and professional fees and stay and retention bonuses; provided that the amount of non-recurring restructuring costs, expenses and charges permitted to be added back pursuant to this clause (iv) for a four-quarter period shall not exceed 20% of Consolidated EBITDA for such period (calculated before giving effect to such add-back); (v) any expenses, costs or charges related to any equity offering, Investment permitted under Section 7.02, acquisition, disposition, recapitalization or Indebtedness permitted to be incurred by the indenture (whether or not successful); (vi) all non-recurring or unusual losses, charges and expenses (and less all non-recurring or unusual gains); (vii) all non-cash charges and expenses; (viii) any debt extinguishment costs; (ix) any amount of asset retirement obligations expenses; (x) all Transaction Costs incurred in connection with the Transactions contemplated hereby; (xi) transaction costs, fees and expenses incurred during such period in connection with any acquisition or disposition not prohibited hereunder or any issuance of debt or equity securities by the Surviving Parent, the Borrowers or any of their Restricted Subsidiaries, in each case, for such expenses; and (xii) commissions, premiums, discounts, fees or other charges relating to performance bonds, bid bonds, appeal bonds, surety bonds, wage bonds, bonds issued in favor of any Governmental Authority, reclamation and completion guarantees and other similar obligations; provided that, with respect to any Restricted Subsidiary, such items will be added only to the extent and in the same proportion that the relevant Restricted Subsidiary’s net income was included in calculating Consolidated Net Income.
“Consolidated Net Income” means, for any period, the net income (or loss) attributable to the Surviving Parent, the Borrowers and their Restricted Subsidiaries (unless another Person is expressly indicated) for that period, determined in accordance with GAAP, excluding, without duplication, (a) noncash compensation expenses related to common stock and other equity securities issued to employees, (b) extraordinary or non-recurring gains and losses, (c) income or losses from discontinued operations or disposal of discontinued operations or costs and expenses associated with the closure of any mines (including any reclamation or disposal obligations), (d) any non-cash impairment charges or asset write-off resulting from the application of ASC 320 Investments-Debt and Equity Securities, ASC 323 Investments-Equity Method and Joint Ventures, ASC 350 Intangibles—Goodwill and Other and ASC 360 Property, Plant and Equipment and any future or similar ASC standards relating to impairment, (e) net unrealized gains or losses resulting in such period from non-cash foreign currency remeasurement gains or losses, (f) net unrealized gains or losses resulting in such period from the application ASC 815 Derivatives and Hedging, in each case, for such period, (g) non-cash charges including non-cash charges due to cumulative effects of changes in accounting principles, (h) any net income (or loss) for such period of any Person that is not a Restricted Subsidiary or is otherwise not a Subsidiary of such Person or that is accounted for by the equity method of accounting except to the extent of the amount of dividends or similar distributions paid in cash to the specified Person or a Restricted Subsidiary of the Person, and (i) the net income (but not loss) of any Restricted Subsidiary to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that net income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders (other than any restriction that has been waived or released); plus, without duplication, any cash dividends and/or distributions actually received by a Borrower or a Restricted Subsidiary from any Unrestricted Subsidiary and/or Joint Venture during such period to the extent not already included therein.
“Consolidated Net Tangible Assets” means, as of any particular time, the total of all the assets appearing on the most recent consolidated balance sheet prepared in accordance with GAAP of the Surviving Parent, the Borrowers and their Restricted Subsidiaries as of the end of the last fiscal quarter for which financial information is available (less applicable reserves and other properly deductible items) after deducting from such amount (i) all current liabilities, including current maturities of long-term debt and current maturities of obligations under Financing Leases (other than any portion thereof maturing after, or renewable or extendable at the option of the Surviving Parent, the relevant Borrower or Restricted Subsidiary beyond, twelve months from the date of determination); and (ii) the total of the net book values of all assets of the Surviving Parent, the Borrowers and their Restricted Subsidiaries properly classified as intangible assets under GAAP (including goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangible assets).
“Consolidated Net Total Debt” means, as of any date of determination, (a) the aggregate stated balance sheet amount of all Indebtedness of the Surviving Parent, the Borrowers and their Restricted Subsidiaries (for the avoidance of doubt, for this purpose, letters of credit will be deemed to have a principal amount equal to the amount drawn and not reimbursed thereunder, if any) determined on a consolidated basis in accordance with GAAP, minus (b) the aggregate amount of Unrestricted Cash included in the consolidated balance sheet of the Surviving Parent, the Borrowers and their Restricted Subsidiaries as of such date (other than the proceeds of Indebtedness to be incurred on such date of determination).
“Consolidated Working Capital” means, at any time, Consolidated Current Assets (but excluding therefrom all cash and Cash Equivalents) less Consolidated Current Liabilities at such time.
“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
“Controlled Subsidiary” means, with respect to any consent, waiver or right to terminate or accelerate the obligations under a Contractual Obligation, any Subsidiary that any Borrower directly or indirectly Controls for purposes of the provision of such consent, waiver or exercise of such right to terminate or accelerate the obligations under such Contractual Obligation.
“Contura” has the meaning specified in the introductory paragraph to this Agreement.
“Copyright Security Agreement” means the Copyright Security Agreement, substantially in the form attached to the Security Agreement or such other form reasonably acceptable to the Administrative Agent and the Borrowers, by certain Loan Parties in favor of the Collateral Agent, for the benefit of the Secured Parties.
“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.
“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.
“Default Rate” means an interest rate equal to (i) the Base Rate plus (ii) the Applicable Rate applicable to Base Rate Loans plus (iii) 2% per annum; provided, however, that with respect to a Eurocurrency Rate Loan, the Default Rate shall be an interest rate equal to (i) the Eurocurrency Rate otherwise applicable to such Eurocurrency Rate Loan plus (ii) the Applicable Rate applicable to Eurocurrency Rate Loans plus (iii) 2% per annum.
“Defaulting Lender” means any Lender that (a) has failed to fund any portion of the Loans, unless such Lender notifies the Administrative Agent and the Designated Borrower in writing that such failure is the result of such Lender’s reasonable determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, (b) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within three (3) Business Days of the date when due, unless the subject of a good faith dispute, (c) has been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender or (d) has become the subject of a Bail-In Action. A Lender that has become a Defaulting Lender because of an event referenced in this definition may cure such status and shall no longer constitute a Defaulting Lender as provided in the last paragraph of Section 2.13.
“Designated Borrower” means (i) until the consummation of a Permitted Internal Restructuring, the Initial Borrower and (ii) from and after the consummation of a Permitted Internal Restructuring, the Borrower that becomes the successor-in-interest to the Initial Borrower hereunder.
“Designated Letters of Credit” means letters of credit issued with respect to Mine reclamation, workers’ compensation and other employee benefit liabilities.
“Designated Non-Cash Consideration” means the fair market value (as reasonably determined by Contura in good faith) of non-cash consideration received by the Surviving Parent, any Borrower or any of their Restricted Subsidiaries in connection with a Disposition that is so designated as “Designated Non-Cash Consideration” minus the amount of cash or Cash Equivalents received in connection with a subsequent sale of such Designated Non-Cash Consideration.
“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction, any sale or issuance of Equity Interests in a Restricted Subsidiary (or in a Borrower by the Surviving Parent) and by allocation of assets by division or allocation of assets to any series of a limited liability company, limited partnership or trust that constitutes a separate legal entity or Person in accordance with Section 1.02) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.
“Disqualified Equity Interest” means Equity Interests that by their terms (or by the terms of any security into which such Equity Interests are convertible, or for which such Equity Interests are exchangeable, in each case at the option of the holder thereof) or upon the happening of any event (i) mature or are mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or are required to be redeemed or redeemable at the option of the holder for consideration other than Qualified Equity Interests, or (ii) are convertible at the option of the holder into Disqualified Equity Interests or exchangeable for Indebtedness, in each case of clauses (i) and (ii) prior to the date that is 91 days after the final Maturity Date hereunder, except, in the case of clauses (i) and (ii), if as a result of a change of control or asset sale, so long as any rights of the holders thereof upon the occurrence of such a change of control or asset sale event are subject to the prior payment in full of all Obligations.
“Disqualified Institution” means (i) any financial institutions and entities identified by Contura to the Administrative Agent by name in writing on or prior to the April 20, 2018, (ii) any competitors of the Loan Parties identified by Contura to the Administrative Agent by name in writing from time to time and (iii) affiliates of the foregoing that are readily identifiable solely on the basis of similarity of their names; provided that (x) in the case of clauses (ii) and (iii) herein, “Disqualified Institutions” shall not include any bona fide diversified debt fund or a diversified investment vehicle that is engaged in the making, purchasing, holding or otherwise investing in, acquiring or trading commercial loans, bonds and similar extensions of credit in the ordinary course; (y) neither Administrative Agent nor Arrangers shall have any responsibility for monitoring compliance with any provisions of this Agreement with respect to Disqualified Institutions and (z) updates to the Disqualified Institution schedule shall not retroactively invalidate or otherwise affect any (A) assignments or participations made to, (B) any trades entered into with or (C) information provided to any Person before it was designated as a Disqualified Institution. It is acknowledged and agreed by the Borrowers that the identity of Disqualified Institutions will be made available to the Lenders.
“Dodd-Frank Act” means the Dodd–Frank Wall Street Reform and Consumer Protection Act (Pub.L. 111-203, H.R. 4173) signed into law on July 21, 2010, as amended from time to time.
“Dollar” and “$” mean lawful money of the United States.
“Domestic Subsidiary” means any Subsidiary that is organized under the laws of the United States or any State thereof or the District of Columbia; provided, that in no event shall any such Subsidiary that is a Subsidiary of a Foreign Subsidiary be considered a “Domestic Subsidiary” for purposes of the Loan Documents.
“DTA” means Dominion Terminal Associates, a Virginia partnership.
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Eligible Assignee” means (i) a Lender, (ii) an Affiliate of a Lender, (iii) an Approved Fund and (iv) any other Person (other than a natural person) approved by (A) the Administrative Agent and (B) unless an Event of Default under Sections 8.01(a), (f) and (g) has occurred and is continuing, the Designated Borrower (each such approval not to be unreasonably withheld or delayed); provided, however, in each case, unless an Event of Default has occurred and is continuing, an Eligible Assignee shall include only a Lender, an Affiliate of a Lender or another Person, which, through its Lending Offices, is capable of lending to the Borrowers, without the imposition of any additional Indemnified Taxes and assignment to such Person would not, at the time of such assignment, result in any Borrower becoming liable to pay any additional amount to such Person or any Governmental Authority pursuant to Section 3.01 or Section 3.04; provided further that no Loan Party, Defaulting Lender or Disqualified Institution shall be an Eligible Assignee.

“Environmental Laws” means any and all applicable current and future Laws relating to (a) protection of natural resources, wildlife and the environment or to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes into the environment including ambient air, surface, water, ground water, or land, (b) human health and safety as affected by Hazardous Materials, and (c) mining operations and activities to the extent relating to environmental protection or reclamation, including the federal Surface Mining Control and Reclamation Act (30 U.S.C. 1201-1328) and all analogous state laws and regulations, provided that “Environmental Laws” do not include any laws relating to worker or retiree benefits, including benefits arising out of occupational diseases.
“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
“Environmental Permits” means any and all permits, licenses, registrations, notifications, exemptions and any other authorization required under any applicable Environmental Law.
“Equity Interests” means, with respect to any Person, all of the shares of Capital Stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of Capital Stock of (or other ownership or profit interests in) such Person, and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination (but excluding any debt security that is convertible into, or exchangeable for, Equity Interests).
“ERISA” means the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time, the regulations promulgated thereunder and any successor statute.
“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with any Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).
“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) the failure to meet the minimum funding standards of Sections 412 or 430 of the Code or Sections 302 or 303 of ERISA with respect to any Pension Plan (whether or not waived in accordance with Section 412(c) of the Code or Section 302(c) of ERISA) or the failure to make by its due date a required installment under Section 430(j) of the Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (c) a determination that any Pension Plan is, or is expected to be, in “at risk” status (as defined in Section 430 of the Code or Section 303 of ERISA); (d) a determination that any Multiemployer

Plan is, or is expected to be, in “critical” or “endangered” status under Section 432 of the Code or Section 305 of ERISA; (e) a withdrawal by any Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (f) a complete or partial withdrawal by any Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (g) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (h) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; (i) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Borrower or any ERISA Affiliate; (j) receipt from the IRS of notice of the failure of any Pension Plan (or any other Plan intended to be qualified under Section 401(a) of the Code) to qualify under Section 401(a) of the Code, or the failure of any trust forming part of any Pension Plan to qualify for exemption from taxation under Section 501(a) of the Code; (k) the imposition of a Lien pursuant to Section 430(k) of the Code or Section 303(k) of ERISA or a violation of Section 436 of the Code with respect to any Pension Plan; or (l) the occurrence of any Foreign Plan Event.
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.
“Eurocurrency Base Rate” means, with respect to any Eurocurrency Rate Loans for any Interest Period, the rate per annum determined by the Administrative Agent at approximately 11:00 a.m. (London time) on the date that is two (2) Business Days prior to the commencement of such Interest Period by reference to the Reuters Screen LIBOR01 for deposits in Dollars (or such other comparable page as may, in the opinion of the Administrative Agent, replace such page for the purpose of displaying such rates) for a period equal to such Interest Period; provided that to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, the “LIBO Rate” shall be the interest rate per annum determined by the Administrative Agent to be the average of the rates per annum at which deposits in Dollars are offered for such relevant Interest Period to major banks in the London interbank market in London, England by the Administrative Agent at approximately 11:00 a.m. (London time) on the date that is two (2) Business Days prior to the beginning of such Interest Period.
“Eurocurrency Rate” means, with respect to an Interest Period for a Eurocurrency Rate Loan, the rate per annum obtained by dividing (i) the rate per annum (rounded upwards, if necessary, to the nearest 1/100th of 1%) equal to the rate determined by Administrative Agent to be the Eurocurrency Base Rate by (ii) an amount equal to (a) one minus (b) the Applicable Reserve Requirement. In no event, notwithstanding the rate determined pursuant to the foregoing, shall the Eurocurrency Rate be less than 0.00%.
“Eurocurrency Rate Loan” means a Term Loan that bears interest at a rate based on the Eurocurrency Rate.
“Event of Default” has the meaning specified in Section 8.01.

“Excess Asset Sale Proceeds” has the meaning specified in Section 2.03(b).
“Excess Cash Flow” means, for any period, an amount equal to the excess of:
(a)the sum, without duplication, of:
(i)Consolidated Net Income;
(ii)the amount of all non-cash charges (including depreciation and amortization) to the extent deducted in arriving at such Consolidated Net Income (excluding any such non-cash charge to the extent that it represents an accrual or reserve for a potential cash charge in any future period or amortization of a prepaid cash gain that was paid in a prior period);
(iii)the amount of the decrease, if any, in Consolidated Working Capital; and
(iv)the aggregate amount of non-cash losses on the Disposition of Property during such period (other than sales of inventory in the ordinary course of business), to the extent deducted in arriving at such Consolidated Net Income; minus
(b)the sum, without duplication, of:
(i)the amount of all non-cash credits included in arriving at such Consolidated Net Income;
(ii)Capital Expenditures made in cash during such period, in each case, except to the extent funded by the incurrence of long-term Indebtedness;
(iii)the aggregate amount of all regularly scheduled principal payments of Indebtedness made in cash during such fiscal year (other than in respect of any revolving credit facility unless there is an equivalent scheduled permanent reduction in commitments thereunder), in each case, except to the extent funded by the incurrence of long-term Indebtedness;
(iv)the amount of the increase, if any, in Consolidated Working Capital for such period; and
(v)the aggregate amount of non-cash gains on the Disposition of Property during such period (other than sales of inventory in the ordinary course of business), to the extent included in arriving at such Consolidated Net Income.
“Excess Extraordinary Proceeds” has the meaning specified in Section 2.03(e).
“Excluded Accounts” means a collective reference to (a) any deposit account, securities account, commodities account, cash collateral account or other similar account of any Loan Party (and all cash, cash equivalents and other securities or investments held therein) exclusively used for all or any of the following purposes: (i) payroll, (ii) employee benefits, (iii) worker’s compensation, (iv) securing liabilities in respect of letters of credit (other than letters of credit issued under the ABL Credit Agreement), bank guarantees, credit card or purchase card facilities or similar merchant account arrangements incurred in the ordinary course of business, (v) taxes, (vi) third party escrow, (vii) customs, (viii) other fiduciary purposes, or (ix)

compliance with legal requirements (including pledges required in favor of Governmental Authorities), to the extent such legal requirements prohibit the granting of a Lien thereon, (x) the Citi L/C Cash Collateral Account, (xi) those “Excluded Accounts” (as defined in the ANR Cantor Credit Agreement as in effect immediately prior to the Closing Date) identified on Schedule 1.01(f) hereto, or (xii) lockboxes and deposit accounts relating to the Sold Receivables under the Hitachi Receivables Purchase Agreement and (b) other deposit accounts, security accounts, commodities account, cash collateral accounts or other similar accounts of any Loan Party (and all cash, cash equivalents and other securities or investments held therein) with an average balance for all accounts excluded by this clause (b) not in excess of $100,000 in the aggregate for all such accounts.
“Excluded ANR Property” means (i) the “Mortgaged Property” as defined in that certain Deed of Trust dated as of February 10, 2017, by and from Alpha Appalachia Services, LLC, as grantor, to Benjamin L. Bailey and Eric B. Snyder, as trustee and West Virginia Department of Environmental Protection, as beneficiary, as in effect on the Closing Date and for as long as such “Mortgaged Property” remains subject to a Lien in favor of the West Virginia Department of Environmental Protection, and (ii) the other property rights and interests in real and personal property set forth on Schedule 1.01(c).
“Excluded Assets” means
(a) motor vehicles and other assets subject to certificates of title where the net book value of any such motor vehicle or other such asset individually is less than $500,000,
(b)commercial tort claims where the amount of the net proceeds claimed is less than $3,000,000,
(c)(i) any Contractual Obligation and any leased or licensed asset under a Contractual Obligation or asset financed pursuant to a purchase money financing Contractual Obligation or Capital Lease Obligation, in each case that is the direct subject of such Contractual Obligation (so long as such Contractual Obligation is not entered into for purposes of circumventing or avoiding the collateral requirements of this Agreement), in each case only for so long as the granting of a security interest therein (x) would be prohibited by, cause a default under or result in a breach of such Contractual Obligation (unless a Borrower or any Controlled Subsidiary may unilaterally waive it) or would give another Person (other than a Borrower or any Controlled Subsidiary) a right to terminate or accelerate the obligations under such Contractual Obligation or to obtain a Lien to secure obligations owing to such Person (other than a Borrower or any Controlled Subsidiary) under such Contractual Obligation (in each case, except to the extent any such prohibition is unenforceable after giving effect to applicable anti-assignment provisions of the UCC) or (y) would require obtaining the consent of any Person (other than a Borrower or any Controlled Subsidiary) or applicable Governmental Authority, except to the extent that such consent has already been obtained or (ii) any asset the granting of a security interest therein in favor of the Secured Parties would be prohibited by any applicable Requirement of Law (other than any Organizational Document) (except to the extent such prohibition is unenforceable after giving effect to applicable anti-assignment provisions of the UCC, other than proceeds thereof, the assignment of which is expressly deemed effective under the UCC notwithstanding such prohibitions),

(d)those assets with respect to which, in the reasonable judgment of the Administrative Agent and the Designated Borrower, the costs of obtaining or perfecting such a security interest are excessive in relation to the benefits to be obtained by the Secured Parties therefrom or would result in materially adverse tax consequences to the Surviving Parent, any Borrower or its Restricted Subsidiaries as reasonably determined by the Designated Borrower in consultation with the Administrative Agent,
(e)(i) any real property and leasehold rights and interests in real property other than Material Real Property, and (ii) leasehold rights and interests in real property leased from any Governmental Authority,
(f)any “intent-to-use” application for registration of a Trademark (as defined in the Security Agreement) filed pursuant to Section 1(b) of the Lanham Act, 15 U.S.C. § 1051, prior to the filing and acceptance of a “Statement of Use” pursuant to Section 1(d) of the Lanham Act or an “Amendment to Allege Use” pursuant to Section 1(c) of the Lanham Act with respect thereto,
(g)(i) any Equity Interest that is Voting Stock of a first-tier Foreign Subsidiary or FSHCO in excess of 65% of the Voting Stock and 100% of the non-Voting Stock of such Subsidiary, (ii) any Equity Interests of captive insurance subsidiaries and not-for-profit subsidiaries, (iii) any Equity Interests in any Joint Venture or any other non-wholly owned Subsidiary, and (iv) any Equity Interests in the direct parent of any Joint Venture or non-wholly owned Subsidiary to the extent that a pledge thereof would be prohibited by, cause a default under or result in a breach of, or would give another Person (other than a Borrower or any Controlled Subsidiary) a right to terminate, under any Organizational Document, shareholders, Joint Venture or similar agreement applicable to such owned Subsidiary or Joint Venture; and
(h)the Excluded Accounts;
(i)the Excluded Wyoming Property;
(j)the Excluded ANR Property;
(k)the Sold Receivables; and
(l)all right, title and interest of Contura Energy Services LLC under (A) the Trust Agreement (N731BP) dated July 26, 2016 between Bank of Utah, as owner trustee, and Contura Energy Services LLC, as operator and (B) the Aircraft Operating Agreement dated July 26, 2016 between Contura Energy Services, LLC and Bank of Utah, as owner trustee;
provided that the Collateral shall include the replacements, substitutions and proceeds of any of the foregoing unless such replacements, substitutions or proceeds also constitute Excluded Assets.
“Excluded Hedging Obligation” means, with respect to any Guarantor, (a) as it relates to all or a portion of the Guarantee of such Guarantor of Hedging Obligations, any Hedging Obligation if, and to the extent that, such Hedging Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guarantee of such Guarantor becomes effective with respect to such Hedging Obligation or (b) as it relates to all or a portion of the grant by such Guarantor of a security interest to secure any Hedging Obligation (or secure any Guarantee in respect thereof), any Hedging Obligation if, and to the extent that, the grant by such Guarantor of a security interest to secure such Hedging Obligation (or secure any Guarantee in respect thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the grant of such security interest becomes effective with respect to such Hedging Obligation. If a Hedging Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Hedging Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal. As used in this definition, “Hedging Obligation” shall mean, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) branch profits Taxes or Taxes imposed on or measured by its overall net income (however denominated), and franchise taxes, in each case (i) imposed as a result of the Recipient being organized under the laws of, or having its principal office in or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, United States federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than in the case of an assignee pursuant to a request by the Designated Borrower under Section 10.13) or (ii) such Lender changes its lending office, except in each case, to the extent that, pursuant to Section 3.01(a), amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.01(e) and (d) any withholding Taxes imposed under FATCA.
“Excluded Wyoming Property” means, any property rights and interests in real and personal property to the extent that such property is pledged to the State of Wyoming (or any governmental agency thereof) to satisfy bonding obligations under reclamation laws. As of the Closing Date, Schedule 1.01(b) lists all Excluded Wyoming Property.
“Existing Credit Agreement” means that certain Credit Agreement, dated March 17, 2017, by and among the Initial Borrower, Jefferies Finance LLC, as administrative agent and collateral agent, and the lenders party thereto (as amended, restated, supplemented or otherwise modified prior to the Closing Date).

“Extraordinary Receipts” means an amount equal to: (i) any cash payments or proceeds received by the Surviving Parent, any Borrower or any of their Restricted Subsidiaries (a) under any casualty insurance policy in respect of a covered loss thereunder or (b) as a result of the taking of any assets of the Surviving Parent, any Borrower or any of their Restricted Subsidiaries by any Person pursuant to the power of eminent domain, condemnation or otherwise, or pursuant to a sale of any such assets to a purchaser with such power under threat of such a taking, minus (ii) (a) any actual and reasonable costs incurred by the Surviving Parent, any Borrower or any of their Restricted Subsidiaries in connection with the adjustment or settlement of any claims of the Surviving Parent, any Borrower or such Restricted Subsidiary in respect thereof, and (b) any bona fide direct costs incurred in connection with any sale of such assets as referred to in clause (i)(b) of this definition, including income taxes payable as a result of any gain recognized in connection therewith.
“Facility” means the Term Loan Facility, any Incremental Facility and/or any Refinancing Facility, as the context may require.
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any laws implementing an intergovernmental agreement with respect to the foregoing.
“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to the Administrative Agent on such day on such transactions as determined by the Administrative Agent.
“Fee Letters” means, collectively, (a) that certain Agency and Structuring Fee Letter, dated April 20, 2018, between Contura and Jefferies Finance LLC and (b) that certain Ticking Fee Letter dated as of the date hereof, between Contura and Jefferies Finance LLC.
“Financing Lease” means any lease of property, real or personal, the obligations of the lessee in respect of which are required in accordance with GAAP to be capitalized on a balance sheet of the lessee; provided that, any operating lease that is required to be treated as a capital lease in accordance with GAAP as a result of any Accounting Change shall not be deemed a Financing Lease for purposes of this Agreement.
“First Lien Leverage Ratio” means, as of any date of determination, the ratio of (i) Consolidated Net Total Debt on such date (other than any portion of Consolidated Net Total Debt that is unsecured or is secured solely by a Lien that is junior to the Liens securing the Obligations), to (ii) Consolidated EBITDA for the period of the four consecutive fiscal quarters ending as of the date of the financial statements most recently delivered by the Borrowers pursuant to Section 6.01(a) or (b), as applicable.
“First Priority” means, with respect to any Lien purported to be created in any Collateral pursuant to any Security Document, that such Lien ranks first in priority to all other Liens, other than Liens permitted under clauses (b), (c), (d), (e), (f)(i), (f)(ii), (g), (i), (j), (m), (p), (r), (s) and (v) (solely with respect to any ABL Priority Collateral of Section 7.01).
“Foreign Lender” means any Lender that is not a “United States Person” as defined in Section 7701(a)(30) of the Code.
“Foreign Plan” means any employee benefit plan, program, policy, arrangement or agreement maintained or contributed to by any Loan Party or any of their respective Subsidiaries with respect to employees employed outside the United States and paid through a non-United States payroll.
“Foreign Plan Event” means, with respect to any Foreign Plan, (a) the existence of unfunded liabilities in excess of the amount permitted under any applicable law, or in excess of the amount that would be permitted absent a waiver from a Governmental Authority, (b) the failure to make the required contributions or payments, under any applicable law, within the time permitted by Law for such contributions or payments, (c) the receipt of a notice from a Governmental Authority relating to the intention to terminate any such Foreign Plan or to appoint a trustee or similar official to administer any such Foreign Plan, or alleging the insolvency of any such Foreign Plan, (d) the incurrence of any liability by any Loan Party under applicable law on account of the complete or partial termination of such Foreign Plan or the complete or partial withdrawal of any participating employer therein, in each case, which would reasonably be expected to have a Material Adverse Effect, or (e) the occurrence of any transaction with respect to a Foreign Plan that is prohibited under any applicable law and that would reasonably be expected to result in the incurrence of any liability by any Loan Party or the imposition on any Loan Party of any fine, excise tax or penalty with respect to a Foreign Plan resulting from any noncompliance with any applicable law, in each case which would reasonably be expected to have a Material Adverse Effect.
“Foreign Subsidiary” means a Subsidiary that is organized under the laws of a jurisdiction other than the United States or any State thereof or the District of Columbia and any Subsidiary thereof.
“FRB” means the Board of Governors of the Federal Reserve System of the United States.
“FSHCO” means any Domestic Subsidiary formed or acquired on or after the Closing Date substantially all of the assets of which consist of the Equity Interests of one or more Foreign Subsidiaries.
“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.
“GAAP” means generally accepted accounting principles, which are applicable to the circumstances as of the date of determination. The sources of accounting principles and the framework for selecting the principles used in the preparation of financial statements of nongovernmental entities that are presented in conformity with GAAP in the United States, are set forth in the Financial Accounting Standards Board’s Accounting Standards Codification.
“Governmental Authority” means the government of the United States or any other nation, or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
“Guarantee” means, as to any Person (the “guaranteeing person”), any obligation of (a) the guaranteeing person or (b) another Person (including, without limitation, any bank under any letter of credit) to the extent the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation in order to induce the creation of such obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, reimbursement obligations under letters of credit and any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (A) for the purchase or payment of any such primary obligation or (B) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee obligation shall not include (i) indemnification or reimbursement obligations under or in respect of Surety Bonds or Designated Letters of Credit, (ii) ordinary course performance or payment guarantees by any Loan Party of the obligations (other than for the payment of borrowed money) of any other Loan Party and (iii) endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Designated Borrower in good faith. The term “Guarantee” as a verb has a corresponding meaning.
“Guarantors” means (a) from and after the consummation of a Permitted Internal Restructuring, the Surviving Parent and (b) any Restricted Subsidiary that is a wholly-owned Domestic Subsidiary; provided, that such term shall not include (i) any FSHCO or (ii) any Domestic Subsidiary that is a Subsidiary of any Foreign Subsidiary. The Guarantors as of the Closing Date are the Subsidiaries of the Borrowers listed on Schedule 1.01(a). For the avoidance of doubt, no Foreign Subsidiary now owned or hereafter formed or acquired shall be a Guarantor.

“Guaranty” means that certain Guarantee of the Secured Obligations made by the Guarantors in favor of the Administrative Agent and the Secured Parties, substantially in the form of Exhibit E, including any supplement, accession, assumption or joinder thereto.
“Hazardous Materials” means (i) any explosive or radioactive substances or wastes, (ii) any hazardous or toxic substances, materials or wastes, defined or regulated as such in or under, or that would reasonably be expected to give rise to liability under, any applicable Environmental Law, including, without limitation, asbestos, polychlorinated biphenyls, urea-formaldehyde insulation, gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products, and (iii) any coal ash, coal combustion by-products or waste, boiler slag, scrubber residue or flue desulphurization residue (“CCR”), except that CCR beneficially re-used shall not be considered a Hazardous Material.
“Hedge Bank” has the meaning specified in the definition of “Secured Hedging Agreement”.
“Hedging Agreement” means (i) any interest rate swap agreement, interest rate cap agreement, interest rate future agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement designed to protect against or mitigate interest rate risk, (ii) any foreign exchange forward contract, currency swap agreement, futures contract, option contract, synthetic cap or other agreement or arrangement designed to protect against or mitigate foreign exchange risk or (iii) any commodity or raw material, including coal, futures contract, commodity hedge agreement, option agreement, any actual or synthetic forward sale contract or other similar device or instrument or any other agreement designed to protect against or mitigate raw material price risk (which shall for the avoidance of doubt include any forward purchase and sale of coal for which full or partial payment is required or received).
“Hedging Obligations” means all debts, liabilities and obligations of the Surviving Parent, any Borrower or any Restricted Subsidiary in respect of any Hedging Agreement.
“Hedging Termination Value” means, in respect of any one or more Hedging Agreement, after taking into account the effect of any valid netting agreement relating to such Hedging Agreements, (a) for any date on or after the date such Hedging Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Hedging Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedging Agreements (which may include a Lender, the Administrative Agent or any Affiliate of a Lender or the Administrative Agent) (it being understood that any such termination values and mark-to-market values shall take into account any assets posted as collateral or security for the benefit of a party to the Hedging Agreement).
“Highest Lawful Rate” means the maximum lawful interest rate, if any, that at any time or from time to time may be contracted for, charged, or received under the laws applicable to any Lender which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws now allow.
“Hitachi” means Hitachi Capital America Corp.

“Hitachi Receivables Purchase Agreement” means that certain Receivables Purchase Agreement, dated as of May 1, 2017 (as amended, modified, supplemented or amended and restated from time to time), among the ANR Sellers and Hitachi.
“Immaterial Restricted Subsidiary” means any ANR Entity that is a Subsidiary of the Designated Borrower and is not an Unrestricted Subsidiary so long as (i) the revenues (excluding intercompany revenues) of such Subsidiary for any period of four consecutive fiscal quarters ended as of the end of any fiscal quarter do not exceed $2,000,000, as set forth or reflected in the most recently available financial statements that have been delivered pursuant to Section 6.01 and (ii) the consolidated total assets of such Subsidiary at the end of the most recently completed fiscal quarter do not exceed $2,000,000, as set forth or reflected in the most recently available financial statements that have been delivered pursuant to Section 6.01, provided that the aggregate revenues (excluding intercompany revenues) of all Immaterial Restricted Subsidiaries shall not exceed 5% of the aggregate revenues (excluding intercompany revenues) of the Surviving Parent, the Borrower and its Domestic Subsidiaries for any period of four consecutive quarters and the total assets of all Immaterial Restricted Subsidiaries shall not exceed 5% of the total assets of the Surviving Parent, the Borrower and its Domestic Subsidiaries at the end of any fiscal quarter. The Immaterial Restricted Subsidiaries as of the Closing Date are the Subsidiaries of the Borrowers listed on Schedule 1.01(e). In the event that (i) any Immaterial Restricted Subsidiary ceases to qualify as an Immaterial Restricted Subsidiary pursuant to the foregoing or (ii) the Designated Borrower elects to remove any Immaterial Restricted Subsidiary from this definition, then the Designated Borrower shall deliver (or shall cause to be delivered) to the Administrative Agent, to the extent not previously provided, in respect of such Subsidiary, those deliverables from which Immaterial Restricted Subsidiaries were exempt under Article IV (as well as the results of customary lien searches in respect of such Subsidiary) and upon such delivery such Subsidiary shall no longer constitute an Immaterial Restricted Subsidiary hereunder.
“Incremental Debt Cap” means, as determined with respect to any Incremental Facility to be incurred, an amount equal to the sum of (a) $150,000,000 and (b) (i) if such Incremental Facility is (or is intended to be) secured by the Collateral on a pari passu basis, an additional amount if, after giving effect to the incurrence of such Incremental Facility and any acquisition consummated in connection therewith, the First Lien Leverage Ratio is equal to or less than 2.00 to 1.00 on a Pro Forma Basis and (ii) if such Incremental Facility is (or is intended to be) secured by the Collateral on a junior-lien basis or unsecured, an additional amount if, after giving effect to the incurrence of such Incremental Facility and any acquisition consummated in connection therewith, the Total Leverage Ratio is equal to or less than 3.00:1.00 on a Pro Forma Basis.
“Incremental Facility” has the meaning specified in Section 2.11(a).
“Incremental Facility Effective Date” has the meaning specified in Section 2.11(c).
“Incremental Facility Request” has the meaning specified in Section 2.11(a).
“Incremental Lender” means any Person who provides an Incremental Facility in respect of a term loan hereunder.

“Incremental Loan” means, with respect to any Incremental Facility, an advance made by any Incremental Lender under such Incremental Facility.
“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:
(a)    all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments (other than any obligations in respect of performance bonds bid bonds, appeal bonds, surety bonds, reclamation bonds, wage bonds, bonds issued in favor of any Governmental Authority and completion guarantees, bank guarantees and similar contingent obligations or with respect to worker’s compensation benefits);
(b)    all obligations of such Person arising under letters of credit, bankers’ acceptances or similar instruments issued for the account of such Person (solely to the extent such letters of credit, bankers’ acceptances or other similar instruments have been drawn and remain unreimbursed);
(c)    net obligations of such Person under any Hedging Agreement;
(d)    all obligations of such Person to pay the deferred purchase price of property or services (other than (i) trade accounts payable and accrued expenses incurred in the ordinary course of business, (ii) obligations under federal coal leases, (iii) obligations under coal leases and (iv) obligations for take-or-pay arrangements);
(e)    indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;
(f)    Capital Lease Obligations; and
(g)    all Guarantees of such Person in respect of any of the foregoing Indebtedness of any other Person (but excluding any performance and completion Guarantees of such Person);
provided that in no event shall Indebtedness include (i) in connection with the purchase by the Surviving Parent, any Borrower or any of their Restricted Subsidiaries of any business, post-closing payment adjustments to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such business after the closing unless such payments are required under GAAP to appear as a liability on the balance sheet (excluding the footnotes), provided, that at the time of closing, the amount of any such payment is not determinable and, to the extent such payment thereafter becomes fixed and determined, the amount is paid within 30 days thereafter; (ii) deferred or prepaid revenues; (iii) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the respective seller, (iv) asset retirement obligations, or (v) obligations (other than obligations with respect to Indebtedness for borrowed money or other Indebtedness evidenced by loan agreements, bonds, notes or debentures or similar instruments or letters of credit (solely to the extent such letters of credit or other similar instruments have been drawn and remain unreimbursed) (or, without duplication, reimbursement agreements in respect thereof)) related to surface rights under an agreement for the acquisition of surface rights for the production of coal reserves in the ordinary course of business in a manner consistent with historical practice of Contura and its Subsidiaries. Indebtedness shall be calculated without giving effect to the effects of Accounting Standards Codification Topic 815 “Derivatives and Hedging” and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose under this Agreement as a result of accounting for any embedded derivatives created by the terms of such Indebtedness.
The amount of any net obligation under any Hedging Agreement on any date shall be deemed to be the Hedging Termination Value thereof as of such date. The amount of any Indebtedness issued with original issue discount shall be deemed to be the face amount of such Indebtedness less the remaining unamortized portion of the original issue discount of such Indebtedness. The amount of any Capital Lease Obligation as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date. The amount of any indebtedness of a Joint Venture secured by a Lien on property owned or being purchased by the Surviving Parent, any Borrower or their Restricted Subsidiaries as of any date shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the indebtedness that is secured by such Lien and (b) the maximum amount for which the Surviving Parent, any Borrower or their Restricted Subsidiaries may be liable (which may be determined with reference to the fair market value of the property securing such indebtedness as reasonably determined by the Designated Borrower in good faith) pursuant to the terms of such indebtedness. Except as set forth in the sentence immediately above, the amount of indebtedness of any Joint Venture, which is attributable to the Surviving Parent, any Borrower or any Restricted Subsidiary shall be deemed to equal the amount of indebtedness that would be attributable to the Surviving Parent, any Borrower or any Restricted Subsidiary in accordance with GAAP.
“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.
“Indemnitee” has the meaning specified in Section 10.04(b).
“Initial Borrower” has the meaning specified in the introductory paragraph to this Agreement.
“Intercreditor Agreements” means each of (a) the ABL Intercreditor Agreements and (b) the Junior Lien Intercreditor Agreements.
“Interest Payment Date” means, (a) as to any Eurocurrency Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date; provided, however, that if any Interest Period exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates and (b) as to any Base Rate Loan, the last Business Day of each March, June, September and December and the Maturity Date.

“Interest Period” means, as to each Eurocurrency Rate Loan, the period commencing on the date such Eurocurrency Rate Loan is disbursed or converted to or continued as a Eurocurrency Rate Loan and ending on the date one, two, three or six months thereafter, as selected by the applicable Borrower in its Borrowing Notice; provided that:
(i)any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the immediately preceding Business Day;
(ii)any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (iii) below, end on the last Business Day of a calendar month; and
(iii)with respect to each Facility, no Interest Period shall extend beyond its applicable Maturity Date.
“Internally Generated Cash” means, with respect to any period, any cash of the Surviving Parent, the Borrowers or any Restricted Subsidiary generated during such period, excluding Net Proceeds, Extraordinary Receipts and any cash that is generated from an incurrence of Indebtedness, an issuance of Equity Interests or a capital contribution.
“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Capital Stock or other securities of another Person, (b) a loan, advance (excluding intercompany liabilities incurred in the ordinary course of business in connection with the cash management operations of the Borrowers and their Subsidiaries) or capital contribution to, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or Joint Venture interest in such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit. For purposes of covenant compliance, the amount of any Investment shall be (i) the amount actually invested, as determined immediately prior to the time of each such Investment, without adjustment for subsequent increases or decreases in the value of such Investment minus (ii) the amount of dividends or distributions received in connection with such Investment and any return of capital and any payment of principal received in respect of such Investment that in each case is received in cash or Cash Equivalents.
“IP Rights” has the meaning specified in Section 5.18.
“IP Security Agreements” means the Copyright Security Agreement, the Trademark Security Agreement and the Patent Security Agreement.
“IRS” means the United States Internal Revenue Service.

“Joint Venture” means any Person (a) other than a Subsidiary in which any Borrower or its Subsidiaries hold an ownership interest or (b) which is an unincorporated joint venture of any Borrower or any Subsidiary.
“Junior Collateral Trustee” means the Person acting as Junior Collateral Trustee pursuant to any Junior Intercreditor Agreement, together with its successors and assigns in such capacity.
“Junior Lien Indebtedness” means any Indebtedness (other than any ABL Facility) that is secured by a junior Lien to the Lien securing the Secured Obligations and that was permitted to be incurred and so secured hereunder.
“Junior Lien Intercreditor Agreement” means an intercreditor agreement to be entered into between the ABL Agent, the Collateral Agent and the Junior Collateral Trustee that sets forth the relative priority of the Priority Liens and the ABL Liens (as such term is defined in such Junior Lien Intercreditor Agreement), on the one hand, and the Junior Liens (as such term is defined in such Junior Lien Intercreditor Agreement), on the other hand, as the same may be amended, restated, supplemented or otherwise modified from time to time.
“Laws” means, as to any Person, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, regulations, ordinances, codes, and determinations of arbitrators or courts or other Governmental Authorities, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
“Lender” has the meaning specified in the introductory paragraph hereto and includes any (a) Incremental Lender and (b) Refinancing Facility Lender.
“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Designated Borrower and the Administrative Agent.
“Lexington Coal Purchase Agreement” means that certain Membership Interest and Asset Purchase Agreement, dated as of July 18, 2017, among Lexington Coal Company, LLC, as buyer, ANR, as seller, and ANR’s subsidiaries, as seller representatives.
“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any Financing Lease having substantially the same economic effect as any of the foregoing).
“Loan” means an extension of credit by a Lender to a Borrower under Article II in the form of a Term Loan, Incremental Loan or Refinancing Loan.

“Loan Documents” means this Agreement, any Borrower Joinder and Assumption, each Note, the Fee Letters, the Guaranty, each Security Document and any Intercreditor Agreement.
“Loan Parties” means, collectively, the Borrowers and each Guarantor.
“Material Adverse Effect” means a material adverse effect upon (a) the business, assets, operations, property or financial condition of the Surviving Parent and the Borrowers and their Restricted Subsidiaries taken as a whole, (b) the ability of the Borrowers and the Guarantors, taken as a whole, to perform their obligations under the Loan Documents or (c) the validity or enforceability of the Loan Documents or the material rights or remedies of the Administrative Agent, the Collateral Agent, the Arrangers or the Lenders thereunder.
“Material Leased Real Property” means any (i) Mine or other real property, in each case, subject to a lease with a Loan Party, as lessee, with annual minimum royalties, rents or any similar payment obligations, in excess of $500,000 in the most recently ended fiscal year and (ii) Material Prep Plants.
“Material Owned Real Property” means any Mine or other real property, in each case, owned or acquired in fee by any Loan Party having a fair market value in excess of $1,000,000.
“Material Prep Plants” means the leased locations set forth on Schedule 5.08(d).
“Material Real Property” means (a) the Material Leased Real Property, and (b) the Material Owned Real Property, as the context may require; provided, that Material Real Property shall not include (y) the Excluded Assets, or (z) any leasehold interests of a Loan Party in commercial real property constituting offices of the Borrowers and their Subsidiaries.
“Maturity Date” means November 9, 2025 (and, with respect to term loans pursuant to an Incremental Facility or Refinancing Facility, the date on which such term loans shall become due and payable in full hereunder, as specified in the applicable joinder agreement or amendment hereto); provided, however, that, if such date is not a Business Day, the Maturity Date shall be the next Business Day.
“Mine” means any mining complex and its associated Reserve Area in respect of any of the real properties in the United States in which any Loan Party holds an ownership, leasehold or other interest, including any excavation or opening into the earth now or hereafter made from which coal or other minerals are or can be extracted.
“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.
“Mortgage” means any mortgages, deeds of trust or similar document (including any fixture filings whether recorded as part of such mortgages or deeds of trust or as separate instruments to the extent necessary in any particular state), substantially in the form of Exhibit G or any such other form reasonably acceptable to the Administrative Agent and the Designated Borrower.
“Multiemployer Plan” means any employee pension benefit plan (as defined in Section 3(2) of ERISA) of the type described in Section 4001(a)(3) of ERISA, to which any Borrower or any ERISA

Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.
“Net Proceeds” means, with respect to any Disposition pursuant to Sections 7.05(i), Section 7.05(j) (except to the extent arising from an Investment in a Loan Party) and 7.05(o), the sum of (a) cash and Cash Equivalents actually received by the Surviving Parent, any Borrower or any Restricted Subsidiary in connection with such Disposition (including any cash received by way of deferred payment (excluding, for avoidance of doubt, royalty payments customary in the mining industry) pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) minus (b) solely with respect to Dispositions of assets not constituting Collateral, the sum of (i) (A) the principal amount, premium or penalty, if any, interest and other amounts of any Indebtedness that is secured by such asset and that is required to be repaid in connection with such Disposition (other than Indebtedness under the Loan Documents) or (B) any other required debt payments or required payments of other obligations relating to the Disposition, in each case, with the proceeds thereof, (ii) the reasonable or customary out-of-pocket fees and expenses incurred by the Surviving Parent, the Borrowers or their Restricted Subsidiaries in connection with such Disposition (including attorneys’ fees, accountants’ fees, investment banking fees, real property related fees and charges and brokerage and consultant fees), (iii) all Taxes required to be paid or accrued or reasonably estimated to be required to be paid or accrued as a result thereof, (iv) in the case of any Disposition by a non-wholly-owned Restricted Subsidiary or non-wholly-owned Unrestricted Subsidiary, the pro rata portion of the Net Proceeds thereof (calculated without regard to this clause (iv)) attributable to minority or other third party interests and not available for distribution to or for the account of any Borrower or a wholly-owned Restricted Subsidiary as a result thereof and (v) the amount of any reasonable reserve established in accordance with GAAP against any adjustment to the sale price or any liabilities (x) related to any of the applicable assets and (y) retained by any Borrower or any Subsidiary including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations (however, the amount of any subsequent reduction of such reserve (other than in connection with a payment in respect of any such liability) shall be deemed to be Net Proceeds of such Disposition occurring on the date of such reduction).
“Nonconsenting Lender” has the meaning specified in Section 10.13.
“Non-Recourse Debt” means Indebtedness (a) as to which none of the Surviving Parent, any Borrower nor any of their Restricted Subsidiaries (i) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness) other than a non-recourse pledge of the Equity Interests of any Unrestricted Subsidiary to the extent such Equity Interests do not constitute Collateral, (ii) is directly or indirectly liable (as a guarantor or otherwise) other than by virtue of a non-recourse pledge of the Equity Interests of any Unrestricted Subsidiary to the extent such Equity Interests do not constitute Collateral, or (iii) constitutes the lender; (b) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against any Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness (other than the Obligations) of the Surviving Parent, any Borrower or any of their Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; and (c) as to which the lenders thereunder will not have any recourse to the Capital Stock or assets of the Surviving Parent, the Borrowers or any of their Restricted Subsidiaries (other than solely the Equity Interests of any Unrestricted Subsidiary to the extent such Equity Interests do not constitute Collateral).
“Note” means a promissory note made by the Borrowers in favor of a Lender and its registered assigns evidencing Term Loans made by such Lender, substantially in the form of Exhibit B.
“Obligations” means all advances to, and debts, liabilities and obligations (other than, for the avoidance of doubt, Hedging Obligations) of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.
“Organizational Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-US jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, Joint Venture, trust or other form of business entity, the partnership, Joint Venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.
“Other Connection Taxes” means with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising solely from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).
“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing, or similar Taxes that arise from any payment made under, from the execution, delivery, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, this Agreement or any other Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment at the request of the Designated Borrower pursuant to Section 10.13).
“Outstanding Amount” means with respect to Term Loans, Incremental Loans and Refinancing Loans, as the context may require, on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of such Term Loans, Incremental Loans or Refinancing Loans, as applicable, occurring on such date.

“Overnight Rate” means, for any day, the greater of (a) the Federal Funds Rate in the case of any amount denominated in Dollars and (b) an overnight rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
“Owner Trust” means Bank of Utah, not in its individual capacity but solely as owner trustee under the Trust Agreement N731BP dated July 26, 2016.
“Parent Entity” means any Person that is a direct or indirect parent company (which may be organized as a partnership) of Contura.
“Participant” has the meaning specified in Section 10.06(d).
“Participant Register” has the meaning specified in Section 10.06(d).
“Patent Security Agreement” means the Patent Security Agreement, substantially in the form attached to the Security Agreement or such other form reasonably acceptable to the Administrative Agent and the Designated Borrower, by certain Loan Parties in favor of the Collateral Agent, for the benefit of the Secured Parties.
“PATRIOT Act” has the meaning specified in Section 5.17(b).
“Payment in Full” means, the time at which no Lender shall have any Commitments, any Loan or other Obligations unpaid, unsatisfied or outstanding (other than in respect of contingent obligations, indemnities and expenses related thereto that are not then payable or in existence).
“PBGC” means the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA, or any successor thereto.
“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by any Borrower or any ERISA Affiliate or to which any Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.
“Permitted Acquisition” means any transaction or series of related transactions for the direct or indirect acquisition by the Surviving Parent, any Borrower or any of their Restricted Subsidiaries of all or substantially all the assets of a Person or line of business or division of such person (referred to herein as the “Acquired Assets”), or all of the Equity Interests (other than directors’ qualifying shares) of a Person (referred to herein as the “Acquired Entity”) or merger or consolidation of any other combination with any other Person; provided, that
(a)the Acquired Entity or the Acquired Assets, as applicable, shall be engaged in a Similar Business;

(b)both before and after giving effect thereto no Default or Event of Default shall have occurred and be continuing;
(c)the Total Leverage Ratio on a Pro Forma Basis is equal to or less than 1.5 to 1.0;
(d)the Borrowers shall comply, and shall cause the Acquired Entity, if any, to comply, with the applicable provisions of Section 6.16; provided that, in respect of Acquired Entities that are organized outside of the United States or will otherwise not become Loan Parties or Acquired Assets located outside of the United States or that will not be acquired by Loan Parties, the aggregate amount of such Investments, when taken together with Indebtedness of an Immaterial Restricted Subsidiary or a non-Loan Party owing to a Loan Party pursuant to Section 7.03(f) (other than Indebtedness subject to the second proviso of such Section) and Disqualified Equity Interests issued by an Immaterial Restricted Subsidiary or a non-Loan Party to a Loan Party pursuant to Section 7.03(f) and Investments in Immaterial Restricted Subsidiaries or non-Loan Parties made pursuant to Section 7.02(j), shall not in the aggregate exceed the greater of $70,000,000 and 8% of Consolidated Net Tangible Assets;
(e)such Permitted Acquisition is not consummated in connection with a “hostile takeover” or proxy fight or similar transaction; and
(f)such Permitted Acquisition and all transactions related thereto are consummated in all material respects in accordance with applicable Laws.
“Permitted Asset Swap” means the substantially concurrent purchase and sale, trade-in or exchange of equipment, real property or any other property of a nature or type that is used or useful in a Similar Business or a combination of such equipment, real property or any other property and cash or Cash Equivalents between the Surviving Parent, any Borrower or any of their Restricted Subsidiaries and another Person; provided that the fair market value of the equipment, real property or any other property received is at least as great as the fair market value of the equipment, real property or other property being traded-in or exchanged as determined by the Designated Borrower reasonably and in good faith; provided that any shortfall may be treated as an Investment and shall constitute an Investment for purposes of calculating compliance with Section 7.02.
“Permitted Internal Restructuring” means an internal reorganization or restructuring of the Loan Parties primarily intended to achieve tax or corporate efficiencies consisting of the creation of a new wholly-owned direct domestic subsidiary of Contura which shall assume all of the rights and obligations of Contura hereunder as the Designated Borrower by execution and delivery of a Borrower Joinder and Assumption.
“Permitted Liens” means all of the Liens permitted under Section 7.01.
“Permitted Real Estate Encumbrances” means the following encumbrances which do not, in any case, individually or in the aggregate, materially detract from the value of any Mine subject thereto or interfere with the ordinary conduct of the business or operations of any Loan Party as presently conducted on, at or with respect to such Mine and as to be conducted following the Closing Date: (a) encumbrances customarily found upon real property used for mining purposes in the applicable jurisdiction in which the applicable real property is located to the extent such encumbrances would be permitted or granted by a prudent operator of mining property similar in use and configuration to such real property (e.g., surface rights agreements, wheelage agreements and reconveyance agreements); (b) rights and easements of (i) owners of undivided interests in any of the real property where the applicable Loan Party or Subsidiary owns less than 100% of the fee interest, (ii) owners of interests in the surface of any real property where the applicable Loan Party or Subsidiary does not own or lease such surface interest, (iii) lessees, if any, of coal or other minerals (including oil, gas and coal bed methane) where the applicable Loan Party or Subsidiary does not own such coal or other minerals, and (iv) lessees of other coal seams and other minerals (including oil, gas and coal bed methane) not owned or leased by such Loan Party or Subsidiary; (c) with respect to any real property in which the Surviving Parent, any Borrower or any Restricted Subsidiary holds a leasehold interest, terms, agreements, provisions, conditions, and limitations (other than royalty and other payment obligations which are otherwise permitted hereunder) contained in the leases granting such leasehold interest and the rights of lessors thereunder (and their heirs, executors, administrators, successors, and assigns), subject to any amendments or modifications set forth in any landlord consent delivered in connection with a Mortgage; (d) farm, grazing, hunting, recreational and residential leases with respect to which the Surviving Parent, any Borrower or any Restricted Subsidiary is the lessor encumbering portions of the real properties to the extent such leases would be granted or permitted by, and contain terms and provisions that would be acceptable to, a prudent operator of mining properties similar in use and configuration to such real properties; (e) royalty and other payment obligations to sellers or transferors of fee coal or lease properties to the extent such obligations constitute a lien not yet delinquent; (f) rights of others to subjacent or lateral support and absence of subsidence rights or to the maintenance of barrier pillars or restrictions on mining within certain areas as provided by any mining lease, unless in each case waived by such other person; (g) rights of repurchase or reversion when mining and reclamation are completed, (h) zoning, building, land use and other similar laws and all Liens (other than monetary Liens) that do not materially interfere with the ordinary conduct of the business or operations of any Loan Party as presently conducted, (i) Liens on the property of any Borrower or any of its Subsidiaries, as a tenant under a lease or sublease entered into in the ordinary course of business by such Person, in favor of the landlord under such lease or sublease, securing the tenant’s performance under such lease or sublease, as such Liens are provided to the landlord under applicable law and not waived by the landlord, and (j) leases, subleases, licenses and rights-of-use granted to others incurred in the ordinary course of business and that do not materially and adversely affect the use of the property encumbered thereby for its intended purpose.
“Permitted Refinancing Increase” means, with respect to the Refinancing of any Indebtedness, an amount equal to (a) any premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such Refinancing, (b) any unpaid accrued interest on the Indebtedness being Refinanced, and (c) any existing commitments unutilized under the Indebtedness being Refinanced.
“Permitted Refinancing Indebtedness” mean any Indebtedness issued in exchange for, or the net proceeds of which are used to, extend, refinance, renew, replace, defease or refund (collectively, to “Refinance”), the Indebtedness being Refinanced (or previous refinancings thereof constituting Permitted Refinancing Indebtedness); provided that (a) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable)

of the Indebtedness so Refinanced (plus any Permitted Refinancing Increase in respect of such Refinancing), (b) such Permitted Refinancing Indebtedness shall have the same obligors and same guarantees as, and be secured on a basis no greater than the Indebtedness so Refinanced (provided that the Permitted Refinancing Indebtedness may be subject to lesser guarantees or be unsecured or the Liens securing the Permitted Refinancing Indebtedness may rank junior to the Liens securing the Indebtedness so Refinanced) and, to the extent applicable, the Borrowers shall have satisfied the requirements of Section 5.3 of the ABL Intercreditor Agreement with respect to such Permitted Refinancing Indebtedness, (c) the maturity date is later than or equal to, and the weighted average life to maturity of such Permitted Refinancing Indebtedness is greater than or equal to, that of the Indebtedness being Refinanced, (d) if the Indebtedness so Refinanced is subordinated in right of payment to the Obligations, then such Permitted Refinancing Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which it is outstanding, is expressly made subordinate in right of payment to the Obligations at least to the extent that the Indebtedness so Refinanced is subordinated to the Obligations and (e) the terms and conditions of any Permitted Refinancing Indebtedness, taken as a whole, are not materially less favorable to the Loan Parties than the terms and conditions of the Indebtedness that is being Refinanced.
“Person” means any natural person, corporation, limited liability company, trust, Joint Venture, association, company, partnership, Governmental Authority or other entity.
“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by any Borrower or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, by any ERISA Affiliate.
“Platform” has the meaning specified in Section 6.02.
“Prime Rate” means the rate of interest quoted in the print edition of The Wall Street Journal, Money Rates Section as the Prime Rate (currently defined as the base rate on corporate loans posted by at least 75% of the nation’s thirty (30) largest banks), as in effect from time to time. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. The Administrative Agent or any other Lender may make commercial loans or other loans at rates of interest at, above or below the Prime Rate.
“Pro Forma Basis” means, for purposes of calculating Consolidated Net Tangible Assets, the Total Leverage Ratio under the definition of “Incremental Debt Cap”, in Sections 6.13, 7.03(i) and 7.06(e), the First Lien Leverage Ratio under the definition of “Incremental Debt Cap”, or any other test that is based on satisfying a financial ratio or metric, that with respect to any acquisition or disposition (in each case, that would be included in a Pro Forma Basis calculation pursuant to Section 1.03(c)), such acquisition or disposition shall be deemed to have occurred as of the first day of the most recent four fiscal quarter period preceding the date of such acquisition or disposition for which the Borrowers have delivered financial statements pursuant to Section 6.01. In connection with the foregoing, (a) with respect to any such acquisition, income statement items attributable to the Person or property or assets acquired shall be included to the extent relating to any period applicable in such calculations to the extent (i) such items are not otherwise included in such income statement items for the Surviving Parent, the Borrowers and their

Restricted Subsidiaries in accordance with GAAP or in accordance with any defined terms set forth in Section 1.01, (ii) such items are supported by financial statements or other information reasonably satisfactory to the Administrative Agent and (iii) any Indebtedness incurred or assumed by any Borrower or any Subsidiary (including the Person, property or assets acquired) in connection with such acquisition and any Indebtedness of the Person, property or assets acquired which is not retired in connection with such acquisition (A) shall be deemed to have been incurred as of the first day of the most recent four fiscal quarter period preceding the date for such acquisition and (B) if such Indebtedness has a floating or formula rate, shall have an implied rate of interest for the most recent four fiscal quarter period preceding the date of such acquisition for purposes of this definition determined by utilizing the rate which is or would be in effect with respect to such Indebtedness as at the relevant date of determination; and (b) with respect to any such disposition, income statement items attributable to the Person or property or assets being disposed of shall be excluded to the extent relating to any period applicable in such calculations in accordance with the foregoing principles applicable to acquisitions, mutatis mutandis.
“Production Payments” means with respect to any Person, all production payment obligations and other similar obligations with respect to coal and other natural resources of such Person that are recorded as a liability or deferred revenue on the financial statements of such Person in accordance with GAAP.
“Properties” has the meaning specified in Section 5.09(a).
“Qualified Equity Interests” means all Equity Interests of a Person other than Disqualified Equity Interests.
“Qualifying IPO” means (a) the issuance by Contura or any Parent Entity of its common Equity Interests in an underwritten primary public offering (other than a public offering pursuant to a registration statement on Form S-8) pursuant to an effective registration statement filed with the SEC in accordance with the Securities Act (whether alone or in connection with a secondary public offering) or (b) the effectiveness of the listing or the admission to trading of all or any part of the common Equity Interests of Contura or any Parent Entity on the New York Stock Exchange or in or on any other national exchange or market or any other sale or issue by way of listing, flotation or public offering or any equivalent circumstances in relation to any Parent Entity in the United States.
“Receivables Transaction” means (a) the receivables purchase facility evidenced by the Hitachi Receivables Purchase Agreement and any other agreements executed in connection therewith or (b) any refinancing, extension or replacement of the foregoing providing for a customary receivables sale, discounting, factoring or securitization arrangement pursuant to which the Borrowers or any Restricted Subsidiary of the Borrowers may sell, convey or otherwise transfer to any other Person (other than the Borrowers or any Restricted Subsidiary), or may grant a security interest in, any Sold Receivables.
“Recipient” means the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrowers.
“Reclamation Funding Agreement” means that certain Amended Reclamation Funding Agreement, dated as of October 23, 2017, (as amended, supplemented or modified from time to time), by and among:

(a) Alpha Natural Resources, Inc., on behalf of itself and its debtor-affiliates; (b) Contura Energy, Inc.; (c) the Illinois Department of Natural Resources; (d) the Kentucky Energy and Environment Cabinet, Department for Natural Resources; (e) the United States Department of the Interior, Office of Surface Mining, Reclamation and Enforcement, in its capacity as the regulatory authority over surface mining operations in the State of Tennessee; (f) the Commonwealth of Virginia, Department of Mines, Minerals and Energy; and (g) the West Virginia Department of Environmental Protection.
“Refinance” has the meaning specified in the definition of Permitted Refinancing Indebtedness.
“Refinancing” means (i) the repayment in full of the ANR Cantor Credit Agreement and (ii) the refinancing and amendment and restatement of the Existing Credit Agreement pursuant to this Agreement.
“Refinancing Amendment” means that certain Refinancing Amendment and Amendment and Restatement Agreement, dated as of the date hereof, between Contura, the Lenders, the Collateral Agent and the Administrative Agent.
“Refinancing Facility” has the meaning specified in Section 2.12(a).
“Refinancing Facility Effective Date” has the meaning specified in Section 2.12(c).
“Refinancing Facility Lender” means any Person who provides a Refinancing Facility.
“Refinancing Loan” means, with respect to any Refinancing Facility, an advance made by any Refinancing Facility Lender under such Refinancing Facility.
“Register” has the meaning specified in Section 10.06(c).
“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, attorneys and advisors of such Person and of such Person’s Affiliates.
“Related Party Transaction” has the meaning specified in Section 7.08.
“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the thirty (30) day notice period has been waived.
“Repricing Event” means (a) any prepayment or repayment of Term Loans with the proceeds of, or any conversion of Term Loans into, any new or replacement tranche of term loans bearing interest at an “effective” interest rate less than the “effective” interest rate applicable to the Term Loans (as such comparative rates are determined by the Administrative Agent) and (b) any amendment or other modification to the Loan Documents that, directly or indirectly, reduces the “effective” interest rate applicable to the Term Loans (in each case, with original issue discount and upfront fees, which shall be deemed to constitute like amounts of original issue discount, being equated to interest margins in a manner consistent with generally accepted financial practice based on an assumed four-year life to maturity), including any mandatory assignment in connection therewith with respect to each Term Loan Lender that refuses to consent to such amendment.

“Required Facility Lenders” means, as of any date of determination, with respect to any Facility, Lenders under such Facility holding more than 50% of the Total Outstandings with respect to such Facility.
“Required Lenders” means, as of any date of determination, Lenders holding more than 50% of the sum of the Total Outstandings; provided that the unused Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded from both the numerator and the denominator for purposes of making a determination of Required Lenders.
“Requirement of Law” means as to any Person, the Organizational Documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
“Reserve Area” means (a) the real property owned in fee by any Loan Party or in which a Loan Party has a leasehold interest that is part of the areas listed on Schedule 1.01(d) and (b) any real property constituting coal reserves or access to coal reserves owned in fee by any Loan Party or in which a Loan Party has a leasehold interest, acquired after the Closing Date, that is not an active Mine.
“Residual Mechanic’s Liens” means the mechanic’s Liens existing on the Closing Date securing the payment of unpaid liabilities in respect of supplied labor or materials filed against certain properties of the Loan Parties located in Pennsylvania for so long as such Liens (a) are being satisfied in accordance with that certain Second Amended Joint Plan of Reorganization of Debtors and Debtors in Possession, as modified, for Alpha Natural Resources, Inc., as confirmed on July 12, 2016 and (b) do not secure obligations in excess of $1,000,000 in the aggregate at any time outstanding.
“Residual Property Tax Liens” means the Liens existing on the Closing Date securing the payment of unpaid Taxes in respect of real property interests filed against certain properties of the Loan Parties located in Pennsylvania, West Virginia, Virginia and Wyoming for so long as such Liens (a) are being satisfied in accordance with that certain Second Amended Joint Plan of Reorganization of Debtors and Debtors in Possession, as modified, for Alpha Natural Resources, Inc., as confirmed on July 12, 2016 and (b) do not secure obligations in excess of $10,000,000 in the aggregate at any time outstanding.
“Responsible Officer” of any person shall mean any executive officer, president, chief financial officer, principal accounting officer, treasurer, assistant treasurer or controller of such person and any other officer or similar official thereof responsible for the administration of the obligations of such person in respect of this Agreement and with respect to financial and tax matters, the chief financial officer, treasurer or assistant treasurer of the Designated Borrower.
“Restricted Payment” means (a) any dividend or other distribution (whether in cash, securities or other property) by the Surviving Parent, any Borrower or any Restricted Subsidiary with respect to its Capital Stock, or any payment (whether in cash, securities or other property) by the Surviving Parent, any Borrower or any Restricted Subsidiary, including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any of its Capital Stock, or on account of any return of capital to its stockholders, partners or members (or the equivalent Person thereof)

and (b) any payment or prepayment of principal of, premium, if any, or interest on, or redemption, purchase, retirement, defeasance (including in-substance or legal defeasance), sinking fund or similar payment with respect to, any unsecured Indebtedness for borrowed money, Subordinated Indebtedness or Junior Lien Indebtedness.
“Restricted Subsidiary” means any Subsidiary of the Designated Borrower that is not an Unrestricted Subsidiary.
“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. and any successor thereto.
“Same Day Funds” means immediately available funds.
“Sanctions” has the meaning specified in Section 5.17(a).
“Sanctions Laws” has the meaning specified in Section 5.17(a).
“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.
“Secured Hedging Agreement” means any Hedging Agreement between the Surviving Parent, a Borrower or a Restricted Subsidiary, on the one hand, and any Lender, an Agent, an Arranger or an Affiliate of any of the foregoing (or with any Person that was a Lender, an Agent, an Arranger or an Affiliate of the foregoing when such Hedging Agreement was entered into) (any such counterparty, a “Hedge Bank”).
“Secured Hedging Obligations” means all debts, liabilities and obligations of the Surviving Parent, any Borrower or any Restricted Subsidiary in respect of any Secured Hedging Agreement.
“Secured Obligations” means the Obligations and the Secured Hedging Obligations. Notwithstanding anything to the contrary herein, the “Secured Obligations” shall not include any Excluded Hedging Obligations.
“Secured Parties” means, collectively, the Administrative Agent, the Collateral Agent, the Arrangers, the Lenders and, with respect to any Secured Hedging Agreement, any Hedge Bank.
“Security Agreement” means that certain Amended and Restated Pledge and Security Agreement, dated as of the Closing Date, substantially in the form of Exhibit F or such other form reasonably acceptable to the Administrative Agent, the Collateral Agent and the Borrowers, among the Borrowers, the Restricted Subsidiaries from time to time party thereto and the Collateral Agent, for the benefit of the Secured Parties.
“Security Documents” means, collectively, the Security Agreement, the IP Security Agreements, the Mortgages, each of the pledge agreements and supplements thereto, security agreements and supplements thereto, and other similar agreements delivered to Administrative Agent and Lenders pursuant to Section 6.16, and any other documents, agreements or instruments that grant or purport to grant a Lien on any assets of any Borrower or any other Loan Party in favor of the Collateral Agent to secure the Secured

Obligations; provided, that, for the avoidance of doubt, in no event shall any such Security Documents grant any security interests in any Excluded Assets.
“Similar Business” means any of the following, whether domestic or foreign: the mining, production, marketing, sale, trading and transportation (including, without limitation, any business related to terminals) of natural resources including coal, ancillary natural resources and mineral products, exploration of natural resources, any acquired business activity so long as a material portion of such acquired business was otherwise a Similar Business, and any business that is ancillary or complementary to the foregoing.
“Sold Receivables” means those accounts receivables originated by the Borrowers or any Restricted Subsidiary of the Borrowers (including any related assets) sold to any other Person (other than the Borrowers or any Restricted Subsidiary) pursuant to any Receivables Transaction
“Solvent” means, with respect to any Person, that as of the date of determination, both (i) (a) the sum of such Person’s debt (including contingent liabilities) does not exceed the present fair saleable value of such Person’s present assets; (b) such Person’s capital is not unreasonably small in relation to its business as contemplated on the Closing Date and reflected in the projections delivered pursuant to Section 4.01(a)(vi) or with respect to any transaction contemplated to be undertaken after the Closing Date; and (c) such Person has not incurred and does not intend to incur, or believe (nor should it reasonably believe) that it will incur, debts beyond its ability to pay such debts as they become due (whether at maturity or otherwise); and (ii) such Person is “solvent” within the meaning given that term and similar terms under the Bankruptcy Code and other applicable laws relating to fraudulent transfers and conveyances. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standards No. 5).
“Subordinated Indebtedness” means any Indebtedness of the Surviving Parent, the Borrowers and their Restricted Subsidiaries that is contractually subordinated to the Indebtedness under the Loan Documents.
“Subsidiary” of a Person means a corporation, partnership, Joint Venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned directly, or indirectly through one or more intermediaries, or both, by such Person; provided, that, notwithstanding the foregoing, none of DTA, Marshall Land LLC and Mountaineer Capital, LP will be a “Subsidiary” for purposes of this Agreement (other than, solely for purposes of Section 6.01 of this Agreement and with respect to any financial ratios and other financial calculations); provided further, that the Owner Trust shall not be considered a Subsidiary of any Loan Party. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of any Borrower.

“Surety Bonds” means surety bonds obtained by the Surviving Parent, any Borrower or any Restricted Subsidiary and the indemnification or reimbursement obligations of the Surviving Parent, any Borrower or such Restricted Subsidiary in connection therewith.
“Surviving Parent” means, after giving effect to any Permitted Internal Restructuring, Contura (or, for the avoidance of doubt, any successor thereto) as the parent of the wholly-owned direct domestic subsidiary which assumed all of the rights and obligations of Contura hereunder as the Designated Borrower in connection with such Permitted Internal Restructuring.
“Tangible Assets” means at any date, with respect to any Person, (a) the sum of all amounts that would, in accordance with GAAP, be set forth opposite the caption “total assets” (or any like caption) on a consolidated balance sheet of such Person at such date minus (b) the sum of all amounts that would, in accordance with GAAP, be set forth opposite the captions “goodwill” or other intangible categories (or any like caption) on a consolidated balance sheet of such Person on such date.
“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Term Loan” has the meaning specified in Section 2.01.
"Term Loan Commitment” means, as to each Lender, its obligation to make Term Loans to the Borrowers pursuant to Section 2.01 in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 under the caption “Term Loan Commitment” or opposite such caption in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement. The aggregate amount of Term Loan Commitments as of the Closing Date is $550,000,000.
“Term Loan Facility” means, at any time, the aggregate principal amount of the Term Loans of all Lenders outstanding at such time.
“Threshold Amount” means $25,000,000.
“Total Leverage Ratio” means, as of any date of determination, the ratio of (i) Consolidated Net Total Debt on such date to (ii) Consolidated EBITDA for the period of the four consecutive fiscal quarters ending as of the date of the financial statements most recently delivered by the Borrowers pursuant to Section 6.01(a) or (b), as applicable.
“Total Outstandings” means the aggregate Outstanding Amount of all Loans.
“Trademark Security Agreement” means the Trademark Security Agreement, substantially in the form attached to the Security Agreement or such other form reasonably acceptable to the Administrative Agent, by certain Loan Parties in favor of the Collateral Agent, for the benefit of the Secured Parties.

“Transaction Costs” has the meaning specified in clause (c) of the definition of Transactions in this Agreement.
“Transactions” means, collectively, (a) the Refinancing, (b) the incurrence of the Loans under the Loan Documents, (c) the ANR Acquisition and (d) the payment of the fees and expenses incurred in connection with any of the foregoing clauses (a) through (c) hereof (the “Transaction Costs”).
“Type” means, with respect to a Term Loan, its character as a Base Rate Loan or a Eurocurrency Rate Loan.
“UCC” means the Uniform Commercial Code as in effect in the applicable state of jurisdiction.
“Unfunded Pension Liability” means the excess of a Pension Plan’s accrued benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the actuarial assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.
“United States” and “US” mean the United States of America.
“Unrestricted Cash” means the aggregate amount of cash and Cash Equivalents held in accounts on the consolidated balance sheet of Contura and its Restricted Subsidiaries to the extent that the use of such cash for application to payment of the Obligations or other Indebtedness is not prohibited by law or any contract or other agreement and such cash is and Cash Equivalents are free and clear of all Liens (other than Liens in favor of the Collateral Agent) and Liens permitted pursuant to Section 7.01(p)(i) hereof.
“Unrestricted Subsidiary” means any Subsidiary of the Designated Borrower that becomes an Unrestricted Subsidiary in accordance with Section 6.13.
“U.S. Government Obligations” means obligations issued or directly and fully guaranteed or insured by the United States of America or by any agency or instrumentality thereof, provided that the full faith and credit of the United States of America is pledged in support thereof.
“VEBA” means the Voluntary Employee Beneficiary Association.
“Voting Stock” means, with respect to any Person, such Person’s Equity Interest having the right to vote for the election of directors of such Person under ordinary circumstances.
“Weighted Average Yield” means with respect to any Loan, on any date of determination, the weighted average yield to maturity, in each case, based on the interest rate applicable to such Loan on such date and giving effect to all upfront or similar fees or original issue discount payable with respect to such Loan.
“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In

Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.
1.02    Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:
(a)The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organizational Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof”, “hereto” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) all references to “wholly-owned” when referring to a Subsidiary of a Borrower shall mean a Subsidiary of which all of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned directly or indirectly by such Borrower or another wholly-owned Subsidiary of such Borrower, (vi) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vii) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
(b)In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”
(c)Section headings herein and in the other Loan Documents are included for convenience of reference only, shall not constitute a part hereof, shall not be given any substantive effect and shall not affect the interpretation of this Agreement or any other Loan Document.
(d)Any reference herein to a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a division of or by a limited liability company, limited partnership or trust, or an allocation of assets to a series of a limited liability company, limited partnership or trust (or the unwinding of such a division or allocation), as if it were a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale or transfer, or similar term, as applicable, to, of or with a separate Person. Any division of a limited liability company, limited partnership or trust shall constitute a separate Person hereunder (and each division of any limited liability company, limited partnership or trust that is a Subsidiary, Restricted Subsidiary, Unrestricted Subsidiary, Joint Venture or any other like term shall also constitute such a Person or entity).
1.03    Accounting Terms.
(a)Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.
(b)Changes in GAAP. If at any time any Accounting Change would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Designated Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Designated Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such Accounting Change as if such Accounting Change has not been made (subject to the approval of the Required Lenders); provided that, until so amended, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Change had not occurred.
(c)Pro Forma Basis Calculation. Notwithstanding anything herein to the contrary, the parties hereto acknowledge and agree that all calculations of (i) the Total Leverage Ratio and the First Lien Leverage Ratio for purposes of determining compliance with the Incremental Debt Cap, Sections 6.13, 7.03(i) and 7.06(e), (ii) Consolidated Net Tangible Assets or (iii) any other test that is based on satisfying a financial ratio or metric, shall be made on a Pro Forma Basis (A) with respect to any acquisition by the Surviving Parent, the Borrowers or their Restricted Subsidiaries of any Person, property or assets, if the Consolidated EBITDA for the acquired Person or business for the most recent four fiscal quarter period for which financial statements are available (or if financial statements are not available for four consecutive fiscal quarters, the number of consecutive fiscal quarters for which financial statements are available) is equal to or greater than 5% of the Consolidated EBITDA of the Surviving Parent, the Borrowers and their Restricted Subsidiaries for such period and (B) with respect to any disposition by the Surviving Parent, the Borrowers or their Restricted Subsidiaries of any Person, property or assets, if the Consolidated EBITDA for the Person or business being disposed of for the most recent four fiscal quarter period for which financial statements are available (or if financial statements are not available for four consecutive fiscal quarters, the number of consecutive fiscal quarters for which financial statements are available) was equal to or exceeded 5% of the Consolidated EBITDA of the Surviving Parent, the Borrowers and their Restricted Subsidiaries for such period. With respect to the above Pro Forma Basis calculations, in the event that the relevant entity or property, which is being acquired or disposed, reports its financial results on a semi-annual basis, the Administrative Agent and the Borrowers may utilize the two most recent semi-annual financial results for purposes of making such calculation and such above determination in a manner similar to the above that is mutually agreeable.

1.04    Times of Day. Unless otherwise specified, all references herein to times of day shall be references to New York City time (daylight or standard, as applicable).
1.05    Negative Covenant Compliance. For purposes of determining whether the Surviving Parent, the Borrowers and their Restricted Subsidiaries comply with any exception to the negative covenants contained in Sections 7.01, 7.02, 7.03 and 7.06 where compliance with any such exception is based on a financial ratio or metric being satisfied, it is understood that (a) compliance shall be measured at the time when the relevant event is undertaken, as such financial ratios and metrics are intended to be “incurrence” tests and not “maintenance” tests and (b) correspondingly, any such ratio and metric shall only prohibit the Surviving Parent, the Borrowers and their Restricted Subsidiaries from creating, incurring, assuming, suffering to exist or making, as the case may be, any new Liens, Indebtedness, Investments or Restricted Payments, but shall not result in any previously Permitted Liens, Indebtedness, Investments or Restricted Payments ceasing to be permitted hereunder.
1.06    Borrower Joinder and Assumption. After the Closing Date and the consummation of the ANR Acquisition, upon at least five (5) Business Days’ advance written notice to the Administrative Agent, the Loan Parties may elect to join ANR as a “Borrower” hereunder and under the other Loan Documents to be jointly and severally liable with all other Loan Parties for all of the Obligations under this Agreement to the same extent and with the same force and effect as if ANR had originally been named a “Borrower” hereunder; provided that:
(a)The Administrative Agent shall have received the following, each of which shall be (w) originals, telecopies or electronic copies (followed promptly by originals), (x) properly executed by a duly authorized officer of ANR, (y) dated on or before the effective date of ANR’s joinder as a “Borrower” hereunder (or, in the case of certificates of governmental officials, a recent date before such date) and (z) in form and substance reasonably satisfactory to the Administrative Agent:
(i)An executed counterpart of a Borrower Joinder and Assumption;
(ii)Notes executed by ANR in favor of each Lender requesting Notes;
(iii)such certificates of resolutions or other action, incumbency certificates and/or other certificates of duly authorized officers of ANR as the Administrative Agent may reasonably require evidencing the identity, authority and capacity of each officer of ANR executing the Borrower Joinder;
(iv)such documents and certifications as the Administrative Agent may reasonably require to evidence that ANR is duly organized or formed, and that ANR is validly existing, in good standing and qualified to engage in business in each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect;
(v)the executed opinion of counsel to ANR, addressed to the Administrative Agent, the Collateral Agent and each Lender, in form and substance reasonably acceptable to the Administrative Agent and Collateral Agent;

(vi)a certificate signed by a Responsible Officer of the Designated Borrower certifying that both before and after giving effect thereto (A) the representations and warranties contained in Article V are true and correct in all material respects (except to the extent qualified as to materiality in which case they are true and correct in all respects) on and as of the effective date of ANR’s joinder as a “Borrower” hereunder, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects (or in all respects, as applicable) as of such earlier date, and (B) no Default or Event of Default shall have occurred and be continuing; and
(b)the Administrative Agent shall have received all documentation and other information required by the Administrative Agent’s regulatory authorities with respect to ANR under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act and the Beneficial Ownership Regulation.
ARTICLE II.
THE COMMITMENTS AND BORROWINGS
2.01    The Loans. Subject to the terms and conditions set forth herein, each Lender severally agrees to make a loan (a “Term Loan”) to the Borrowers in Dollars, on the Closing Date in an aggregate principal amount not to exceed such Lender’s Applicable Percentage of the Term Loan Facility; provided, however, that after giving effect to any Borrowing, (i) the Total Outstandings shall not exceed the Term Loan Facility and (ii) the aggregate Outstanding Amount of the Term Loans of any Lender shall not exceed such Lender’s Term Loan Commitment. Each Borrowing shall consist of Term Loans made simultaneously by the Lenders in accordance with their respective Applicable Percentage of the Term Loan Facility. Amounts borrowed under this Section 2.01 and repaid or prepaid may not be reborrowed. Term Loans may be Base Rate Loans or Eurocurrency Rate Loans, as further provided herein. Term Loan Commitments in effect on the Closing Date and not drawn on the Closing Date shall expire immediately after such date.
2.02    Borrowings, Conversions and Continuations of the Loans.
(a)Each Borrowing, each conversion of Term Loans from one Type to the other, and each continuation of Eurocurrency Rate Loans shall be made upon the Designated Borrower’s irrevocable notice to the Administrative Agent, which may be given by telephone. Each such notice must be received by the Administrative Agent not later than 12:00 p.m., New York City time (i) three (3) Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Eurocurrency Rate Loans and (ii) one Business Day prior to the requested date of any Borrowing of Base Rate Loans. Each telephonic notice by the Designated Borrower pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Borrowing Notice, appropriately completed and signed by a Responsible Officer of the Designated Borrower. Each Borrowing of, conversion to or continuation of Eurocurrency Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof. Each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof. Each Borrowing Notice (whether telephonic or written) shall specify (i) whether the Designated Borrower is requesting a Borrowing, a conversion of Term Loans from one Type to the other, or a continuation of Eurocurrency Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing Term Loans are to be converted and (v) if applicable, the duration of the Interest Period with respect thereto. If the Designated Borrower fails to specify a Type of Loan in a Borrowing Notice or if the Designated Borrower fails to give a timely notice requesting a conversion or continuation of Eurocurrency Rate Loans, then the applicable Term Loans shall be made as Eurocurrency Rate Loans with an Interest Period of one month. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurocurrency Rate Loans. If the Designated Borrower requests a Borrowing of, conversion to, or continuation of Eurocurrency Rate Loans in any such Borrowing Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.
(b)Following receipt of a Borrowing Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Applicable Percentage under the applicable Facility of the applicable Term Loans, and if no timely notice of a conversion or continuation is provided by the Designated Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans as described in the preceding subsection. Each Lender shall make the amount of its Loan available to the Administrative Agent in Same Day Funds at the Administrative Agent’s Office not later than 1:00 p.m., New York City time on the Business Day specified in the applicable Borrowing Notice. Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is the initial Borrowing, Section 4.01), the Administrative Agent shall make all funds so received available to the Borrowers in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrowers on the books of Administrative Agent with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Designated Borrower.
(c)Except as otherwise provided herein, a Eurocurrency Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurocurrency Rate Loan. During the existence of an Event of Default, no Loans may be requested as, converted to or continued as Eurocurrency Rate Loans if the Required Lenders or the Administrative Agent so notify the Designated Borrower.
(d)As soon as practicable after 10:00 a.m. (New York City time) two (2) Business Days prior to the first day of each Interest Period, Administrative Agent shall determine (which determination shall, absent manifest error, be final, conclusive and binding upon all parties) the interest rate that shall apply to the Eurocurrency Rate Loans for which an interest rate is then being determined for the applicable Interest Period and shall promptly give notice thereof (in writing or by telephone confirmed in writing) to the Designated Borrower and each Lender. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Designated Borrower and the Lenders of any change in the Administrative Agent’s prime rate used in determining the Base Rate promptly following the public announcement of such change.
(e)After giving effect to all Borrowings, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than five (5) Interest Periods in effect hereunder.

2.03    Prepayments and Commitment Reductions.
(a)    Voluntary Prepayments. The Borrowers may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay Term Loans in whole or in part, subject to Section 2.03(f); provided that (i) such notice must be received by the Administrative Agent not later than 12:00 p.m., New York City time (or such other later time which is acceptable to the Administrative Agent), (A) three (3) Business Days prior to any date of prepayment of Eurocurrency Rate Loans, and (B) on the date of prepayment of Base Rate Loans; (ii) any prepayment of Eurocurrency Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof; and (iii) any prepayment of Base Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof or, in each case, the entire amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid and, if Eurocurrency Rate Loans are to be prepaid, the Interest Period(s) of such Loans. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s ratable portion of such prepayment (based on such Lender’s Applicable Percentage). If such notice is given by the Designated Borrower, the Borrowers shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein; provided that any such notice may be contingent upon the consummation of a refinancing and such notice may otherwise be extended or revoked, in each case, with the requirements of Section 3.05 to apply to any failure of the contingency to occur and any such extension or revocation. Any prepayment shall be accompanied by all accrued interest and fees on the amount prepaid including, with respect to Eurocurrency Rate Loans, any additional amounts required pursuant to Section 3.05. Each prepayment of the outstanding Term Loans pursuant to this Section 2.03(a) shall be applied to the scheduled installment payments thereof as the Designated Borrower shall direct, and each prepayment of Loans shall be paid to the Lenders in accordance with their respective Applicable Percentages.
(b)    Asset Sales. No later than ten (10) Business Days following the consummation of any Asset Sale by the Surviving Parent, a Borrower or a Restricted Subsidiary pursuant to Sections 7.05(i), 7.05(j) (except to the extent arising from an Investment in a Loan Party) or 7.05(o) that results in the amount of Net Proceeds (as of the date of such receipt) exceeding $10,000,000 (such excess amount, the “Excess Asset Sale Proceeds”), the Borrowers shall make (or cause to be made) a prepayment of the Term Loans in an amount equal to the lesser of (x) 100% of such Excess Asset Sale Proceeds and (y) the aggregate principal amount of the Term Loans then outstanding (the “Asset Sale Sweep Provision”), if any, in each case subject to the following:
(i)The Borrowers shall not be required to make a prepayment with such Excess Asset Sale Proceeds to the extent (A) the Excess Asset Sale Proceeds are reinvested in assets that are, in the reasonable business judgment of the Designated Borrower, useful in the business of the Surviving Parent, the Borrowers or some or all of their Restricted Subsidiaries (including by way of any Permitted Acquisition) within 365 days following receipt thereof by the Surviving Parent, the Designated Borrower and/or such Restricted Subsidiary, or (B) if the Surviving Parent, such Borrower and/or such Restricted Subsidiary, as applicable, has committed in writing to so reinvest such Excess Asset Sale Proceeds during such 365-day period, such Excess Asset Sale Proceeds are so reinvested within 180 days after the expiration of such 365-day period, in each case, so long as (x) no Event of Default exists at the time of such reinvestment and (y) with respect to any Excess Asset Sale Proceeds exceeding $10,000,000, prior to the date of any such required prepayment, the Designated Borrower notifies the Administrative Agent in writing of the Surviving Parent’s, such Borrower’s and/or its Restricted Subsidiary’s intention to reinvest such Excess Asset Sale Proceeds; provided that, to the extent such Excess Asset Sale Proceeds have not been so reinvested prior to the expiration of the applicable period, the Borrowers shall promptly prepay the outstanding Term Loans after the expiration of such period in an amount equal to the amount required by the Asset Sale Sweep Provision where, subject to Section 2.03(b)(iii), the amount of Excess Asset Sale Proceeds for such purposes shall be the amount of Excess Asset Sale Proceeds not reinvested as set forth above; provided, further that, if such Asset Sale includes a Disposition of any Collateral, the assets in which the portion of Excess Asset Sale Proceeds derived from such Collateral are so reinvested as set forth above shall be reinvested in assets of one or more Loan Parties and the applicable Loan Party shall comply with Section 6.16 with respect to such assets as if such assets were acquired on the date of such reinvestment.
(ii)Any prepayment of Loans shall be accompanied by all accrued interest and fees on the amount prepaid including in respect of Eurocurrency Rate Loans any additional amounts required pursuant to Section 3.05.
(iii)The amount of repayments required to be made pursuant to this Section 2.03(b) shall be reduced by an amount equal to the sum of the amount of any voluntary repayments of the Term Loans made with such Net Proceeds from the relevant Asset Sale.
(c)    Issuance of Debt. On the first Business Day following receipt by the Surviving Parent, any Borrower or any of its Restricted Subsidiaries of any cash proceeds from the incurrence of any Indebtedness of the Surviving Parent, any Borrower or any of their Restricted Subsidiaries (other than with respect to Indebtedness permitted to be incurred pursuant to Section 7.03 but including Permitted Refinancing Indebtedness in respect of the Term Loans), the Borrowers shall prepay the Term Loans in an aggregate amount equal to 100% of such proceeds, net of underwriting discounts and commissions and other reasonable costs and expenses associated therewith, including reasonable legal fees and expenses.
(d)    Excess Cash Flow. In the event that there shall be Excess Cash Flow for any fiscal quarter (commencing with the fiscal quarter ending March 31, 2019), the Borrowers shall, no later than seventy (70) days after the end of such fiscal quarter (or one hundred thirty (130) days in the case of the last fiscal quarter of any fiscal year), prepay the Term Loans in an aggregate amount equal to (i) 75% of such Excess Cash Flow minus (ii) voluntary repayments of the Loans made during such fiscal quarter with Internally Generated Cash (excluding, for the avoidance of doubt, repayments of Loans made with the cash proceeds of any Permitted Refinancing Indebtedness); provided, that if, as of the last day of the most recently ended fiscal quarter, the Total Leverage Ratio (determined for any such period by reference to the Compliance Certificate delivered pursuant to Section 6.02(a) calculating the Total Leverage Ratio as of the last day of such fiscal quarter) shall be (1) less than 2.25:1.00 and greater than or equal to 1.00:1.00, the Borrowers shall only be required to make the prepayments otherwise required hereby in an amount equal to (i) 50% of such Excess Cash Flow minus (ii) voluntary repayments of the Loans made during such fiscal quarter with Internally Generated Cash (excluding, for the avoidance of doubt, repayments of Loans made with the cash proceeds of any Permitted Refinancing Indebtedness) and (2) less than 1.00:1.00, the Borrowers shall only be required to make the prepayments otherwise required hereby in an amount equal to (i) 25% of such Excess Cash Flow minus (ii) voluntary repayments of the Loans made during such fiscal quarter with Internally Generated Cash (excluding, for the avoidance of doubt, repayments of Loans made with the cash proceeds of any Permitted Refinancing Indebtedness).
(e)    Extraordinary Receipts. No later than ten (10) Business Days following the date of receipt by the Surviving Parent, any Borrower or any of its Restricted Subsidiaries, or Administrative Agent or Collateral Agent as loss payee, of any Extraordinary Receipts, the Borrowers shall prepay the Term Loans in an aggregate amount equal to 100% of such Extraordinary Receipts in excess of $5,000,000 (such excess amount, the “Excess Extraordinary Proceeds”); provided, the Borrowers shall not be required to make a prepayment with such Excess Extraordinary Proceeds to the extent (A) the Excess Extraordinary Proceeds are reinvested in assets that are, in the reasonable business judgment of the Designated Borrower, useful in the business of the Surviving Parent, the Borrowers or some or all of their Restricted Subsidiaries (including by way of any Permitted Acquisition) within 365 days following receipt thereof by the Surviving Parent, such Borrower and/or such Restricted Subsidiary, or (B) if the Surviving Parent, such Borrower and/or such Restricted Subsidiary, as applicable, has committed in writing to so reinvest such Excess Extraordinary Proceeds during such 365-day period, such Excess Extraordinary Proceeds are so reinvested within 180 days after the expiration of such 365-day period, in each case, so long as (x) no Event of Default exists at the time of such reinvestment and (y) with respect to any Excess Extraordinary Proceeds exceeding $8,000,000, prior to the date of any such required prepayment, the Designated Borrower notifies the Administrative Agent in writing of the Surviving Parent’s, any Borrower’s and/or their Restricted Subsidiary’s intention to reinvest such Excess Extraordinary Proceeds; provided that, to the extent such Excess Extraordinary Proceeds have not been so reinvested prior to the expiration of the applicable period, the Borrowers shall promptly prepay the outstanding Term Loans after the expiration of such period in an amount equal to such Excess Extraordinary Proceeds less any amount so reinvested; provided, further that, if such casualty or taking includes any Collateral, the assets in which the portion of Excess Extraordinary Proceeds derived from such Collateral are so reinvested as set forth above shall be reinvested in assets of one or more Loan Parties and the applicable Loan Party shall comply with Section 6.16 with respect to such assets as if such assets were acquired on the date of such reinvestment.
(f)    Call Protection. In the event all or any portion of the Term Loans incurred on the Closing Date is repaid, repriced or effectively refinanced in connection with any Repricing Event on or prior to the date that is six (6) months after the Closing Date, any such repayments, repricing or effective refinancings will be made at 101.0% of the principal amount repaid, repriced or effectively refinanced.
(g)    Repatriation. Notwithstanding the foregoing, if the Designated Borrower reasonably determines in good faith that any amounts attributable to Foreign Subsidiaries that are required to be prepaid pursuant to Sections 2.03(b) and 2.03(e) would result in material adverse Tax consequences to the Borrower or its Subsidiaries or violate any applicable local law in respect of upstreaming proceeds (including financial assistance and corporate benefit restrictions and statutory duties of the relevant directors), in each case as set forth in a certificate delivered by a Responsible Officer of the Designated Borrower to the Administrative Agent, then the Surviving Parent, such Borrower and its Restricted Subsidiaries shall not be required to prepay such amounts as required under Sections 2.03(b) and 2.03(e) the repatriation of which would result in such Tax consequence or violation until such material Tax consequences or local law violation no longer exist; provided that, for a period of one year following the date on which such payment was originally required, the Surviving Parent, such Borrower and its Restricted Subsidiaries shall take commercially reasonable actions to permit repatriation of the proceeds subject to such prepayments in order to effect such prepayments without violating local law or incurring such material adverse Tax consequences.
(h)    Application of Mandatory Prepayments. Each prepayment of the outstanding Term Loans pursuant to this Section 2.03 shall be applied to the next four scheduled installments of principal of the Facility in direct order of maturity and, thereafter, pro rata to the remaining scheduled installment payments thereof, and each prepayment of Loans shall be paid to the Lenders in accordance with their respective Applicable Percentages.
(i)    Additional Limitations. Notwithstanding anything to the contrary herein, the Borrowers may apply amounts otherwise required to make prepayments pursuant to Sections 2.03(b), (d) and (e) to repay (x) with respect to Sections 2.03(b) and (e), any Indebtedness permitted hereunder that was secured by any assets not constituting Collateral sold in a manner permitted hereunder in such Asset Sale or the loss of which resulted in Extraordinary Receipts, as applicable, to the extent such repayment is required by such Indebtedness as a result of such Asset Sale or loss and (y) a ratable portion of Indebtedness permitted to be incurred pursuant to Section 7.03 and secured by liens on a pari passu basis pursuant to Section 7.01 (including, for the avoidance of doubt, the Incremental Facility and Permitted Refinancing Indebtedness of the foregoing), in the case of this clause (y), in respect of which a prepayment (or offer of prepayment) is required to be made with respect to such pari passu Indebtedness with such Excess Asset Sale Proceeds, Excess Extraordinary Proceeds or Excess Cash Flow (determined on the basis of the aggregate outstanding principal amount of the Terms Loans and such other Indebtedness outstanding at such time).
(j)    ABL Facility. Notwithstanding anything to the contrary in Sections 2.03(b) and (e), if any Indebtedness under any ABL Facility is outstanding, to the extent a prepayment or cash collateralization of letters of credit is required under such ABL Facility due to any Net Proceeds or Extraordinary Receipts constituting the proceeds of ABL Priority Collateral, no prepayment shall be required under Sections 2.03(b) and (e) to the extent of such required payment under such ABL Facility.
2.04    Repayment of Loans. The Borrowers shall repay to the Lenders on the last Business Day of each March, June, September and December (commencing with March 31, 2019) a principal amount of Term Loans equal to $6,875,000; provided, however, that the final principal repayment installment of the Term Loans shall be repaid on the Maturity Date and in any event shall be in an amount equal to the aggregate principal amount of all Term Loans outstanding on such date.
2.05    Interest.
(a)    Subject to the provisions of subsection (b) below, (i) each Eurocurrency Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurocurrency Rate for such Interest Period plus the Applicable Rate; and (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate.
(b)    At any time during an Event of Default under Sections 8.01(a), (f) or (g), or at the request of the Required Lenders during any other Event of Default, outstanding Term Loans and other amounts payable under the Term Loan Facility shall bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws. Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.
(c)    Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.
2.06    Fees. The Borrowers shall pay to the Administrative Agent in Dollars, fees in the amounts and at the times and for the account of the applicable Persons entitled to such fees specified in the Fee Letters. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.
2.07    Computation of Interest and Fees. All computations of interest for Base Rate Loans, where the rate of interest is calculated on the basis of the prime rate, shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed. Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.09(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.
2.08    Evidence of Debt. The Borrowings made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Borrowings made by the Lenders to the Borrowers and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrowers hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender to the Designated Borrower made through the Administrative Agent, the Borrowers shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans to the Borrowers in addition to such accounts or records. Each Lender may attach schedules to a Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

2.09    Payments Generally; Administrative Agent’s Clawback.
(a)    General. All payments to be made by the Borrowers shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrowers hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office in Dollars and in Same Day Funds not later than 2:00 p.m., New York City time, on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Applicable Percentage of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 3:00 p.m., New York City time shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by a Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.
(b)    (i)    Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Eurocurrency Rate Loans (or, in the case of any Borrowing of Base Rate Loans, prior to 2:00 p.m., New York City time, on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the Borrowers a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrowers severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in Same Day Funds with interest thereon, for each day from and including the date such amount is made available to the Borrowers to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the Overnight Rate, and (B) in the case of a payment to be made by the Borrowers, the interest rate applicable to Base Rate Loans. If the Borrowers and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Designated Borrower the amount of such interest paid by the Borrowers for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrowers shall be without prejudice to any claim the Borrowers may have against a Lender that shall have failed to make such payment to the Administrative Agent.
(ii)    Payments by Borrowers; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Designated Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrowers will not make such payment, the Administrative Agent may assume that the Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrowers have not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender, in Same Day Funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the Overnight Rate.
A notice of the Administrative Agent to any Lender or the Designated Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.
(c)    Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender to the Borrowers as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrowers by the Administrative Agent because the conditions to the applicable Borrowing set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall promptly return such funds (in like funds as received from such Lender) to such Lender, without interest.
(d)    Obligations of Lenders Several. The obligations of the Lenders hereunder to make Loans and to make payments pursuant to Section 10.04(c) are several and not joint. The failure of any Lender to make any Term Loan or to make any payment under Section 10.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Term Loan or to make its payment under Section 10.04(c).
(e)    Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.
2.10    Pro Rata; Sharing of Payments by Lenders. Except as otherwise expressly provided in this Agreement, each payment (including each prepayment) by the Borrowers on account of principal of and interest on any Term Loans shall be allocated by the Administrative Agent pro rata according to the respective outstanding principal amounts of such Loans then held by the respective Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Loans made by it resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Loans or participations and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact and (b) purchase (for cash at face value) participations in the applicable Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that:
(a)    if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(b)    the provisions of this Section shall not be construed to apply to (i) any payment made by the Borrowers pursuant to and in accordance with the express terms of this Agreement or (ii) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Term Loans to any assignee or participant.
The Borrowers consent to the foregoing and agree, to the extent they may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrowers rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation.
2.11    Incremental Debt.
(a)    Request for Incremental Facility. Upon notice (an “Incremental Facility Request”) to the Administrative Agent (who shall promptly notify the existing Lenders), the Borrowers may, without the consent of any Lender, request to add one or more new incremental term loan facilities (each an “Incremental Facility”) in aggregate principal amount, which when added to the aggregate principal amount of all other Incremental Facilities outstanding does not exceed the Incremental Debt Cap; provided that (i) any such request for an Incremental Facility shall be in a minimum amount equal to the lesser of (x) $25,000,000 and (y) the entire amount that remains available for request under this Section 2.11 and (ii) the Borrowers may make a maximum of five (5) such requests.
(b)    Incremental Facility Request. Each Incremental Facility Request from the Borrowers shall set forth (i) the requested principal amount of the Incremental Facility and (ii) the proposed terms of the Incremental Facility (including its interest rate, amortization and any prepayment premiums). An Incremental Facility may be provided by (A) an existing Lender (but no Lender shall be obligated to provide a commitment in respect of an Incremental Facility, provided that the existing Lenders will first be afforded the opportunity to provide a commitment in respect of an Incremental Facility) or (B) any other Incremental Lender that would be an Eligible Assignee so long as any such Person is approved by the Administrative Agent (such approval not to be unreasonably withheld or delayed) and any other Person who would have consent rights pursuant to Section 10.06(b) if such Incremental Lender was becoming a Lender. Subject to any such consents being received and if not already a party hereto, any such Incremental Lender may become a party to this Agreement by entering into a joinder agreement in form and substance reasonably satisfactory to the Administrative Agent.
(c)    Closing Date and Allocations. In connection with any Incremental Facility, the Administrative Agent and the Borrowers shall determine the effective date (the “Incremental Facility Effective Date”). The Administrative Agent shall promptly notify the Borrowers and the Lenders of the principal amount of the Incremental Facility and the Incremental Facility Effective Date.
(d)    Conditions to Effectiveness of Incremental Facility. The effectiveness of each Incremental Facility shall be subject to the following conditions:
(i)    (A) as of the Incremental Facility Effective Date, the representations and warranties contained in Article V (or, in the case of any Incremental Facility being requested in connection with a

Permitted Acquisition, the “Specified Representations” and Acquisition Agreement Representations in the Acquisition Agreement for such Permitted Acquisition) are true and correct in all material respects (except to the extent qualified as to materiality in which case they are true and correct in all respects) on and as of the Incremental Facility Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects (or in all respects, as applicable) as of such earlier date (provided that if a Surviving Parent exists on the Incremental Facility Effective Date, such representations and warranties shall apply to the Surviving Parent to the same extent that they apply to any other Loan Party), and (B) (1) if such Incremental Facility is being requested in connection with a Permitted Acquisition, no Event of Default under Sections 8.01(a), (f), or (g) has occurred or is continuing or would immediately result therefrom, unless such conditions would not be permitted by applicable Law (e.g., in an Australian acquisition context), in which case the satisfaction of such conditions shall not be required, and (2) otherwise, no Default or Event of Default has occurred or is continuing or would immediately result therefrom;
(ii)    such Incremental Facility shall have the same guarantees as, and be secured on a pari passu basis with, the Secured Obligations; provided that, if agreed by the Borrowers and the relevant Incremental Lenders, the Incremental Facility may be subject to lesser guarantees or be unsecured or less secured, or the Liens securing the Incremental Facility may rank junior to the Liens securing the Term Loan Facility;
(iii)    such Incremental Facility shall (A) have a final maturity no earlier than the then latest Maturity Date, (B) have a weighted average life no shorter than that of the Term Loan Facility and any other Incremental Facilities outstanding and (C) not have any terms which require it to be voluntarily or mandatorily prepaid prior to the repayment in full of the Term Loans (including any other Incremental Facilities), unless accompanied by at least a ratable payment of the Term Loans; and
(iv)    to the extent such terms and documentation for the Incremental Facility are not substantially consistent with the applicable Loan Documents, they shall be reasonably satisfactory to the Administrative Agent, unless such terms (A) concern pricing (including interest rates, rate floors, fees, OID or other fees), the amortization schedule, commitment reductions, prepayments and any prepayment premiums applicable to such Incremental Facility or (B) apply after the applicable Maturity Date (it being understood to the extent that any financial maintenance covenant is added for the benefit of any such Incremental Facility, no consent shall be required from the Administrative Agent to the extent that such financial maintenance covenant is also added for the benefit of the existing Term Loan Facility and any existing Incremental Facility existing at the time such subsequent Incremental Facility is incurred).
(e)    Most Favored Nations. In the event that the Weighted Average Yield for any Incremental Facility exceeds the Weighted Average Yield for the Term Loan Facility by more than 50 basis points (the “Excess”), then the interest rate margins for the Term Loan shall be increased to the extent necessary to eliminate such Excess; provided that, in determining the Weighted Average Yield applicable to the Incremental Facility and the Term Loan Facility, (i) customary arrangement, structuring or commitment fees payable to the Arrangers or any bookrunner (or their respective affiliates) in connection with the Term Loan or to one or more arrangers or bookrunners (or their respective affiliates) of any Incremental Facility shall be excluded, (ii) OID and upfront fees paid to the lenders thereunder shall be included (with OID being equated to interest based on an assumed four-year life to maturity or, if shorter, the actual weighted average life to maturity) and (iii) if the Incremental Facility includes an interest rate floor greater than the applicable interest rate floor under the existing Term Loan Facility, such differential between interest rate floors shall be equated to the applicable interest rate margin for purposes of determining whether an increase to the interest rate margin under the existing Term Loan Facility shall be required, but only to the extent an increase in the interest rate floor in the existing Term Loan Facility would cause an increase in the interest rate then in effect thereunder, and in such case the interest rate floor (but not the interest rate margin) applicable to the existing Term Loan Facility may be increased to the extent necessary in respect of such differential between interest rate floors; provided that each basis point increase to the interest rate floor of the Term Loans shall count as one basis point of increase in the interest rate margin to the Term Loans for purposes of eliminating the Excess.
(f)    Amendment. With the consent of the Lenders providing an Incremental Facility, the Borrowers and the Administrative Agent (and without the consent of the other Lenders), this Agreement shall be amended or amended and restated in a writing (which may be executed and delivered by the Borrowers and the Administrative Agent) to reflect any changes necessary to give effect to such Incremental Facility in accordance with its terms (including, without limitation, to give such Incremental Facility the benefits of Section 2.03, as applicable).
(g)    Conflicting Provisions. This Section shall supersede any provisions in Section 2.10 to the contrary.
2.12    Refinancing Debt.
(a)    Refinancing Facility. The Borrowers may, without the consent of any Lender, extend, refinance, renew or replace, in whole or in part, the Loans under any Facility with one or more term loan facilities (each, a “Refinancing Facility”); provided that any such request for an Refinancing Facility shall be in a minimum amount equal to the lesser of (i) $25,000,000 and (ii) the entire amount of any Facility which is being extended, refinanced, renewed or replaced under this Section 2.12.
(b)    Refinancing Facility Lender. A Refinancing Facility may be provided by (i) an existing Lender (but no Lender shall be obligated to provide a commitment in respect of a Refinancing Facility, nor shall the Borrowers have any obligation to approach any existing Lenders to provide a commitment in respect of a Refinancing Facility) or (ii) any other Refinancing Facility Lender so long as any such Person is an Eligible Assignee and is approved by the Administrative Agent (such approval not to be unreasonably withheld or delayed) and any other Person who would have consent rights pursuant to Section 10.06(b) if such Refinancing Facility Lender was becoming a Lender. Subject to any such consents being received and if not already a party hereto, any such Refinancing Facility Lender may become a party to this Agreement by entering into a joinder agreement in form and substance reasonably satisfactory to the Administrative Agent.
(c)    Effective Date. In connection with any Refinancing Facility, the Administrative Agent and the Borrowers shall determine the effective date (the “Refinancing Facility Effective Date”). The

Administrative Agent shall promptly notify the Borrowers and the Lenders of the principal amount of the Refinancing Facility and the Refinancing Facility Effective Date.
(d)    Conditions to Effectiveness of Refinancing Facility. The effectiveness of each Refinancing Facility shall be subject to the following conditions:
(i)    the aggregate principal amount (or accreted value, if applicable) of any Refinancing Facility will not exceed the outstanding aggregate principal amount (or accreted value, if applicable) of the portion of the Facility which it is extending, refinancing, renewing or replacing plus any Permitted Refinancing Increase, unless such additional principal amount would otherwise be permitted pursuant to (and any such additional amount shall be deemed to have been incurred under) Section 7.03 and, if applicable, Section 7.01;
(ii)    such Refinancing Facility shall have the same guarantees as, and be secured on a pari passu basis with, the Secured Obligations (pursuant to documentation that is not more restrictive than the Loan Documents), shall not have any direct or indirect obligors that are not Loan Parties, and shall not be secured by any assets that do not also constitute Collateral as the Term Loan Facility, provided that, if agreed by the Borrowers and the relevant Refinancing Facility Lenders, the Refinancing Facility may be subject to lesser guarantees or be unsecured or less secured, or the Liens securing the Refinancing Facility may rank junior to the Liens securing the Term Loan Facility;
(iii)    such Refinancing Facility (A) shall have (1) a final maturity no earlier than the then-latest Maturity Date (or, in the case of a Refinancing Facility that is secured on a junior basis, or that is unsecured, prior to the date which is 180 days after the then-latest Maturity Date) and (2) a weighted average life no shorter than that of the Term Loan Facility (or, in the case of a Refinancing Facility that is secured on a junior basis, or that is unsecured, shorter than the date which is 180 days after the then-latest Maturity Date) and (B) shall not have any terms which require it to be voluntarily or mandatorily prepaid prior to the repayment in full of the Term Loans, unless accompanied by at least a ratable payment of the Term Loans;
(iv)    the proceeds of such Refinancing Facility shall be applied, substantially concurrently with the incurrence thereof, to the pro rata repayment of the outstanding Loans under the Facility being so refinanced;
(v)    such Refinancing Facility shall be subject to a customary intercreditor agreement reasonably satisfactory to the Administrative Agent; and
(vi)    to the extent such terms and documentation for the Refinancing Facility are not substantially consistent with the applicable Loan Documents, they shall be customary and reasonably satisfactory to the Administrative Agent, unless such terms and documentation (A) concern pricing (including interest rates, rate floors, fees, OID or other fees), the amortization schedule, commitment reductions, prepayments and any prepayment premiums applicable to such Refinancing Facility or (B) only apply after the then-latest Maturity Date (or, in the case of a Refinancing Facility that is secured on a junior basis, or that is unsecured, no earlier than the date which is 180 days after the then-latest Maturity Date), in each case, as certified by the chief financial officer of the Designated Borrower in good faith prior to such incurrence or issuance; provided that any security documentation for the Refinancing Facility may not be more restrictive to the Borrowers than the Security Documents.
(e)    Amendment. With the consent of the Lenders providing a Refinancing Facility, the Borrowers and the Administrative Agent (and without the consent of the other Lenders), this Agreement shall be amended in a writing (which may be executed and delivered by the Borrowers and the Administrative Agent) to reflect any changes necessary to give effect to such Refinancing Facility in accordance with its terms (including, without limitation, to give such Refinancing Facility the benefits of Section 2.03, as applicable).
(f)    Conflicting Provisions. This Section shall supersede any provisions in Section 2.10 to the contrary.
2.13    Defaulting Lenders. Notwithstanding anything contained in this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:
(a)    Reallocation of Loan Payments. Any payment or prepayment (i) of any portion of the principal amount of Loans of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise) shall be applied, first, to the then outstanding amounts (including interest thereon) owed under the terms hereof by such Defaulting Lender to the Administrative Agent or (to the extent the Administrative Agent has received notice thereof) to any other Lender, ratably to the Persons entitled thereto, and second, the balance, if any, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction, and (ii) of any other amounts thereafter received by the Administrative Agent for the account of such Defaulting Lender (including amounts made available to the Administrative Agent by such Defaulting Lender pursuant to Section 10.08) to have been paid to such Defaulting Lender and applied on behalf of such Defaulting Lender, first, to the liabilities above referred to in item first of clause (i) above, and second, the balance, if any, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction. Any of such amounts as are reallocated pursuant to this Section 2.13(a) that are payable or paid (including pursuant to Section 10.08) to such Defaulting Lender shall be deemed paid to such Defaulting Lender and applied by the Administrative Agent on behalf of such Defaulting Lender, and each Lender hereby irrevocably consents thereto.
A Lender that has become a Defaulting Lender because of an event referenced in the definition of Defaulting Lender may cure such status and shall no longer constitute a Defaulting Lender as a result of such event when (i) such Defaulting Lender shall have fully funded or paid, as applicable, all Loans or other amounts required to be funded or paid by it hereunder as to which it is delinquent (together, in each case, with such interest thereon as shall be required to any Person as otherwise provided in this Agreement), (ii) the Administrative Agent and each of the Borrowers shall have received a certification by such Defaulting Lender of its ability and intent to comply with the provisions of this Agreement going forward, and (iii) each of the Administrative Agent, any other Lender as to which a delinquent obligation was owed and the Borrowers, shall have determined (and notified the Administrative Agent) that they are satisfied, in their sole discretion, that such Defaulting Lender intends to continue to perform its obligations as a Lender hereunder and has all approvals required to enable it, to continue to perform its obligations as a Lender hereunder. No reference in this subsection to an event being “cured” shall by itself preclude any claim by any Person against any Lender that becomes a Defaulting Lender for such damages as may otherwise be available to such Person arising from any failure to fund or pay any amount when due hereunder or from any other event that gave rise to such Lender’s status as a Defaulting Lender.
ARTICLE III.
TAXES, YIELD PROTECTION AND ILLEGALITY
3.01    Taxes.
(a)    Payments Free of Taxes. Any and all payments by or on behalf of any Loan Party hereunder or under any other Loan Document shall be made free and clear of and without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith of the applicable withholding agent) requires the deduction or withholding of any Tax from any such payment by a withholding agent, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 3.01(a)) the applicable Recipient receives an amount equal to the sum it would have received had no such deductions or withholdings been made.
(b)    Payment of Other Taxes by the Borrowers. Without duplication of any obligation set forth in subsection (a) above, the Loan Parties shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of any Other Taxes.
(c)    Indemnification by the Borrowers. The Loan Parties shall jointly and severally indemnify each Recipient, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient, or required to be withheld or deducted from a payment to such Recipient, on or with respect to any payment made by or on account of any obligation of the Loan Parties under any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrowers by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.
(d)    Evidence of Payments. As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 3.01, the applicable Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)    Status of Lenders. Any Lender that is entitled to an exemption from or reduction of withholding tax with respect to payments hereunder or under any other Loan Document shall deliver to the Designated Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law and from time to time when reasonably requested by the Borrowers or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrowers or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if requested by the Borrowers or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrowers or the Administrative Agent as will enable the Borrowers or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.
Each Lender that is not a Foreign Lender shall deliver to the Designated Borrower and Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter as prescribed by applicable law or upon the reasonable request of the Designated Borrower or Administrative Agent), two duly completed and executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax.
Without limiting the generality of the foregoing, each Foreign Lender shall deliver to the Designated Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Designated Borrower or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable or any subsequent version thereof or successor thereto:
(i)    in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, duly completed and executed copies of IRS Form W-8BEN or IRS W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty,
(ii)    duly completed and executed copies of IRS Form W-8ECI,
(iii)    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit I-1 to the effect that such Foreign Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of any Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) duly completed and executed copies of IRS Form W-8BEN or W-8BEN-E, as applicable,

(iv)    to the extent a Foreign Lender is not the beneficial owner, duly completed and executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, a U.S. Tax Compliance Certificate substantially in the form of Exhibit I-2 or Exhibit I-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit I-4 on behalf of each such direct and indirect partner, and
(v)    duly completed and executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed and executed together with such supplementary documentation as may be prescribed by applicable law to permit the Borrowers or Administrative Agent to determine the withholding or deduction required to be made; provided, that notwithstanding anything to the contrary in this Section 3.01(e), the completion, execution and submission of the documentation described in this clause (v) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Designated Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times as reasonably requested by the Designated Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Designated Borrower or the Administrative Agent as may be necessary for the Borrowers and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for the purposes of this paragraph, “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Designated Borrower and the Administrative Agent in writing of its legal inability to do so.
Notwithstanding the foregoing, no Lender or any Participant shall be required to deliver any form or other document under this Section 3.01(e) that it is not legally entitled to deliver.
(f)    Treatment of Certain Refunds. If the Administrative Agent or any Lender receives a refund with respect to Taxes to which it has been indemnified pursuant to this Section 3.01 (including by the payment of additional amounts pursuant to this Section 3.01), which in the reasonable discretion and judgment exercised in good faith of such Administrative Agent or Lender is allocable to such payment, it shall promptly pay such refund (but only to the extent of indemnity payments made under this Section 3.01 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes)

of such Administrative Agent or Lender incurred in obtaining such refund and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, however, that the Borrowers agrees to promptly return such amount, net of any incremental additional costs (plus any penalties, interest or other charges imposed by the relevant Governmental Authority), to the applicable Administrative Agent or Lender, as the case may be, if it receives notice from the applicable Administrative Agent or Lender that such Administrative Agent or Lender is required to repay such refund to the relevant Governmental Authority. Notwithstanding anything to the contrary in this paragraph (f), in no event will the Administrative Agent or any Lender be required to pay any amount to the Borrowers pursuant to this paragraph (f) the payment of which would place the Administrative Agent or any Lender in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This subsection shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrowers or any other Person.
(g)    Survival. Each party’s obligations under this Section 3.01 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.
3.02    Illegality. If any Lender determines that as a result of any Change in Law it becomes unlawful, or that any Governmental Authority asserts that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Eurocurrency Rate Loans, or to determine or charge interest rates based upon the Eurocurrency Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the applicable interbank market, then, on notice thereof by such Lender to the Borrowers through the Administrative Agent, (a) any obligation of such Lender to make or continue Eurocurrency Rate Loans or to convert Base Rate Loan to Eurocurrency Rate Loans, shall be suspended and (b) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Eurocurrency Rate component of the Base Rate, the interest rate on Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurocurrency Rate component of the Base Rate, in each case, until such Lender notifies the Administrative Agent and the Designated Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (i) the Borrowers shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or convert all such Eurocurrency Rate Loans of such Lender to Base Rate Loans (the interest rate on Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurocurrency Rate component of the Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurocurrency Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurocurrency Rate Loans and (ii) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Eurocurrency Rate, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Eurocurrency Rate component thereof until the Administrative Agent is advised in writing by such Lender, which it shall do as promptly as possible, that it is no longer illegal for such Lender to determine or charge interest rates based upon the Eurocurrency Rate. Upon any such prepayment or conversion, the Borrowers shall also pay accrued interest on the amount so prepaid or converted.
3.03    Inability to Determine Rates.
(a)    If the Required Lenders determine that for any reason adequate and reasonable means do not exist for determining the applicable Eurocurrency Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Loan, or that the Eurocurrency Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, or that Dollar deposits are not being offered to banks in the London interbank eurodollar, or other applicable, market for the applicable amount and the Interest Period of such Eurocurrency Rate Loan, the Administrative Agent will promptly so notify the Borrowers and each Lender. Thereafter, (i) the obligation of the Lenders to make or maintain Eurocurrency Rate Loans shall be suspended and (ii) in the event of a determination described in the preceding sentence with respect to the Eurocurrency Rate component of the Base Rate, the utilization of the Eurocurrency Rate component in determining the Base Rate shall be suspended, in each case, until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Borrowers may revoke any pending request for a Borrowing of, conversion to or continuation of such Eurocurrency Rate Loans or, failing that, will be deemed to have converted such request, if applicable, into a request for a Borrowing of Base Rate Loans in the amount specified therein.
(b)    If at any time the Administrative Agent determines (which determination shall be conclusive absent manifest error) that (i) the circumstances set forth in clause (a) above have arisen and such circumstances are unlikely to be temporary or (ii) the circumstances set forth in clause (a) above have not arisen but the supervisor for the administrator of the Eurocurrency Rate or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which the Eurocurrency Rate shall no longer be used for determining interest rates for loans, then the Administrative Agent and the Designated Borrower shall endeavor to establish an alternate rate of interest to the Eurocurrency Rate that gives due consideration to the then prevailing market convention for determining a rate of interest for syndicated loans in the United States at such time, and shall enter into an amendment to this Agreement to reflect such alternate rate of interest and such other related changes to this Agreement as may be applicable; provided that, if such alternate rate of interest shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement. Notwithstanding anything to the contrary in Section 10.1, such amendment shall become effective without any further action or consent of any other party to this Agreement so long as the Administrative Agent shall not have received, within five (5) Business Days of the date notice of such alternate rate of interest is provided to the Lenders, written notice from the Required Lenders stating that such Required Lenders object to such amendment.
3.04    Increased Costs; Reserves on Eurocurrency Rate Loans.
(a)    Increased Costs Generally. If any Change in Law shall:

(i)    impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the Eurocurrency Rate contemplated by Section 3.04(e));
(ii)    subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes, and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations or its deposits, reserves, other liabilities or capital attributable thereto; or
(iii)    impose on any Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Eurocurrency Rate Loans made by such Lender;
and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making or maintaining any Eurocurrency Rate Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or such other Recipient, or to reduce the amount of any sum received or receivable by such Lender or such other Recipient (whether of principal, interest or any other amount) then, upon written request of such Lender or such other Recipient setting forth in reasonable detail such increased costs, the Borrowers will pay to such Lender or such other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender or such other Recipient, as the case may be, for such additional costs incurred or reduction suffered; provided that before making any such demand, each Lender agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions and so long as such efforts would not be materially disadvantageous to it, in its reasonable discretion, in any legal, economic or regulatory manner) to designate a different Eurocurrency lending office if the making of such designation would allow the Lender or its Eurocurrency lending office to continue to perform its obligation to make Eurocurrency Rate Loans or to continue to fund or maintain Eurocurrency Rate Loans and avoid the need for, or reduce the amount of, such increased cost.
(b)    Capital Requirements. If any Lender reasonably determines that any Change in Law affecting such Lender or any Lending Office of such Lender or such Lender’s holding company, if any, regarding capital requirements has the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time, after submission to the Borrowers (with a copy to the Administrative Agent) of a written request therefor setting forth in reasonable detail the change and the calculation of such reduced rate of return, the Borrowers will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.
(c)    Certificates for Reimbursement. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section 3.04, describing the basis therefor and showing the calculation thereof in reasonable detail, and delivered to the Borrowers shall be conclusive, absent manifest error. The Borrowers shall pay such Lender the amount shown as due on any such certificate within 30 days after receipt thereof.
(d)    Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this Section 3.04 shall not constitute a waiver of such Lender’s right to demand such compensation, provided that the Borrowers shall not be required to compensate a Lender pursuant to the foregoing provisions of this Section 3.04 for any increased costs incurred or reductions suffered more than 90 days prior to the date that such Lender notifies the Borrowers of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 90-day period referred to above shall be extended to include the period of retroactive effect thereof).
(e)    Additional Reserve Requirements. The Borrowers shall pay to each Lender, (i) as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Eurocurrency Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as reasonably determined by such Lender in good faith, which determination shall be conclusive, absent manifest error), and (ii) as long as such Lender shall be required to comply with any reserve ratio requirement or analogous requirement of any other central banking or financial regulatory authority imposed in respect of the maintenance of the Commitments or the funding of the Eurocurrency Rate Loans, such additional costs (expressed as a percentage per annum and rounded upwards, if necessary, to the nearest five decimal places) equal to the actual costs allocated to such Commitment or Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive, absent manifest error), which in each case shall be due and payable on each date on which interest is payable on such Loan, provided the Borrowers shall have received at least ten (10) Business Days’ prior notice (with a copy to the Administrative Agent) of such additional interest or costs from such Lender describing the basis therefor and showing the calculation thereof, in each case, in reasonable detail. If a Lender fails to give notice ten (10) Business Days prior to the relevant Interest Payment Date, such additional interest or costs shall be due and payable within 30 days from receipt of such notice.
(f)    Certain Rules Relating to the Payment of Additional Amounts. If any Lender requests compensation pursuant to this Section 3.04, or the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, such Lender shall either (A) forego payment of such additional amount from the Borrower or (B) reasonably afford the Borrower the opportunity to contest, and reasonably cooperate with the Borrower in contesting, the imposition of any Indemnified Taxes or other amounts giving rise to such payment; provided that the Borrower shall reimburse such Lender for its reasonable and documented out-of-pocket costs, including reasonable and documented attorneys’ and accountants’ fees and disbursements incurred in so cooperating with the Borrower in contesting the imposition of such Indemnified Taxes or other amounts.

3.05    Compensation for Losses. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrowers shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:
(a)    any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);
(b)    any failure by the Borrowers (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrowers; or
(c)    any assignment of a Eurocurrency Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrowers pursuant to Section 10.13;
including any foreign exchange losses and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan, from fees payable to terminate the deposits from which such funds were obtained or from the performance of any foreign exchange contract, but excluding any loss of anticipated profits. The Borrowers shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.
For purposes of calculating amounts payable by the Borrowers to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurocurrency Rate Loan made by it at the Eurocurrency Rate used in determining the Eurocurrency Rate for such Loan by a matching deposit or other borrowing in the offshore interbank market for such currency for a comparable amount and for a comparable period, whether or not such Eurocurrency Rate Loan was in fact so funded.
3.06    Mitigation Obligations; Replacement of Lenders.
(a)    Designation of a Different Lending Office. If any Lender requests compensation under Section 3.04, or the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender shall (i) use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (A) would eliminate or reduce amounts payable pursuant to Sections 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (B) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender and (ii) promptly inform the Borrowers and Administrative Agent when the circumstances giving rise to the applicability of such Sections no longer exists. Each Borrower hereby agrees to pay all reasonable and documented costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)    Replacement of Lenders. If any Lender requests compensation under Section 3.04, if the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, if any Lender gives a notice pursuant to Section 3.02 or if any Lender is at such time a Defaulting Lender, then the Borrowers may replace such Lender in accordance with Section 10.13.
3.07    Survival. The parties’ obligations under this Article III shall survive termination of the Aggregate Commitments and repayment of all other Obligations hereunder.
ARTICLE IV.
CONDITIONS PRECEDENT
4.01    Closing Date. The effectiveness of this Agreement is subject to satisfaction of the following conditions precedent:
(a)    The Administrative Agent’s receipt of the following, each of which shall be (w) originals, telecopies or electronic copies (followed promptly by originals), (x) properly executed by a duly authorized officer of the signing Loan Party, if and as applicable, (y) dated on or before the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and (z) in form and substance reasonably satisfactory to the Administrative Agent and, in the case of Security Documents, the Collateral Agent:
(i)    executed counterparts of (a) this Agreement from the parties hereto and (b) the Guaranty from each of the Loan Parties;
(ii)    Notes executed by the Borrowers in favor of each Lender requesting Notes;
(iii)    such certificates of resolutions or other action, incumbency certificates and/or other certificates of duly authorized officers of each Loan Party and each Restricted Subsidiary party to a Loan Document, in each case, as the Administrative Agent may reasonably require evidencing the identity, authority and capacity of each officer of each such Loan Party or Restricted Subsidiary executing the Loan Documents to which each such Loan Party or Restricted Subsidiary is a party;
(iv)    such documents and certifications as the Administrative Agent may reasonably require to evidence that each Loan Party (other than any Immaterial Restricted Subsidiary) is duly organized or formed, and that each such Loan Party is validly existing, in good standing and qualified to engage in business in each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect;
(v)    the executed opinions of (i) Hunton Andrews Kurth LLP, counsel to the Borrowers and special New York counsel to the other Loan Parties (other than any Immaterial Restricted Subsidiaries) and (ii) Jackson Kelly PLLC, special West Virginia and Kentucky counsel to certain of the Loan Parties (other than any Immaterial Restricted Subsidiaries), in each case, addressed to the Administrative Agent, the Collateral Agent and each Lender, in form and substance reasonably acceptable to the Administrative Agent and Collateral Agent;
(vi)    (i) Audited Financial Statements, (ii) unaudited condensed consolidated financial statements of Contura (consistent with the requirements applicable to unaudited financial statements to be filed with the SEC) for the quarters ending March 31, 2018 and June 30, 2018 prepared in accordance with GAAP and for the elapsed period of the fiscal year ending on the last day of such fiscal quarter and for the comparable periods of the prior fiscal year, (iii) unaudited pro forma condensed combined balance sheet of Contura and the ANR Entities (consistent with the requirements applicable to unaudited financial statements to be filed with the SEC) as of June 30, 2018, (iv) unaudited condensed combined consolidated financial statements of the ANR Entities (consistent with the requirements applicable to unaudited financial statements to be filed with the SEC) for the fiscal quarter ended March 31, 2018 and the six months ended June 30, 2018 prepared in accordance with GAAP and for the comparable periods of the prior fiscal year, (v) financial projections (including the assumption on which such projections are based) for fiscal years 2019 through 2023, and (vi) such other financial information, if any, with respect to the ANR Entities as Contura or any of its subsidiaries shall have received from the seller pursuant to the ANR Acquisition Agreement on or prior to the Closing Date, which information would be material to the interests of the Lenders acting reasonably;
(vii)    a certificate signed by a Responsible Officer of the Designated Borrower certifying (A) that the conditions specified in Sections 4.01(c) and Sections 4.02(a) and (b) have been satisfied, and (B) that there has not occurred since December 31, 2017, any Material Adverse Effect;
(viii)    a solvency certificate from the chief financial officer of the Designated Borrower in the form of Exhibit H, which demonstrates that the Borrowers and their Restricted Subsidiaries on a consolidated basis, are, and after giving effect to the Transactions and the other transactions contemplated hereby, will be, Solvent.
(b)    Contura shall have obtained (i) a public corporate credit rating from Moody’s, (ii) a public corporate credit rating from S&P, (iii) a public credit rating for the Term Loans from Moody’s and (iv) a public credit rating for the Term Loans from S&P.
(c)    The Borrowers and their Restricted Subsidiaries shall have complied in all material respects with all state and federal regulations regarding financial assurance requirements (including but not limited to reclamation bonding requirements).
(d)    The Administrative Agent shall have received a certificate from the applicable Loan Party’s insurance broker or other evidence satisfactory to it that all insurance required to be maintained pursuant to Section 6.07 is in full force and effect, together with endorsements naming Collateral Agent, for the benefit of Secured Parties, as additional insured and loss payee thereunder to the extent required under Section 6.07.

(e)    Subject to Section 6.20, in order to create in favor of Collateral Agent, for the benefit of Secured Parties, a valid, perfected First Priority security interest in the Collateral (subject to the limitations set forth in the Security Documents), each Loan Party shall have delivered to Collateral Agent:
(i)    executed counterparts of the Security Agreement;
(ii)    evidence reasonably satisfactory to Administrative Agent of the compliance by each Loan Party of their obligations under the Security Agreement and the other Security Documents (including their obligations to execute or authorize, as applicable, and deliver UCC financing statements (including, without limitation, as-extracted financing statements), originals of securities, instruments and chattel paper and any agreements governing deposit and/or securities accounts as provided therein);
(iii)    a completed Collateral Questionnaire dated the Closing Date and executed by a Responsible Officer of the Designated Borrower in respect of each Loan Party (other than any Immaterial Restricted Subsidiary), together with all attachments contemplated thereby;
(iv)     fully executed IP Security Agreements, in proper form for filing or recording in the United States Patent and Trademark Office and the United States Copyright Office, as applicable, memorializing and recording the encumbrance of the Intellectual Property listed in Schedule 6 to the Security Agreement; and
(v)     evidence that each Loan Party shall have taken or caused to be taken any other action, executed and delivered or caused to be executed and delivered any other agreement, document and instrument (including any other intercompany notes evidencing Indebtedness permitted to be incurred pursuant to Section 7.03) and made or caused to be made any other filing and recording (other than as set forth herein) reasonably required by the Administrative Agent.
(f)    Any fees required to be paid on or before the Closing Date to the Administrative Agent, the Arrangers or the Lenders under this Agreement, the Fee Letters or otherwise in connection with the Facilities shall have been paid and, unless waived by the Administrative Agent, the Arrangers or the Lenders, as applicable, to the extent invoiced at least three (3) Business Days prior to the Closing Date, the Borrowers shall have paid all reasonable and documented costs and expenses of the Administrative Agent, Arrangers and the Lenders (including the reasonable and documented fees and expenses of counsel to the Administrative Agent and the Lenders).
(g)    There shall not exist any action, suit, investigation, litigation, proceeding or hearing, pending or threatened in writing in any court or before any arbitrator or Governmental Authority that impairs the ability of the Loan Parties to consummate the Transactions and no preliminary or permanent injunction or order by a state or federal court shall have been entered, in each case that would be material and adverse to the Arrangers, the Agents or the Lenders. All Governmental Authorities and Persons shall have approved or consented to the transactions contemplated hereby, to the extent required, and such approvals shall be in full force and effect.

(h)    The Arrangers and the Agents shall have received at least three (3) Business Days prior to the Closing Date all documentation and other information required by the Arrangers’ and the Agents’ regulatory authorities with respect to the Borrowers and the other Loan Parties under (i) the Beneficial Ownership Regulation and (ii) applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act that, with respect to this clause (ii), has been requested by the Arrangers or the Agents at least ten (10) Business Days prior to the Closing Date.
(i)    Substantially concurrently with the funding of the Term Loans on the Closing Date, the Refinancing shall have been consummated and the Arrangers shall have received reasonably satisfactory evidence that all other Indebtedness of the Borrowers and its Subsidiaries (other than Indebtedness permitted under Section 7.03) shall have been extinguished, repaid or repurchased in full, all commitments relating thereto shall have been terminated, and all liens or security interests related thereto shall have been terminated or released.
(j)    The ANR Acquisition shall have been consummated, or shall be consummated substantially concurrently with the Closing Date, (i) in accordance with the terms of the ANR Acquisition Agreement and (ii) in compliance in all material respects with applicable Law and regulatory approvals required to be obtained prior to the Closing Date under the ANR Acquisition Agreement. The Administrative Agent shall have received (or will have received substantially concurrently with the consummation of the ANR Acquisition) certification and evidence, in form and substance reasonably satisfactory to the Administrative Agent, that the ANR Acquisition has occurred in accordance with the foregoing.
(k)    The conditions set forth in Section 4 of the Refinancing Amendment shall have been satisfied.
Without limiting the generality of the provisions of Section 9.04, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.
4.02    Conditions to all Borrowings (Including on the Closing Date). The obligation of each Lender to honor any Borrowing Notice is subject to the following conditions precedent:
(a)The representations and warranties of (i) the Borrowers contained in Article V (provided that if a Surviving Parent exists on the date of such Borrowing, such representations and warranties shall apply to the Surviving Parent to the same extent that they apply to any other Loan Party) and (ii) each Loan Party contained in each other Loan Document shall be true and correct in all material respects on and as of the date of such Borrowing, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date, and except that for purposes of this Section 4.02 following the Closing Date, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01; provided that, in each case, such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality or by a reference to a Material Adverse Effect in the text thereof.
(b)No Default or Event of Default shall exist (unless otherwise waived in writing in accordance herewith), or would result immediately, from such proposed Borrowing or the application of the proceeds thereof.
(c)The Administrative Agent shall have received a Borrowing Notice in accordance with the requirements hereof.
It is understood, for avoidance of doubt, that each Borrowing made in connection with the effectiveness of any Incremental Facility, the proceeds of which are used to consummate a Permitted Acquisition, will be subject to the conditions set forth in clauses (a) and (b) only to the extent specified in Section 2.11(d)(i).
Each Borrowing Notice (other than a Borrowing Notice requesting only a conversion of Term Loans to the other Type or a continuation of Eurocurrency Rate Loans) submitted by the Designated Borrower shall be deemed to be a representation and warranty that the conditions specified in Section 4.02(a) and (b) have been satisfied on and as of the date of the applicable Borrowing.
ARTICLE V.
REPRESENTATIONS AND WARRANTIES
Each of the Borrowers represents and warrants to the Administrative Agent, the Collateral Agent and the Lenders that:
5.01    Existence, Qualification and Power. Each of the Borrowers and their Restricted Subsidiaries (a) (i) is duly organized or formed and validly existing and (ii) is in good standing under the Laws of the jurisdiction of its incorporation or organization, if such legal concept is applicable in such jurisdiction, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, and (c) is duly qualified, licensed, and in good standing (to the extent good standing is an applicable legal concept in the relevant jurisdiction), under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clauses (a)(ii), (b)(i) or (c), to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect.
5.02    Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is a party, (a) have been duly authorized by all necessary corporate or other organizational action and (b) do not and will not (i) violate the terms of any of such Person’s Organizational Documents; (ii) violate or result in any breach of, or the creation of, any Lien (except for any Liens that may arise under the Loan Documents) under, or require any payment to be made under (A) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (B) any order, injunction, writ or decree of any

Governmental Authority to which such Person or its property is subject or (C) any arbitral award to which such Person or its property is subject; or (iii) violate any Law binding on such Loan Party, except in each case referred to in clauses (b)(ii) or (b)(iii) to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect.
5.03    Governmental Authorization. No action, consent or approval of, registration or filing with or any other action by any Governmental Authority is or will be required in connection with the Transactions except for (a) the filing of UCC financing statements and certificates of title, (b) filings with the United States Patent and Trademark Office and the United States Copyright Office, (c) recordation of the Mortgages, (d) such consents, authorizations, filings or other actions that have either (i) been made or obtained and are in full force and effect or (ii) are listed on Schedule 5.03 and (e) such actions, consents and approvals the failure to be obtained or made which would not reasonably be expected to have a Material Adverse Effect.
5.04    Binding Effect. This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other Laws relating to or affecting creditors’ rights generally, general principles of equity, regardless of whether considered in a proceeding in equity or at law and an implied covenant of good faith and fair dealing.
5.05    Financial Statements; No Material Adverse Effect.
(a)    The Audited Financial Statements of Contura and its Subsidiaries (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein and (ii) fairly present in all material respects the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein.
(b)    The unaudited consolidated balance sheet of Contura dated March 31, 2018 and June 30, 2018 and the ANR Entities dated March 31, 2018 and the related consolidated statements of income or operations, shareholders’ equity and cash flows for the fiscal quarter ended on such date (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present in all material respects the financial condition of Contura and its Subsidiaries as of such dates and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end adjustments.
(c)    There has not occurred, since December 31, 2017, any Material Adverse Effect.
(d)    The financial projections delivered pursuant to Section 4.01(a)(vi) were prepared in good faith on the basis of the assumptions stated therein, which assumptions were believed to be reasonable in light of the conditions existing at the time of delivery of such forecasts (it being understood that any such information is subject to significant uncertainties and contingencies, many of which are beyond the Borrowers’ control, and that no assurance can be given that the future developments addressed in such information can be realized, that actual results may differ and such differences may be material).
5.06    Litigation. There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of a Responsible Officer of the Designated Borrower threatened in writing, at law, in equity, by or before any Governmental Authority, by or against the Borrowers or any of their Restricted Subsidiaries or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby, or (b) as to which there is a reasonable possibility of an adverse determination and that, if so determined, would reasonably be expected to have a Material Adverse Effect.
5.07    No Default. None of the Borrowers or any of their Restricted Subsidiaries is in default under or with respect to any Contractual Obligation that would reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.
5.08    Ownership and Identification of Property.
(a)    Each Borrower and their Restricted Subsidiaries have good record and marketable (subject to Permitted Liens) title in fee simple to, or valid leasehold, easement or contractual interests in, all real property necessary or used in the ordinary conduct of its business as it is currently conducted, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect. As of the Closing Date, with respect to all real property listed on Schedule 5.08(c): (i) each Borrower and their Restricted Subsidiaries possess all leasehold interests necessary for the operation of the Mines currently being operated by each of them and included or purported to be included in the Collateral pursuant to the Security Documents, except where the failure to possess such leasehold interests would not reasonably be expected to have a Material Adverse Effect, (ii) each of their respective rights under the leases, contracts, rights-of-way and easements necessary for the operation of such Mines are in full force and effect, except to the extent that failure to maintain such leases, contracts, rights of way and easements in full force and effect would not reasonably be expected to have a Material Adverse Effect; and (iii) each of the Borrowers and their Restricted Subsidiaries possesses all licenses, permits or franchises which are necessary to carry out its business as presently conducted at any Mine included or purported to be included in the Collateral pursuant to the Security Documents, except where failure to possess such licenses, permits or franchises would not, in the aggregate, be reasonably expected to have a Material Adverse Effect.
(b)    Schedule 5.08(b) lists completely and correctly as of the Closing Date all Material Real Property fee owned by the Borrowers and the other Loan Parties.
(c)    Schedule 5.08(c) lists completely and correctly as of the Closing Date all Material Real Property leased by the Borrowers and the other Loan Parties and the lessors thereof.

(d)    Schedule 5.08(d) lists completely and correctly as of the Closing Date the Material Prep Plants.
5.09    Environmental Compliance. Except as disclosed on Schedule 5.09 and except as to matters that would not reasonably be likely to have a Material Adverse Effect:
(a)    To the knowledge of a Responsible Officer of the Designated Borrower, the facilities and properties currently owned, leased or operated by the Borrowers, or by any of its respective Restricted Subsidiaries (the “Properties”), do not contain any Hazardous Materials in amounts or concentrations which (i) constitute a violation of, or (ii) would reasonably be expected to give rise to liability under, any applicable Environmental Law.
(b)    None of the Borrowers, nor any of their respective Restricted Subsidiaries, has received any written notice of violation, alleged violation, non-compliance, liability or potential liability regarding compliance with or liability under Environmental Laws with regard to any of the Properties or the business operated by the Borrowers or by any of their Restricted Subsidiaries (the “Business”).
(c)    To the knowledge of a Responsible Officer of the Designated Borrower, Hazardous Materials have not been transported or disposed of from the Properties by the Borrowers or any Restricted Subsidiary in violation of, or in a manner or to a location which would reasonably be expected to give rise to liability under, any applicable Environmental Law, nor have any Hazardous Materials been generated, treated, stored or disposed of by the Borrowers or any Restricted Subsidiary at or under any of the Properties in violation of, or in a manner that would reasonably be expected to give rise to liability under, any applicable Environmental Law.
(d)    No judicial proceeding or governmental or administrative action is pending or, to the knowledge of a Responsible Officer of the Designated Borrower, threatened in writing under any Environmental Law to which the Borrowers, or any of their Restricted Subsidiaries is or, to the knowledge of a Responsible Officer of the Designated Borrower, will be named as a party or with respect to the Properties or the Business, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other similar administrative or judicial requirements outstanding under any Environmental Law with respect to the Properties or the Business.
(e)    To the knowledge of a Responsible Officer of the Designated Borrower, there has been no release or threat of release of Hazardous Materials at or from the Properties, or arising from or related to the operations of the Borrowers, or any of their Restricted Subsidiaries in connection with the Properties or otherwise in connection with the Business, in violation of or in amounts or in a manner that would reasonably be expected to give rise to liability under any applicable Environmental Laws.
(f)    The Borrowers, and each of their Restricted Subsidiaries, has obtained (or in a timely manner applied for), and is in compliance with, all Environmental Permits required for its business, as currently conducted, and all such Environmental Permits are in full force and effect.
5.10    Insurance.

(a)    The properties of the Borrowers and their Restricted Subsidiaries are insured with financially sound and reputable insurance companies, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrowers or the applicable Restricted Subsidiary operates.
(b)    As to any Building located on Material Real Property and constituting Collateral, all flood hazard insurance policies required hereunder have been obtained and remain in full force and effect, and the premiums thereon have been paid in full.
5.11    Taxes. The Borrowers and their Restricted Subsidiaries have timely filed all applicable US Federal, state, foreign and other material tax returns and reports required to be filed, and have timely paid all US Federal, state, foreign and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable except (a) those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP, if required, or (b) where failure to do any of the foregoing would not reasonably be expected to result in a Material Adverse Effect; no material tax Lien has been filed which would not be permitted under Section 7.01 and, to the knowledge of a Responsible Officer of the Designated Borrower, no material claim is being asserted, with respect to any material tax, fee or other charge which would reasonably be expected to result in a Material Adverse Effect.
5.12    ERISA Compliance. Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect:
(a)    Each Plan is in material compliance in all respects with the applicable provisions of ERISA, the Code and other Federal or state Laws (except that with respect to any Multiemployer Plan which is a Plan, such representation is deemed made only to the knowledge of a Responsible Officer of the Designated Borrower), and each Foreign Plan is in material compliance in all respects with the applicable provisions of Laws applicable to such Foreign Plan.
(b)    There has been no nonexempt “prohibited transaction” (as defined in Section 406 of ERISA) or violation of the fiduciary responsibility rules with respect to any Plan.
(c)    (i) As of the Closing Date, no ERISA Event has occurred or is reasonably expected to occur; and (ii) no Pension Plan has any Unfunded Pension Liability.
5.13    Subsidiaries. As of the Closing Date, the Designated Borrower has no Subsidiaries other than those specifically disclosed in Schedule 5.13.
5.14    Margin Regulations; Investment Company Act.
(a)    No Borrower is engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock.

(b)    None of the Borrowers nor any Restricted Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.
5.15    Disclosure. No report, financial statement, certificate or other information (other than projections and other forward looking information and information of a general economic or industry nature) furnished in writing by or on behalf of any Loan Party to the Administrative Agent, the Collateral Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document, taken as whole with any other information furnished or publicly available, contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading as of the date when made or delivered; provided that, with respect to any forecast, projection or other statement regarding future performance, future financial results or other future developments, the Borrowers represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time of delivery of such information (it being understood that any such information is subject to significant uncertainties and contingencies, many of which are beyond the Borrowers’ control, and that no assurance can be given that the future developments addressed in such information can be realized, that actual results may differ and that such differences may be material).
5.16    Compliance with Laws. The Borrowers and each Restricted Subsidiary is in compliance in all material respects with the requirements of all Laws (including any zoning, building, ordinance, code or approval or any building or mining permits and all orders, writs, injunctions and decrees applicable to it or to its properties), except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith would not reasonably be expected to have a Material Adverse Effect.
5.17    Anti-Corruption; Sanctions; Terrorism Laws.
(a)    None of the Borrowers, any Restricted Subsidiary nor, to the knowledge of a Responsible Officer of the Designated Borrower after due inquiry, any director, officer, agent, employee or Affiliate of the Borrowers or any Restricted Subsidiary is (i) a person on the list of “Specially Designated Nationals and Blocked Persons” or (ii) subject of any active sanctions administered or enforced by the U.S. Department of State or the U.S. Department of Treasury (including the Office of Foreign Assets Control) or any other applicable governmental authority (collectively, “Sanctions”, and the associated laws, rules, regulations and orders, collectively, “Sanctions Laws”); and the Borrowers will not directly or, to the knowledge of a Responsible Officer of the Designated Borrower after due inquiry, indirectly use the proceeds of the Loans for the purpose of financing the activities of any Person that is the subject of, or in any country or territory that at such time is the subject of, any Sanctions.
(b)    Each of the Borrowers and each Restricted Subsidiary is in compliance, in all material respects, with the (i) Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, (ii) the USA PATRIOT Act (Title III of

Pub. L. 107-56 (signed into law October 26, 2001)), as amended (the “PATRIOT Act”), (iii) Sanctions Laws and (iv) Anti-Corruption Laws.
(c)    No part of the proceeds of any Loan will be used, directly or, to the knowledge of a Responsible Officer of the Designated Borrower after due inquiry, indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended, or any other applicable anti-bribery or anti-corruption laws, rules, regulations and orders (collectively, “Anti-Corruption Laws”).
5.18    Intellectual Property; Licenses, Etc. The Borrowers and their Restricted Subsidiaries own, or possess the right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights (collectively, “IP Rights”) that are reasonably necessary for the operation of their respective businesses, except where the failure to own or possess the right to use such IP Rights would not reasonably be expected to have a Material Adverse Effect. To the knowledge of a Responsible Officer of the Designated Borrower, the use of such IP Rights by the Borrowers or any Restricted Subsidiary does not infringe upon any rights held by any other Person except for any infringement that would not reasonably be expected to have a Material Adverse Effect. Except as specifically disclosed in Schedule 5.18, no claim or litigation regarding any of the foregoing is pending or, to the knowledge of a Responsible Officer of the Designated Borrower, threatened in writing, which would reasonably be expected to have a Material Adverse Effect.
5.19    Security Documents.
(a)    (i) Each Security Document (other than each Mortgage), when executed and delivered, is effective to create in favor of the Collateral Agent (for the benefit of the Secured Parties), a legal, valid and enforceable security interest in the Collateral described therein and the Collateral Agent has been authorized (and is hereby authorized) to make all filings of UCC-1 and as-extracted collateral financing statements in the appropriate filing office necessary or desirable to fully perfect the Collateral Agent’s security interest in such Collateral described therein which can be perfected by filing a UCC-1 financing statement in the appropriate filing office, and (ii) with respect to the security interest created in the Collateral pursuant to each Security Document (other than each Mortgage), upon such filings (or, with respect to possessory Collateral, upon the taking of possession by the Collateral Agent (or by the ABL Agent as bailee for the Collateral Agent pursuant to the ABL Intercreditor Agreement, if applicable) of any such Collateral which may be perfected by possession), such security interests will constitute perfected First Priority Liens on, and security interests in, all right, title and interest of the debtor party thereto in the Collateral described therein that can be perfected by filing a UCC-1 or as-extracted financing statement, as applicable, in the appropriate filing office or by delivery, in the case of possessory Collateral.
(b)    Each of the Mortgages, when executed and delivered, will be effective to create in favor of the Collateral Agent, for the ratable benefit of the Secured Parties, a legal, valid and enforceable (subject to equity and creditors’ rights generally) lien on the Material Real Property described therein and such security interests will constitute, upon such Mortgage being and recorded in the appropriate filing offices, First Priority Liens on such Material Real Property, subject to Permitted Real Estate Encumbrances.
5.20    Mines. Schedule 5.20 sets forth a complete and accurate list of any Mine (including addresses and the owner or lessor thereof) owned or operated by the Borrowers or any of their Restricted Subsidiaries as of the Closing Date and included or purported to be included in the Collateral pursuant to the Security Documents.
5.21    Solvency. The Borrowers and their Restricted Subsidiaries are and, upon the incurrence of any Obligation by any Loan Party on any date on which this representation and warranty is made, will be, on a consolidated basis, Solvent.
5.22    Labor Relations. No Borrower nor any of their Restricted Subsidiaries is engaged in any unfair labor practice that would reasonably be expected to have a Material Adverse Effect. There is (a) no unfair labor practice complaint pending against the Borrowers or any of their Restricted Subsidiaries, or to the knowledge of a Responsible Officer of the Designated Borrower, threatened in writing against any of them before the National Labor Relations Board and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement that is so pending against the Borrowers or any of their Restricted Subsidiaries or to the knowledge of a Responsible Officer of the Designated Borrower, threatened in writing against any of them, (b) no strike or work stoppage in existence or, to the knowledge of a Responsible Officer of the Designated Borrower, threatened in writing involving the Borrowers or any of their Restricted Subsidiaries, and (c) to the knowledge of a Responsible Officer of the Designated Borrower, no union representation question existing with respect to the employees of the Borrowers or any of their Restricted Subsidiaries and, to the knowledge of a Responsible Officer of the Designated Borrower, no union organization activity that is taking place, except (with respect to any matter specified in clause (a), (b) or (c) above, either individually or in the aggregate) such as is not reasonably likely to have a Material Adverse Effect.
5.23    Agreements. None of the Borrowers nor any of their Restricted Subsidiaries is a party to any agreement, instrument or other document or subject to any corporate or other constitutional restriction, or any restriction under its Organizational Documents, that has resulted, or would reasonably be expected to result, in a Material Adverse Effect.
5.24    Senior Debt. The Term Loan Facility constitutes “Senior Debt”, as defined in any Intercreditor Agreement, for purposes of such Intercreditor Agreement.
ARTICLE VI.
AFFIRMATIVE COVENANTS
Until Payment in Full, the Surviving Parent and the Borrowers shall, and shall cause each of their respective Restricted Subsidiaries to:
6.01    Financial Statements. Deliver to the Administrative Agent, for distribution by the Administrative Agent to each Lender, in form and detail reasonably satisfactory to the Administrative Agent:

(a)    as soon as available, but in any event within 120 days after the end of each fiscal year of the Borrowers (or, if earlier, by the date that the Annual Report on Form 10-K of the Borrowers for such fiscal year would be required to be filed under the rules and regulations of the SEC, giving effect to any automatic extension available thereunder for the filing of such form) (commencing with the fiscal year ended December 31, 2018), a consolidated balance sheet of the Borrowers and their Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, changes in shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP; such consolidated statements shall be audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit (other than with respect to or resulting from the upcoming maturity of any Loans under this Agreement or the ABL Credit Documents, occurring within one year from the time such opinion is delivered); and
(b)    as soon as available, but in any event within 60 days (or ninety (90) days in the case of the fiscal quarter ended September 30, 2018) after the end of each of the first three fiscal quarters of each fiscal year of the Borrowers (or, if earlier, by the date that the Quarterly Report on Form 10-Q of the Borrowers for such fiscal quarter would be required to be filed under the rules and regulations of the SEC, giving effect to any automatic extension available thereunder for the filing of such form) (commencing with the fiscal quarter ended September 30, 2018), a consolidated balance sheet of the Borrowers and their Subsidiaries as at the end of such fiscal quarter, and the related consolidated statements of income or operations, changes in shareholders’ equity and cash flows for such fiscal quarter and for the portion of the Borrowers’ fiscal year then ended, setting forth in each case in comparative form commencing with the fiscal quarter ended September 30, 2018, the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail; such consolidated statements shall be certified by a Responsible Officer of the Designated Borrower as fairly presenting in all material respects the financial condition, results of operations, changes in shareholders’ equity and cash flows of the Borrowers and their Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes; provided, that notwithstanding the foregoing, the financial statements pursuant to this Section 6.01(b) for the fiscal quarter ended September 30, 2018 will consist of (i) standalone consolidated financial statements for Contura and its Subsidiaries in existence prior to the ANR Acquisition and (ii) standalone consolidated financial statements for the ANR Entities in existence prior to the ANR Acquisition.
6.02    Certificates; Other Information. Deliver to the Administrative Agent, in form and detail reasonably satisfactory to the Administrative Agent:
(a)    concurrently with the delivery of the financial statements referred to in Section 6.01(a) and (b) (commencing with the delivery of the financial statements for the fiscal quarter ended December 31, 2018), (i) a duly completed Compliance Certificate signed by a Responsible Officer of the Designated Borrower and (ii) a detailed reconciliation of such financial information for the Surviving Parent, the Borrowers and their Restricted Subsidiaries, on the one hand, and the Borrowers’ Unrestricted Subsidiaries, on the other hand; provided, that, for the avoidance of doubt, any such reconciliation of the financial statements referred to in Section 6.01(a) shall not be audited;
(b)    promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Surviving Parent or the Borrowers with the SEC, or any Governmental Authority succeeding to any or all of the functions of the SEC, or with any national securities exchange, or distributed by the Surviving Parent or the Borrowers to their shareholders generally, as the case may be;
(c)    promptly, such additional information regarding the business, financial or corporate affairs of the Surviving Parent, the Borrowers or any Subsidiary, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender may from time to time reasonably request and which any Borrower determines, in its sole discretion, may be provided to a third-party without causing a breach of any law, rule, regulation or contractual obligation of the Surviving Parent, any Borrower or any Subsidiary;
(d)    as soon as available, not later than 90 days after the end of each fiscal year of the Borrowers, a copy of summary projections by the Designated Borrower of the operating budget and cash flow budget of the Surviving Parent, the Borrowers and their Subsidiaries for the succeeding fiscal year, such projections to be accompanied by a certificate of a Responsible Officer to the effect that such projections have been prepared based on assumptions believed by the Borrowers to be reasonable (it being understood that any such information is subject to significant uncertainties and contingencies, many of which are beyond the Borrowers’ control, and that no assurance can be given that the future developments addressed in such information can be realized); and
(e)    within five (5) Business Days after delivering to the ABL Agent(s) any borrowing base report, collateral valuation, perfection certificate, collateral certificate or other notice or information with respect to the ABL Priority Collateral or any other collateral securing the ABL Facility pursuant to the ABL Credit Documents, a copy of such borrowing base report, collateral valuation, perfection certificate, collateral certificate or other notice or information.
Documents required to be delivered pursuant to clauses (a) and (b) of Section 6.01 or clause (b) of Section 6.02 may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which such documents are filed for public availability on the SEC’s Electronic Data Gathering and Retrieval System.
Each of the Borrowers hereby acknowledges that (a) the Administrative Agent and/or the Arrangers will make available to the Lenders materials and/or information provided by or on behalf of the Borrowers hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrowers or their securities) (each, a “Public Lender”). Each of the Borrowers hereby agrees that so long as any Borrower is the issuer of any outstanding debt or equity securities that are registered or issued pursuant to a private offering or is actively contemplating issuing any such securities (a) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (b) by marking Borrower Materials “PUBLIC,” the Borrowers shall be deemed to have authorized the Administrative Agent, the Arrangers and the Lenders to treat the Borrower Materials as not containing any material non-public information with respect to the Borrowers or its securities for purposes of United States Federal and state securities laws (provided, however, that the Borrower Materials shall be treated as set forth in Section 10.07); and (c) all Borrower Materials marked “PUBLIC” or not marked as containing material non-public information are permitted to be made available through a portion of the Platform designated “Public Investor.” Notwithstanding the foregoing, the Borrowers shall not be under any obligation to mark the Borrower Materials “PUBLIC” or as containing material non-public information. In connection with the foregoing, each party hereto acknowledges and agrees that the foregoing provisions are not in derogation of their confidentiality obligations under Section 10.07.
6.03    Notices. Notify the Administrative Agent:
(a)    promptly, after knowledge of a Responsible Officer of the Designated Borrower, of the occurrence of any Default or Event of Default hereunder or the occurrence of any “Default” or “Event of Default” under the ABL Credit Documents;
(b)    promptly, after knowledge of a Responsible Officer of the Designated Borrower, of any event which would reasonably be expected to have a Material Adverse Effect;
(c)    of the occurrence of any ERISA Event that, individually or in the aggregate, would be reasonably likely to have a Material Adverse Effect, as soon as possible and in any event within 30 days after a Responsible Officer of the Designated Borrower knows or has obtained notice thereof;
(d)    promptly, upon the filing or commencement of, or any written and known threat or written and known notice of intention of any person to file or commence, any action, suit, proceeding, claim or dispute whether at law or in equity or otherwise by or before any Governmental Authority, (i) against the Surviving Parent, any Borrower or any of their Restricted Subsidiaries or against any of their properties or revenues that has had, or would reasonably be expected to result in, a Material Adverse Effect or (ii) with respect to this Agreement or any other Loan Document;
(e)    within ten (10) Business Days after the Surviving Parent, any Borrower or any Guarantor changing its legal name, jurisdiction of organization or the location of its chief executive office or sole place of business; and
(f)    promptly, after knowledge of a Responsible Officer of the Designated Borrower, as to any Building located on Material Real Property and constituting Collateral, any redesignation of any such property on which such Building is located into or out of a special flood hazard area.

Each notice pursuant to clauses (a)-(d) of this Section 6.03 shall be accompanied by a statement of a Responsible Officer of the Designated Borrower setting forth details of the occurrence referred to therein and stating what action the Borrowers have taken and propose to take with respect thereto.
6.04    Payment of Obligations. Except where failure to do so would not reasonably be expected to result in a Material Adverse Effect, with respect to the Surviving Parent, the Borrowers and each of their Restricted Subsidiaries, pay their Indebtedness and other obligations promptly and in accordance with their terms and pay and discharge all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Borrowers or such Subsidiary.
6.05    Preservation of Existence. Preserve, renew and maintain in full force and effect its legal existence except in a transaction permitted by Section 7.04.
6.06    Maintenance of Properties. (a) Maintain, preserve and protect all of its material properties and material equipment, including Collateral, necessary (in the Borrowers’ good faith judgment) to the operation of its business as then being conducted in the condition maintained by prudent operators in the industry, subject to the depletion of coal reserves in the ordinary course of business.
(a)    Except to the extent the failure to do so would not reasonably be expected to have a Material Adverse Effect, keep in full force and effect all of its material leases and other material contract rights, and all material rights of way, easements and privileges necessary (in the Borrowers’ good faith judgment) for the proper operation of the Mines then being operated by the Surviving Parent, the Borrowers or a Restricted Subsidiary and included or purported to be included in the Collateral by the Security Documents.
6.07    Maintenance of Insurance. (a) Maintain with financially sound and reputable insurance companies, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Surviving Parent, the Borrowers or the applicable Restricted Subsidiary operates, except to the extent the failure to do so would not reasonably be expected to have a Material Adverse Effect.
(b)    With respect to any Building located on Material Real Property and constituting Collateral, the Borrowers shall and shall cause each appropriate Loan Party to (i) maintain fully paid flood hazard insurance on any such Building that is located in a special flood hazard area, on such terms and in such amounts as required by The National Flood Insurance Reform Act of 1994 and (ii) furnish to the Administrative Agent an insurance certificate evidencing the renewal (and payment of renewal premiums therefor) of all such policies prior to the expiration or lapse thereof (or at such other time acceptable to the Administrative Agent). The Borrowers shall cooperate with the Administrative Agent’s reasonable request for any information reasonably required by the Administrative Agent to comply with The National Flood Insurance Reform Act of 1994, as amended.

6.08    Compliance with Laws. Comply in all respects with the requirements of all Laws (including the PATRIOT Act, Sanctions Laws, the Beneficial Ownership Regulation, the Anti-Corruption Laws and Environmental Laws) and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith would not reasonably be expected to have a Material Adverse Effect (or, in the case of compliance with the PATRIOT Act, Sanctions Laws, the Beneficial Ownership Regulation and the Anti-Corruption Laws, the failure to comply therewith is not material).
6.09    Books and Records. (a) Maintain proper books of record and account, in conformity with GAAP, in which in all material respects full, true and correct entries in conformity with GAAP shall be made of all material financial transactions and matters involving the assets and business of the Surviving Parent, the Borrowers or such Restricted Subsidiary, as the case may be; and (b) maintain such books of record and account in material conformity with all material requirements of any Governmental Authority having regulatory jurisdiction over the Surviving Parent, the Borrowers or such Restricted Subsidiary, as the case may be.
6.10    Inspection Rights. Upon reasonable advance written notice, permit representatives and independent contractors of the Administrative Agent to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom (except to the extent (a) any such access is restricted by a Requirement of Law or (b) any such agreements, contracts or the like are subject to a written confidentiality agreement with a non-Affiliate that prohibits the Borrowers or any of its Subsidiaries from granting such access to the Administrative Agent; provided that, with respect to such confidentiality restrictions affecting the Surviving Parent, the Borrowers or any of their Restricted Subsidiaries, a Responsible Officer of the Designated Borrower is made available to the Administrative Agent to discuss such confidential information to the extent permitted by the confidentiality restrictions, as determined in the sole discretion of the Borrowers), and to discuss the business, finances and accounts with its officers and independent public accountants at such reasonable times during normal business hours and as often as may be reasonably desired, provided that the Administrative Agent shall give the Borrowers reasonable advance written notice prior to any contact with such accountants and give the Borrowers the opportunity to participate in such discussions, provided further that the costs of one such visit per calendar year (or an unlimited amount if an Event of Default has occurred and is continuing) for the Administrative Agent and their representatives as a group shall be the responsibility of the Borrowers and, absent an Event of Default, the Administrative Agent and their representatives as a group shall visit no more often than twice in any twelve month period. Notwithstanding the foregoing, Mine visits are only permitted if the representatives and independent contractors of the Administrative Agent agree to be bound by and adhere to all Requirements of Law and any policy of the Borrowers.
6.11    Use of Proceeds. Use the proceeds of the Term Loan Facility (a) on the Closing Date, for the Refinancing and to pay the Transaction Costs, and (b) after the Closing Date, for ongoing working capital, capital expenditures and for other lawful corporate purposes of the Borrowers and their Subsidiaries, including for acquisitions.

6.12    Additional Guarantors. If the Borrowers or any of their Restricted Subsidiaries acquires or creates another Subsidiary after the Closing Date which by virtue of the definition of Guarantor is required to be a Guarantor then (unless designated as an Unrestricted Subsidiary pursuant to Section 6.13) the Borrowers shall cause, within 60 days (or such later date as the Administrative Agent agrees) of such acquisition or creation, any such Subsidiary to become a Guarantor by executing and delivering to the Administrative Agent a counterpart of the Guaranty or such other document as the Administrative Agent shall deem appropriate for such purpose. For the avoidance of doubt, and without limitation, this Section 6.12 shall apply to any division of a Loan Party and any division of a Subsidiary required to become a Loan Party pursuant to the Loan Documents and to any allocation of assets to a series of a limited liability company, limited partnership or trust.
6.13    Unrestricted Subsidiaries. Any Restricted Subsidiary may be designated as an Unrestricted Subsidiary and any Unrestricted Subsidiary may be designated as a Restricted Subsidiary upon delivery to the Administrative Agent of written notice from the Borrowers; provided that (a) immediately before and after such designation, no Default or Event of Default shall have occurred and be continuing, (b) immediately after giving effect to such designation, on a Pro Forma Basis, the Total Leverage Ratio shall be equal to or less than 2.00:1.00, (c) no Subsidiary may be designated as an Unrestricted Subsidiary if it is a “Restricted Subsidiary” (or equivalent) for purposes of any of the ABL Credit Documents or any documents evidencing any Permitted Refinancing Indebtedness or any Subordinated Indebtedness and (d) each Restricted Subsidiary to be designated as an Unrestricted Subsidiary and its Subsidiaries has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness other than Non-Recourse Debt. The designation of any Restricted Subsidiary as an Unrestricted Subsidiary shall constitute an Investment under Section 7.02 by the Borrowers in such Unrestricted Subsidiary at the date of designation in an amount equal to the net book value of the Borrowers’ investment therein. The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute the incurrence at the time of designation of any Indebtedness or Liens of such Restricted Subsidiary existing at such time.
6.14    Preparation of Environmental Reports. If an Event of Default caused by reason of a breach under Sections 6.08 or 5.09 with respect to compliance with Environmental Laws shall have occurred and be continuing, at the reasonable request of the Required Lenders through the Administrative Agent, provide to the Lenders within 60 days after such request (or such longer period as may be agreed) information regarding the nature of the breach and the remedial action being taken or proposed to be taken with respect to the Properties which are the subject of the breach.
6.15    Certain Long Term Liabilities and Environmental Reserves. To the extent applicable and required by GAAP, maintain adequate reserves for (a) future costs associated with any lung disease claim alleging pneumoconiosis or silicosis or arising out of exposure or alleged exposure to coal dust or the coal mining environment, (b) future costs associated with retiree and health care benefits, (c) future costs associated with reclamation of disturbed acreage, removal of facilities and other closing costs in connection with closing its mining operations and (d) future costs associated with other potential environmental liabilities.

6.16    Covenant to Give Security.
(a)    Personal Property including IP of New Loan Parties. Concurrently with any Person becoming a Loan Party in accordance herewith (or a later date to which the Administrative Agent agrees), cause any such Person to (A) duly execute and deliver to the Collateral Agent counterparts to the Security Agreement or such other document as the Administrative Agent or the Collateral Agent shall reasonably deem appropriate for such purpose, (B) to the extent that any Capital Stock in, or owned by, such Person is required to be pledged pursuant to the Security Agreement, deliver stock certificates, if any, representing such Capital Stock accompanied by undated stock powers or instruments of transfer executed in blank, (C) to the extent that any Intellectual Property (as defined in the Security Agreement) owned by a Loan Party is required to be pledged pursuant to the Security Agreement but has not been pledged, deliver any supplements to the IP Security Agreements reasonably requested by the Administrative Agent or the Collateral Agent, (D) deliver to the Administrative Agent and the Collateral Agent a supplement to the Collateral Questionnaire with respect to such Guarantor, and (E) comply with all other requirements of the Security Agreement with respect to the Collateral of such Guarantor.
(b)    Real Property Acquired by Loan Parties.
(i)    Material Real Property Mortgages and Flood Insurance. If any Loan Party acquires any additional Material Real Property after the Closing Date (including by virtue of any previously excluded real property becoming Material Real Property under the definition thereof after the Closing Date) the Borrowers shall cause, within the latest of (x) 90 days of such acquisition and (y) a later date to which the Administrative Agent agrees, cause such Loan Party to deliver (A) executed counterparts of one or more Mortgages on such Material Real Property in a form appropriate for recording in the applicable recording office, (B) a completed “Life-of-Loan” Federal Emergency Management Agency Standard Flood Hazard Determination with respect to each Building located on such Material Real Property and constituting Collateral and, if any such Building is located in special flood hazard area, (1) a notice about special flood hazard area status and flood disaster assistance duly executed by each Loan Party relating thereto and (2) evidence of applicable flood insurance as required by Section 6.07(b)(i) if such Material Real Property constitutes Collateral, (C) legal opinions from counsel in such jurisdiction as the Material Real Property is located, each in form and substance reasonably satisfactory to Administrative Agent or the Collateral Agent, (D) to the extent required by the Administrative Agent, evidence of the filing of as-extracted UCC-1 financing statements in the appropriate jurisdiction and (E) payment by the Borrowers of all mortgage recording taxes and related charges required for the recording of such Mortgages unless, in the judgment of the Administrative Agent, delivery of such materials is unnecessary to ensure the Secured Parties benefit from a perfected First Priority security interest (subject to Permitted Real Estate Encumbrances) in such Material Real Property in favor of the Collateral Agent and such flood insurance (it is understood that in lieu of any new Mortgage, mortgage supplements or any other security documents may be delivered if reasonably acceptable to the Administrative Agent).
(ii)    Consents Related to Leaseholds Concerning Material Real Property. With respect to any leasehold interest of any Loan Party that would constitute Material Real Property but for the need to obtain the consent of another Person (other than the Borrowers or any Controlled Subsidiary) in order to grant a security interest therein, use commercially reasonable efforts to obtain such consent for no more than (x) the 90 days following such acquisition and (y) 150 days following the Closing Date, provided that nothing herein shall be construed as requiring any Loan Party to pay any sums to the applicable lessor other than immaterial or incidental fees and expenses (it is understood, for avoidance of doubt, that, without limiting the foregoing obligations of the Loan Parties set forth in this Section 6.16(b)(ii), any failure to grant a security interest in any such leasehold interest as a result of a failure to obtain a consent shall not be a Default hereunder, and, for the avoidance of doubt, the Loan Parties shall no longer be required to use commercially reasonable efforts to obtain any such consent after the above-mentioned time periods).
(c)    Personal Property (including IP) Acquired by Loan Parties. Within 30 days of the date that the financial statements referred to in Section 6.01(a) and (b) are required to be delivered (or a later date to which the Administrative Agent agrees), shall, in the case of the Borrowers, or cause any such Loan Party otherwise, (i) to the extent that any Capital Stock in, or owned by, a Loan Party is required to be pledged pursuant to the Security Agreement but has not been pledged, deliver stock certificates, if any, representing such Capital Stock accompanied by undated stock powers or instruments of transfer executed in blank to the Collateral Agent and execute and deliver to the Collateral Agent supplements to the Security Agreement or such other document as the Administrative Agent shall reasonably deem appropriate to pledge any such Capital Stock, (ii) to the extent that any Intellectual Property (as defined in the Security Agreement) owned by a Loan Party is required to be pledged pursuant to the Security Agreement but has not been pledged, deliver any supplements to the IP Security Agreements reasonably requested by the Administrative Agent and (iii) to the extent that a Lien on any asset of a Loan Party is required to be perfected pursuant to the Security Agreement but has not been perfected, take such additional actions as may be required pursuant to the Security Agreement in order to perfect the Lien of the Collateral Agent on such asset.
(d)    Further Assurances. Subject to any applicable limitation in any Security Documents, upon request of the Administrative Agent, at the expense of the Borrowers, promptly execute and deliver any and all further instruments and documents and take all such other action as the Administrative Agent may reasonably deem necessary or desirable in obtaining the full benefits of, or (as applicable) in perfecting and preserving the Liens of, the Security Documents, including the filing of financing statements necessary or advisable in the opinion of the Administrative Agent or the Collateral Agent to perfect any security interests created under the Security Documents. In connection with any Borrower Joinder and Assumption, the Initial Borrower, ANR and/or the successor-in-interest to the Initial Borrower, as applicable, shall execute and deliver to the Collateral Agent such agreements, documents and instruments reasonably requested by the Collateral Agent to give effect to the agreements set forth in Section 1.06 and Section 7.04(e).
(e)    Collateral Principles. Notwithstanding anything to the contrary in any Loan Document, (i) the Administrative Agent in its discretion may grant extensions of time for the creation or perfection of security interests in, and Mortgages on, or taking other actions with respect to, particular assets where it reasonably determines in consultation with the Borrowers, that the creation or perfection of security interests and Mortgages on, or taking other actions, cannot be accomplished without undue delay, burden or expense by the time or times at which it would otherwise be required by this Agreement or the Security Documents and (ii) any Liens required to be granted from time to time pursuant to Security Documents and this

Agreement on assets of the Loan Parties to secure to the Secured Obligations shall exclude the Excluded Assets.
(f)    Junior Lien Indebtedness Guarantees and Collateral. Without limitation of (and subject to) any provision in any Intercreditor Agreement, if the Junior Collateral Trustee or any holder of Junior Lien Indebtedness receives any additional guaranty or any additional collateral in connection with the Junior Lien Indebtedness after the Closing Date, without limitation of any Event of Default that may arise as a result thereof, the Loan Parties shall, concurrently therewith, cause the same to be granted to the Administrative Agent or the Collateral Agent, as applicable, for its own benefit and the benefit of the Secured Parties.
For the avoidance of doubt, and without limitation, this Section 6.16 shall apply to any division of a Loan Party and any division of a Subsidiary required to become a Loan Party pursuant to the Loan Documents and to any allocation of assets to a series of a limited liability company, limited partnership or trust.
6.17    Maintenance of Ratings. Use commercially reasonable efforts to maintain (i) a public corporate family rating issued by Moody’s and a public corporate credit rating issued by S&P and (ii) a public credit rating from each of Moody’s and S&P with respect to the Term Loans.
6.18    Information Regarding Collateral. Concurrently with the delivery of the financial statements referred to in Section 6.01(a), deliver to the Administrative Agent and the Collateral Agent a supplement to the Collateral Questionnaire to the extent necessary to correctly reflect the information set forth therein as of such date.
6.19    Senior Debt.    Cause the Term Loan Facility to at all times be considered “Senior Debt”, as defined in any Intercreditor Agreement, for purposes of such Intercreditor Agreement.
6.20    Post-Closing Covenants. Cause to be delivered or performed the documents and other agreements and actions set forth on Schedule 6.20 within the time frame specified on such Schedule 6.20.
ARTICLE VII.
NEGATIVE COVENANTS
Until Payment in Full, the Surviving Parent and the Borrowers shall not, nor shall they permit any Restricted Subsidiary to, directly or indirectly:
7.01    Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:
(a)    Liens pursuant to any Loan Document (including Liens securing any Incremental Facility or Refinancing Facility governed by this Agreement);
(b)    Liens existing on the date hereof and (other than any individual Lien that secures obligations of less than $2,000,000) set forth on Schedule 7.01 and any renewals, extensions, modifications, restatements or replacements thereof, provided that (i) the property covered thereby is not changed, (ii) the amount secured or benefited thereby is not increased except with respect to any Permitted Refinancing Increase and (iii) any renewal, extension, modification, restatement or replacement of the obligations secured or benefited thereby is permitted by Section 7.03;
(c)    Liens for taxes not yet due and payable or which are being contested in good faith and by appropriate proceedings, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;
(d)    landlord’s, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 60 days or which are being contested in good faith and by appropriate proceedings;
(e)    pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation and employee health and disability benefit legislations and deposits securing liability to insurance carriers under insurance or self-insurance arrangements;
(f)    (i) Liens (including deposits) to secure the performance of bids, trade contracts and leases (other than Indebtedness), reclamation bonds, insurance bonds, statutory obligations, surety and appeal bonds, performance bonds, wage bonds, bonds issued in favor of any Governmental Authority, bank guarantees and letters of credit and other obligations of a like nature incurred in the ordinary course of business, (ii) Liens on assets to secure obligations under surety bonds obtained as required in connection with the entering into of federal coal leases or (iii) Liens created under or by any turnover trust;
(g)    easements, rights-of-way, zoning restrictions, other restrictions, covenants and other non-monetary encumbrances which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;
(h)    Liens securing attachments or judgments for the payment of money not constituting an Event of Default under Section 8.01(h) or securing appeal or surety bonds related to such attachments or judgments;
(i)    Liens securing Indebtedness of the Surviving Parent, the Borrowers and their Restricted Subsidiaries permitted by Section 7.03(l); provided that (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness, any other property which may be incorporated with or into that financed property or any after-acquired title in or on such property and proceeds of the existing collateral in accordance with the instrument creating such Lien, including replacement parts, accessories or enhancements that are affixed to any leased goods and other property financed by the same Person (i.e., cross-collateralization of such property) and (ii) the principal amount of Indebtedness secured by any such Lien shall at no time exceed 100% of the original purchase price of such property at the time it was acquired (it being understood that Liens of the type described in this subsection (i) incurred by a Restricted Subsidiary before such time as it became a Restricted Subsidiary are permitted under this subsection (i));

(j)    Liens on property or assets acquired in a transaction permitted by Section 7.02 or of a Person which becomes a Restricted Subsidiary after the date hereof; provided that (i) such Liens existed at the time such property or assets were acquired or such entity became a Subsidiary and were not created in anticipation thereof, (ii) such Liens do not extend to any other property or assets of such Person (other than the proceeds of the property or assets initially subject to such Lien) or of the Surviving Parent, the Borrowers or any Restricted Subsidiary and (iii) the amount of Indebtedness secured thereby is not increased;
(k)    Liens on the property of the Borrowers or any of its Subsidiaries, as a tenant under a lease or sublease entered into in the ordinary course of business by such Person, in favor of the landlord under such lease or sublease, securing the tenant’s performance under such lease or sublease, as such Liens are provided to the landlord under applicable law and not waived by the landlord;
(l)    Liens (including those arising from precautionary UCC financing statement filings and those which are security interests for purposes of the Personal Property Securities Act of 2009 (Cth)) with respect to bailments, operating leases or consignment or retention of title arrangements entered into by the Surviving Parent, the Borrowers or any of their Restricted Subsidiaries in the ordinary course of business;
(m)    Liens securing Indebtedness permitted under Section 7.03(c), to the extent that the Indebtedness being refinanced was originally secured in accordance with this Section 7.01, provided that such Lien does not apply to any additional property or assets of the Surviving Parent, the Borrowers or any Restricted Subsidiary (other than property or assets within the scope of the original granting clause or the proceeds of the property or assets subject to such Lien);
(n)    Liens securing Indebtedness or other obligations of a non-Guarantor Restricted Subsidiary to the Borrowers or a Guarantor;
(o)    leases, subleases, licenses and rights-of-use granted to others incurred in the ordinary course of business and that do not materially and adversely affect the use of the property encumbered thereby for its intended purpose;
(p)    (i) Liens in favor of a banking institution arising by operation of law or any contract encumbering deposits (including the right of set-off) held by such banking institutions incurred in the ordinary course of business and which are within the general parameters customary in the banking industry or (ii) contractual rights of setoff to the extent constituting Liens;
(q)    Liens on Capital Stock of any Unrestricted Subsidiary, solely to the extent such Capital Stock does not constitute Collateral;
(r)    Liens in favor of an escrow agent arising under an escrow arrangement incurred in connection with the issuance of notes with respect to the proceeds of such notes and anticipated interest expenses with respect to such notes;
(s)    Permitted Real Estate Encumbrances and Liens on Excluded Assets;

(t)    other Liens securing Indebtedness or obligations of the Loan Parties in an aggregate amount at any time outstanding not to exceed $40,000,000;
(u)    subject to an ABL Intercreditor Agreement, Liens on Collateral securing any ABL Facility;
(v)    (x) Production Payments, royalties, dedication of reserves under supply agreements or similar or related rights or interests granted, taken subject to, or otherwise imposed on properties or (y) cross charges, Liens or security arrangements entered into in respect of a Joint Venture for the benefit of a participant, manager or operator of such Joint Venture, in each case, consistent with normal practices in the mining industry;
(w)    Liens under ERISA or the Code with respect to a Plan that does not constitute an Event of Default under Section 8.01(i);
(x)    Liens on insurance policies and the proceeds thereof securing the financing of insurance premiums with respect thereto;
(y)    rights of first refusal and rights of first offer in respect of transfers of Equity Interests in Joint Ventures to the extent such rights constitute Liens;
(z)    Liens granted under the Loan and Aircraft Security Agreement (S/N 560- 5802), dated as of July 26, 2016, among Bank of Utah, not in its individual capacity, but solely as owner trustee, as the borrower, Contura Energy Services, LLC, as the operator and Citizens Asset Finance, Inc., as the lender;
(aa)    Liens on cash and other amounts located in the Citi L/C Cash Collateral Account pursuant to the Citi L/C Agreement;
(bb)    customary Liens granted pursuant to any Receivables Transaction; and
(cc)    Residual Mechanic’s Liens and Residual Property Tax Liens.
7.02    Investments. Make any Investments, except:
(a)    Investments held by the Surviving Parent, the Borrowers or such Restricted Subsidiary in the form of cash or Cash Equivalents;
(b)    advances to officers, directors and employees of the Surviving Parent, the Borrowers and Subsidiaries in an aggregate amount not to exceed $2,500,000 at any time outstanding, for travel, entertainment, relocation and analogous ordinary business purposes;
(c)    Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(d)    Investments (including debt obligations and Capital Stock) received in satisfaction of judgments or in connection with the bankruptcy or reorganization of suppliers and customers of the Surviving Parent, the Borrowers and their Restricted Subsidiaries and in settlement of delinquent obligations of, and other disputes with, such customers and suppliers arising in the ordinary course of business;
(e)    (i) Investments in the nature of Production Payments, royalties, dedication of reserves under supply agreements or similar or related rights or interests granted, taken subject to, or otherwise imposed on properties, (ii) cross charges, Liens or security arrangements entered into in respect of a Joint Venture for the benefit of a participant, manager or operator of such Joint Venture or (iii) payments or other arrangements whereby the Surviving Parent, the Borrowers or a Restricted Subsidiary provides a loan, advance payment or guarantee in return for future coal deliveries, in each case consistent with normal practices in the mining industry;
(f)    Investments in existence on the Closing Date and (other than individual Investments the amount of which is less than $2,000,000) listed on Schedule 7.02(f) and extensions, renewals, modifications, restatements or replacements thereof; provided that no such extension, renewal, modification, restatement or replacement shall increase the amount of such Investment except, in the case of a loan, by an amount equal to any Permitted Refinancing Increase;
(g)    (i) promissory notes and other similar non-cash consideration received by the Borrowers and its Subsidiaries in connection with Dispositions not otherwise prohibited under this Agreement and (ii) Investments received in compromise or resolution of (A) obligations of trade creditors or customers that were incurred in the ordinary course of business of the Borrowers and its Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer, (B) litigation, arbitration or other disputes or (C) the foreclosure with respect to any secured investment or other transfer of title with respect to any secured investment;
(h)    Investments in any assets constituting a business unit received by the Borrowers or any of their Subsidiaries by virtue of a Permitted Asset Swap;
(i)    Hedging Agreements or Cash Management Obligations;
(j)    Investments by the Surviving Parent in the Designated Borrower and Investments by the Surviving Parent, the Borrowers or any Restricted Subsidiary in Restricted Subsidiaries of the Borrowers, and Investments by any Restricted Subsidiary in the Surviving Parent or the Borrowers; provided that Investments in Immaterial Restricted Subsidiaries and in Restricted Subsidiaries that are not Loan Parties, when aggregated with Indebtedness of an Immaterial Restricted Subsidiary or a non-Loan Party owing to a Loan Party pursuant to Section 7.03(f) (other than Indebtedness subject to the second proviso of such Section) and Disqualified Equity Interests issued by an Immaterial Restricted Subsidiary or a non-Loan Party to a Loan Party pursuant to Section 7.03(f), shall not in the aggregate exceed the greater of $70,000,000 and 8% of Consolidated Net Tangible Assets;

(k)    Investments by the Surviving Parent, the Borrowers or any Restricted Subsidiary in Unrestricted Subsidiaries, non-wholly owned Subsidiaries and Joint Ventures in an aggregate amount not to exceed the greater of $175,000,000 and 20% of Consolidated Net Tangible Assets;
(l)    additional Investments by the Surviving Parent, the Borrowers or any Restricted Subsidiary (i) in an aggregate amount not to exceed the greater of $70,000,000 and 8% of Consolidated Net Tangible Assets plus (ii) so long as no Event of Default is continuing immediately prior to making such Investment or would result therefrom, an amount equal to the Available Amount;
(m)    Permitted Acquisitions;
(n)    Investments acquired as a capital contribution to the Borrowers, or made in exchange for, or out of the net cash proceeds of, a substantially concurrent offering of Qualified Equity Interests of Contura (or any direct or indirect parent thereof);
(o)    (i) receivables owing to the Surviving Parent, the Borrowers or any Restricted Subsidiary if created or acquired in the ordinary course of business, (ii) endorsements for collection or deposit in the ordinary course of business and (iii) securities, instruments or other obligations received in compromise or settlement of debts created in the ordinary course of business, or by reason of a composition or readjustment of debts or reorganization of another Person, or in satisfaction of claims or judgments;
(p)    Investments made pursuant to surety bonds, reclamation bonds, performance bonds, bid bonds, appeal bonds, wage bonds, bonds issued in favor of any Governmental Authority and related letters of credit or similar obligations, in each case, to the extent such surety bonds, reclamation bonds, performance bonds, bid bonds, appeal bonds, wage bonds, bonds issued in favor of any Governmental Authority, related letters of credit and similar obligations are permitted under this Agreement;
(q)    Investments consisting of indemnification obligations in respect of performance bonds, bid bonds, appeal bonds, surety bonds, reclamation bonds, wage bonds, bonds issued in favor of any Governmental Authority and completion guarantees and similar obligations under any Mining Law or Environmental Law or with respect to workers’ compensation benefits, in each case entered into in the ordinary course of business, and pledges or deposits made in the ordinary course of business in support of obligations under existing coal sales contracts (and extensions or renewals thereof on similar terms);
(r)    to the extent constituting an Investment, any Guarantee of or the repurchase, repayment, defeasance or retirement of any Indebtedness of the Borrowers or any Subsidiary to the extent such Guarantee, repurchase, prepayment or retirement is expressly permitted hereunder;
(s)    Investments by any Loan Party in the Owner Trust;
(t)    Investments made pursuant to the Reclamation Funding Agreement and all required payments made thereunder;

(u)    Investments in, and solely to the extent contemplated by the Organizational Documents (as in effect on the Closing Date) of, the Joint Ventures identified on Schedule 7.02(u) to which any Loan Party is a party on the Closing Date; and
(v)    Investments in Persons which will substantially simultaneously with such Investments become Loan Parties in connection with a Permitted Internal Restructuring permitted under Section 7.04(e).
Notwithstanding anything herein to the contrary, at all times after the consummation of a Permitted Internal Restructuring, the Surviving Parent shall not have any subsidiaries other than the Designated Borrower, the Subsidiaries of the Designated Borrower and any Person with respect to which the Designated Borrower is a direct or indirect wholly-owned subsidiary.
7.03    Indebtedness. Create, incur, assume or suffer to exist any Indebtedness except:
(a)    Indebtedness arising under the Loan Documents (including any Incremental Facility or Refinancing Facility);
(b)    Indebtedness outstanding on the date hereof and (other than any individual obligation with respect to such Indebtedness that is less than $2,000,000) listed on Schedule 7.03;
(c)    any Permitted Refinancing Indebtedness of Indebtedness permitted under Section 7.03(b) or of Indebtedness subsequently incurred under this Section 7.03(c);
(d)    Guarantees by the Surviving Parent, the Borrowers or any Restricted Subsidiary in respect of Indebtedness otherwise permitted hereunder of the Surviving Parent, the Borrowers or any Restricted Subsidiary;
(e)    Indebtedness in respect of (i) Cash Management Obligations incurred in the ordinary course of business and (ii) Hedging Agreements incurred in the ordinary course of business and not for speculative purposes;
(f)    (i) Indebtedness of the Surviving Parent, the Borrowers and any Restricted Subsidiary owing to any Restricted Subsidiary and of any Restricted Subsidiary owing to the Surviving Parent or the Borrowers and (ii) Disqualified Equity Interests of a Restricted Subsidiary issued to the Borrowers or another Restricted Subsidiary; provided that, (a) any such Indebtedness extended by an Immaterial Restricted Subsidiary or a non-Loan Party to a Loan Party must be subordinated to the Secured Obligations on customary terms and (b) Indebtedness of an Immaterial Restricted Subsidiary or a non-Loan Party owing to a Loan Party pursuant to this Section 7.03(f) and any Disqualified Equity Interests of an Immaterial Restricted Subsidiary or a non-Loan Party issued to a Loan Party, together with Investments in Immaterial Restricted Subsidiaries or non-Loan Parties made pursuant to Section 7.02(j), shall not in the aggregate exceed the greater of $70,000,000 and 8% of Consolidated Net Tangible Assets; provided further, that notwithstanding the foregoing, any Indebtedness extended by any Loan Party to any Immaterial Restricted Subsidiary or any non-Loan Party shall be permitted (and shall not be subject to the cap in the immediately preceding proviso) so long as such Indebtedness is evidenced by a promissory note, in form and substance reasonably satisfactory to the Administrative Agent, and such promissory note shall be pledged to the Collateral Agent as Collateral;
(g)    Guarantees by the Surviving Parent, the Borrowers or any Restricted Subsidiary of borrowings by current or former officers, managers, directors, employees or consultants in connection with the purchase of Equity Interests of the Surviving Parent or the Borrowers by any such person in an aggregate principal amount not to exceed $1,000,000 at any one time outstanding;
(h)    Subject to an ABL Intercreditor Agreement, Indebtedness incurred in connection with any ABL Facility in an aggregate principal amount not to exceed the greater of $225,000,000 and 25% of Consolidated Net Tangible Assets;
(i)    Indebtedness incurred or assumed in connection with Permitted Acquisitions and other permitted Investments consisting of the purchase of a business unit, line of business or a division of a Person or all or substantially all of the assets or all of the Capital Stock of another Person; provided that, after giving effect to the incurrence thereof on a Pro Forma Basis, (i) if such Indebtedness is (or is intended to be) secured by the Collateral on a pari passu basis, the First Lien Leverage Ratio is equal to or less than 2.00 to 1.00 and (ii) if such Indebtedness is secured by the Collateral on a junior-lien basis or unsecured, the Total Leverage Ratio is equal to or less than 3.00 to 1.00; provided that Indebtedness incurred by any Immaterial Restricted Subsidiary or any non-Loan Party pursuant to this Section 7.03(i) shall not in the aggregate exceed the greater of $70,000,000 and 8% of Consolidated Net Tangible Assets;
(j)    Indebtedness incurred or assumed in connection with permitted Investments made pursuant to Section 7.02(m);
(k)    Indebtedness of non-Loan Party Restricted Subsidiaries and Immaterial Restricted Subsidiaries in an aggregate amount not to exceed $50,000,000;
(l)    Indebtedness consisting of Capital Lease Obligations not to exceed $60,000,000 in the aggregate at any time outstanding;
(m)    additional Indebtedness of the Loan Parties (other than Immaterial Restricted Subsidiaries) in an amount not to exceed the greater of $130,000,000 and 15% of Consolidated Net Tangible Assets in the aggregate at any time outstanding;
(n)    Indebtedness of the Surviving Parent, the Borrowers or any Restricted Subsidiary in connection with one or more standby or trade-related letters of credit, performance bonds, bid bonds, appeal bonds, wage bonds, bonds issued in favor of any Governmental Authority, bankers acceptances, insurance obligations, reclamation obligations, bank guarantees, surety bonds, completion guarantees or other similar bonds and obligations, including self-bonding arrangements, issued by the Surviving Parent, the Borrowers or a Restricted Subsidiary, in each case, in the ordinary course of business or pursuant to self-insurance obligations and not in connection with the borrowing of money or the obtaining of advances;

(o)    Indebtedness arising from agreements of the Surviving Parent, the Borrowers or any Restricted Subsidiaries providing for indemnification, adjustment of purchase price, earnouts or similar obligations, in each case, incurred or assumed in connection with the acquisition or disposition of any business, assets or any Subsidiary;
(p)    Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business;
(q)    Indebtedness of the Surviving Parent, the Borrowers or any Restricted Subsidiary consisting of (i) the financing of insurance premiums or (ii) take-or-pay obligations contained in supply or other arrangements;
(r)    any transaction permitted under Section 7.12;
(s)    Indebtedness under the Loan and Aircraft Security Agreement (S/N 560- 5802), dated as of July 26, 2016, among Bank of Utah, not in its individual capacity, but solely as owner trustee, as the borrower, Contura Energy Services, LLC, as the operator and Citizens Asset Finance, Inc., as the lender;
(t)    To the extent constituting Indebtedness, obligations arising under letters of credit outstanding as of the Closing Date and issued under the Citi L/C Agreement, as such letters of credit may be extended or renewed in accordance with the Citi L/C Agreement (as in effect on the Closing Date);
(u)    customary Indebtedness relating to any Receivables Transaction;
(v)    Guarantees of Lexington Coal Company, LLC’s obligations to landlords in connection with leases assigned under the Lexington Coal Purchase Agreement; and
(w)    Indebtedness under the Reclamation Funding Agreement and all required payments made thereunder.
7.04    Fundamental Changes. Merge, dissolve, liquidate, consolidate (including by division) with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of the assets (whether now owned or hereafter acquired) of the Surviving Parent, the Borrowers and their Restricted Subsidiaries, taken as a whole, to or in favor of any Person including by allocation of any assets to a series of a limited liability company, except that, if no Default exists or would immediately result therefrom:
(a)    any Subsidiary may merge or consolidate with (i) the Surviving Parent or any Borrower, provided that the Surviving Parent or such Borrower shall be the continuing or surviving Person or (ii) any one or more other Subsidiaries, provided that (A) when any wholly-owned Subsidiary is merging with another Subsidiary, the wholly-owned Subsidiary shall be the continuing or surviving Person, (B) when any Restricted Subsidiary is merging with any other Subsidiary, the continuing or surviving Person (unless such surviving Person could otherwise be designated an Unrestricted Subsidiary hereunder) shall be a Restricted Subsidiary, (C) when any Foreign Subsidiary is merging with any Domestic Subsidiary, the continuing or surviving Person shall be the Domestic Subsidiary and (D) when any Guarantor is merging with any other Subsidiary, the continuing or surviving Person shall be a Guarantor;
(b)    any Subsidiary may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Surviving Parent, a Borrower or to another Subsidiary; provided that (i) if the transferor in such a transaction is a Restricted Subsidiary, then the transferee must be the Surviving Parent, a Borrower or another Restricted Subsidiary (unless such Disposition would otherwise be permitted as an Investment in an Unrestricted Subsidiary), (ii) if the transferor is a Domestic Subsidiary, then the transferee must be the Surviving Parent, a Borrower or another Domestic Subsidiary and (iii) if the transferor is a Guarantor, then the transferee must either be a Borrower or another Guarantor;
(c)    the Surviving Parent, any Borrower and any Restricted Subsidiary may merge or consolidate with any other Person in a transaction (including any Permitted Acquisition) in which the Surviving Parent, such Borrower or the Restricted Subsidiary, as applicable, is the surviving or continuing Person; provided that, (i) none of the Surviving Parent or any Borrower may merge or consolidate with a Restricted Subsidiary unless the Surviving Parent or such Borrower is the surviving or continuing Person and (ii) such merger or consolidation is permitted under Section 7.02(m) hereof;
(d)    any Subsidiary may liquidate or dissolve if the Borrowers determine in good faith that such liquidation or dissolution is in the best interests of the Borrowers and not materially disadvantageous to the Lenders and the assets, if any, of any Subsidiary so liquidated or dissolved are transferred (x) to a Subsidiary, the Surviving Parent or a Borrower, (y) to a Guarantor or a Borrower if such liquidated or dissolved Subsidiary is a Guarantor and (z) to a Restricted Subsidiary, the Surviving Parent or a Borrower if such liquidated or dissolved Subsidiary is a Restricted Subsidiary (unless such transfer would otherwise be permitted as an Investment in an Unrestricted Subsidiary);
(e)    Contura may Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) in connection with a Permitted Internal Restructuring so long as (i) the acquiring Person is a direct wholly-owned domestic Subsidiary of Contura and, substantially simultaneously with such Disposition, executes and delivers to the Administrative Agent a Borrower Joinder and Assumption and pursuant thereto agrees, immediately following the consummation of such Disposition, to assume and keep, pay and perform, on a joint and several basis with each other Borrower (other than the Initial Borrower), all of the Obligations as a “Borrower” under hereunder and under the other Loan Documents, (ii) Contura executes and delivers to the Administrative Agent such acknowledgments, releases, supplements or other agreements or documents as the Administrative Agent may reasonably request, in each case, in form and substance as may be reasonably acceptable to the Administrative Agent (which approval shall not be unreasonably withheld or delayed) to remove Contura as a Borrower hereunder but have Contura continue hereunder and under the other Loan Documents as a Guarantor and pledge all of the Equity Interests in the acquiring Person (at which point Contura will be deemed so removed and will be deemed to be a Guarantor hereunder and under the other Loan Documents), and (iii) such Disposition, Borrower Joinder and Assumption and related transactions do not result in a deemed exchange of the Obligations for U.S. federal income tax purposes.

7.05    Dispositions. Make any Disposition including by allocation of any assets to a series of a limited liability company (other than Dispositions permitted pursuant to Sections 7.01, 7.04 and 7.06), except:
(a)    Dispositions of surplus, obsolete, used or worn out property or other property that, in the reasonable judgment of any Borrower, is no longer useful in its business (but excluding any real property);
(b)    Dispositions of inventory, equipment or accounts receivable in the ordinary course of business;
(c)    Dispositions of cash and Cash Equivalents pursuant to transactions permitted under this Agreement (including pursuant to Section 7.02) or otherwise in the ordinary course of business;
(d)    (A) Dispositions of defaulted receivables in the ordinary course of business and (B) Dispositions of receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceeding;
(e)    licensing, sublicensing and cross-licensing arrangements involving any technology or other intellectual property of the Surviving Parent, any Borrower or any Restricted Subsidiary in the ordinary course of business or lapse or abandonment of intellectual property rights in the ordinary course of business that, in the reasonable judgment of such Borrower, is no longer useful in its business;
(f)    Permitted Asset Swaps;
(g)    (A) the grant in the ordinary course of business of any non-exclusive easements, permits, licenses, rights of way, surface leases or other surface rights or interests and (B) any lease, sublease or license of assets (with a Loan Party as the lessor, sublessor or licensor) in the ordinary course of business;
(h)    (i) transfers of condemned property as a result of the exercise of “eminent domain” or other similar policies or (ii) transfers of properties to the extent that such property has been subject to a casualty event for which the Loan Parties or a creditor with a Lien on such property that is permitted hereunder have received (or have not been denied) insurance proceeds or condemnation awards;
(i)    other Dispositions, if (i) the Net Proceeds therefrom are applied in accordance with Section 2.03(b) and (ii) immediately after giving effect to such Disposition, (A) no Event of Default has occurred and is continuing, (B) the consideration received for such Disposition shall be in an amount at least equal to the fair market value thereof as reasonably determined by the Designated Borrower in good faith, and (C) at least 75% of the consideration for such Dispositions undertaken pursuant to this Section 7.05(i) shall be paid in cash or Cash Equivalents, provided that, solely for purposes of this provision, each of the following shall be deemed to be cash:
(1)    any securities, notes, other obligations or assets received by the Surviving Parent, any Borrower or any Restricted Subsidiary from such transferee that are converted by the Surviving Parent,

such Borrower or such Restricted Subsidiary into cash or Cash Equivalents within 180 days of the receipt thereof, to the extent of the cash or Cash Equivalents received in that conversion;
(2)    any reclamation, employment related or any other liabilities of the Surviving Parent, any Borrower or any Restricted Subsidiary (other than contingent liabilities) that are assumed by the transferee of any such assets and as a result of which the Surviving Parent, such Borrower or such Restricted Subsidiary is released from further liability; and
(3)    any Designated Non-Cash Consideration received by the Surviving Parent, any Borrower or any of their Restricted Subsidiaries in such Disposition; provided that (1) the aggregate fair market value of such Designated Non-Cash Consideration, as reasonably determined by the Designated Borrower in good faith, taken together with the fair market value at the time of receipt of all other Designated Non-Cash Consideration received pursuant to this clause (3) minus (2) the amount of Net Proceeds previously realized in cash from prior Designated Non-Cash Consideration shall not exceed $10,000,000;
(j)    any Investment permitted pursuant to Sections 7.02(j), 7.02(k) or 7.02(l), which constitutes a Disposition so long as the Net Proceeds therefrom are applied, to the extent required, in accordance with Section 2.03(b);
(k)    Dispositions of Excluded Assets and other Dispositions that do not constitute Asset Sales;
(l)    to the extent allowable under Section 1031 of the Code, or any comparable or successor provision, any like kind exchange of property for use in a Similar Business;
(m)    (i) any surrender or waiver of contractual rights or the settlement, release, or surrender of contractual rights or other litigation claims in the ordinary course of business or (ii) any settlement, discount, write off, forgiveness, or cancellation of any Indebtedness owing by any present or former directors, officers, or employees of the Surviving Parent, any Borrower or any Restricted Subsidiary or any of their successors or assigns;
(n)    the unwinding or termination of any Hedging Obligations;
(o)    the sale of assets by the Surviving Parent, the Borrowers and their Restricted Subsidiaries consisting of real property solely to the extent that (i) such real property is not necessary for the normal conduct of operations of the Surviving Parent, the Borrowers and their Restricted Subsidiaries and (ii) the Net Proceeds therefrom are applied in accordance with Section 2.03(b);
(p)    Dispositions of receivables pursuant to any Receivables Transaction;
(q)    Dispositions to Lexington Coal Company, LLC or its affiliates pursuant to the Lexington Coal Purchase Agreement; and
(r)    Dispositions to Persons which will substantially simultaneously with such Disposition become Loan Parties in connection with a Permitted Internal Restructuring permitted under Section 7.04(e).

To the extent the Required Lenders waive the provisions of this Section 7.05 with respect to the Disposition of any property or any property is Disposed of as permitted by this Section 7.05, such property (unless sold, transferred or otherwise disposed of to a Loan Party) shall be Disposed of free and clear of the Liens created by the Security Documents, and the Administrative Agent and/or the Collateral Agent shall take all actions reasonably requested by the Designated Borrower to effect the foregoing as set forth in Section 10.19(b).
7.06    Restricted Payments. Declare or make, directly or indirectly, any Restricted Payment except that:
(a)    each Subsidiary may make Restricted Payments to the Borrowers, the Subsidiaries and any other Person that owns an Equity Interest in such Subsidiary, ratably according to their respective holdings of the type of Equity Interest in respect of which such Restricted Payment is being made or as otherwise required pursuant to its Organizational Documents;
(b)    the Borrowers and each Subsidiary may declare and make dividend payments or other distributions payable solely in the common stock or other Equity Interests of such Person or another Subsidiary;
(c)    any Borrower may purchase, redeem or otherwise acquire Equity Interests issued by it with the proceeds received from the substantially concurrent issuance of new shares of common stock or other Qualified Equity Interests of such Borrower;
(d)    the Surviving Parent, the Borrowers or any of their Subsidiaries may purchase (i) Equity Interests issued by any Loan Party or options with respect thereto held by directors, officers or employees of the Surviving Parent, the Borrowers or any Restricted Subsidiary (or their estates or authorized representatives) in connection with (A) the death, disability or termination of employment of any such director, officer or employee or (B) any benefit, incentive or equity compensation plans to provide funds for the payment of any Tax or other amounts owing by such directors, officers or employees upon vesting or exercise or settlement of the Equity Interests or options provided under such plans; and (ii) Equity Interests issued by any Loan Party for future issuance under any benefit, incentive or equity compensation plan; provided, that (a) no Event of Default has occurred and is continuing at the time of such purchase and (b) for both clauses (i) and (ii), the aggregate cash consideration paid therefor in any twelve-month period after the Closing Date shall not exceed $15,000,000 in the aggregate;
(e)    so long as no Event of Default shall have occurred and be continuing or would result therefrom, the Surviving Parent, the Borrowers and their Subsidiaries may make Restricted Payments in an amount not to exceed the Available Amount; provided that, the Total Leverage Ratio (calculated on a Pro Forma Basis) shall be less than or equal to 2.00:1.00 after giving effect to such Restricted Payment;
(f)    the Borrowers may make regularly scheduled payments of principal, interest or fees on the ABL Facility, any unsecured Indebtedness for borrowed money and any Junior Lien Indebtedness;

(g)    the prepayment, repayment, redemption, repurchase, defeasance or other acquisition or retirement for value of unsecured Indebtedness for borrowed money, any Subordinated Indebtedness or any Junior Lien Indebtedness (A) with the net cash proceeds of, or in exchange for, Permitted Refinancing Indebtedness or (B) in exchange for, or out of the proceeds of, a substantially concurrent issue of new shares of common stock or other Qualified Equity Interests of Contura;
(h)    the prepayment, repayment, redemption, repurchase, defeasance or other acquisition or retirement for value of, to the extent constituting Indebtedness for borrowed money, (i) unsecured Indebtedness incurred pursuant to Sections 7.03(t) and (u), (ii) unsecured Indebtedness listed on Schedule 7.06(h), (iii) VEBA contributions for non-union retirees in an amount not to exceed $7,000,000 in the aggregate for all such Restricted Payments made pursuant to this Section 7.06(h)(ii) and (iv) other unsecured Indebtedness for borrowed money in an amount not to exceed $5,000,000 in the aggregate for all such Restricted Payments made pursuant to this Section 7.06(h)(iii);
(i)    the Borrowers may make payments in respect of any Subordinated Indebtedness in accordance with the terms thereof and only to the extent permitted by and subject to the subordination provisions contained therein;
(j)    cash payments in lieu of fractional shares upon exercise of options or warrants or conversion or exchange of convertible securities, repurchases of Equity Interests deemed to occur upon the exercise of options, warrants or other convertible securities to the extent such securities represent a portion of the exercise price of such options, warrants or other convertible securities and repurchases of Equity Interests in connection with the withholding of a portion of the Equity Interests granted or awarded to a director or an employee to pay for the Taxes payable by such director or employee upon such grant or award;
(k)    Contura (or, to the extent applicable after a Permitted Internal Restructuring, the Surviving Parent) may make Restricted Payments owed upon the exercise of warrants issued by Contura (or, to the extent applicable after a Permitted Internal Restructuring, the Surviving Parent);
(l)    payments made pursuant to the Reclamation Funding Agreement;
(m)    so long as no Event of Default shall have occurred and be continuing or would result therefrom, the Surviving Parent, the Borrowers and their Subsidiaries may make Restricted Payments in an aggregate amount for all such Restricted Payments under this clause (m) not to exceed $15,000,000; and
(n)    notwithstanding the foregoing, if any Borrower declares a dividend or distribution pursuant to any of the foregoing clauses (a) through (n), such Borrower can pay any such dividend or distribution within 30 days after the date of declaration thereof.
7.07    Accounting Changes; Change in Nature of Business; Foreign Operations. Change the Surviving Parent’s, any Borrower’s or Restricted Subsidiary’s accounting and financial reporting practices as in effect as of the Closing Date in any material respect, except for any changes made in accordance with GAAP, without the prior written consent of the Administrative Agent or engage in any material line of business other than a Similar Business or hold a material portion of its Property that would otherwise be required pursuant to the Loan Documents to become subject to a fully perfected Lien in favor of the Collateral Agent in a foreign jurisdiction.
7.08    Transactions with Affiliates. Enter into, renew or extend any transaction or arrangement, including, without limitation, any purchase, sale, lease or exchange of property or assets or the rendering of any service, with any Affiliate of the Surviving Parent, any Borrower or any Restricted Subsidiary (a “Related Party Transaction”) involving an aggregate consideration in excess of $10,000,000, unless the Related Party Transaction is (a) not otherwise prohibited by any ABL Facility, (b) a Permitted Internal Restructuring permitted under Section 7.04(e), or (c) on fair and reasonable terms that are not materially less favorable (as reasonably determined by the relevant Borrower) to the Surviving Parent, the relevant Borrower or any of the relevant Restricted Subsidiaries than those that could be obtained in a comparable arm’s-length transaction with a Person that is not an Affiliate of such Borrower; provided that (i) any Related Party Transaction or series of Related Party Transactions with respect to clause (c) hereof with an aggregate value in excess of $20,000,000 must first be approved by a majority of the board of directors of Contura who are disinterested in the subject matter of the transaction pursuant to a resolution by the board of directors of Contura and (ii) with respect to any Related Party Transaction or series of Related Party Transactions with respect to clause (c) hereof with an aggregate value in excess of $35,000,000, the Borrowers must deliver to the trustee an opinion from an accounting, appraisal, or investment banking firm of national standing in the applicable jurisdiction (x) stating that its terms are not materially less favorable to the Surviving Parent, the relevant Borrower or any of the relevant Restricted Subsidiaries that would have been obtained in a comparable transaction with an unrelated Person or (y) as to the fairness to the Surviving Parent, the relevant Borrower or any of the relevant Restricted Subsidiaries of such Related Party Transaction from a financial point of view. Notwithstanding the foregoing, the restrictions contained in this Section 7.08 shall not apply to the following transactions or arrangements:
(A)    transactions between or among any Borrower and any of its Loan Parties (other than any Immaterial Restricted Subsidiaries) or between and among any Loan Parties (other than any Immaterial Restricted Subsidiaries) or between and among any Immaterial Restricted Subsidiaries;
(B)    the payment of reasonable and customary fees and reimbursement of expenses payable to directors of Contura, the Borrowers or any of their Restricted Subsidiaries or to any Plan, Plan administrator or Plan trustee;
(C)    loans and advances to directors, officers and employees to the extent permitted by Section 7.02;
(D)    the arrangements with respect to the procurement of services of directors, officers, independent contractors, consultants or employees in the ordinary course of business and the payment of customary compensation (including bonuses) and other benefits (including retirement, health, stock option and other benefit plans) and reasonable reimbursement arrangements in connection therewith;

(E)    payments to directors and officers of the Surviving Parent, the Borrowers and their Restricted Subsidiaries in respect of the indemnification of such Persons in such respective capacities from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements, as the case may be, pursuant to the Organizational Documents or other corporate action of any Borrower or its Restricted Subsidiaries, respectively, or pursuant to applicable law;
(F)    intercompany Investments permitted pursuant to Section 7.02(j) and intercompany Indebtedness and issuances of Disqualified Equity Interests, in each case, permitted pursuant to Section 7.03(f);
(G)    Restricted Payments permitted by Section 7.06;
(H)    transactions arising under any contract, agreement, instrument or other arrangement in effect on the Closing Date and set forth on Schedule 7.08, as amended, modified or replaced form time to time so long as the amended, modified or new arrangements, taken as a whole at the time such arrangements are entered into, are not materially less favorable to the Surviving Parent, the relevant Borrower and its Restricted Subsidiaries than those in effect on the Closing Date; and
(I)    any transactions with DTA, Marshall Land LLC and Mountaineer Capital, LP; provided, that such transactions are on fair and reasonable terms that are not materially less favorable (as reasonably determined by the Borrowers) to the Borrowers or any of the relevant Restricted Subsidiaries than those that could be obtained in a comparable arm’s-length transaction with a Person that is not an Affiliate of the Borrowers.
7.09    Use of Proceeds. Use the proceeds of any Borrowing, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.
7.10    Burdensome Agreements. Enter into any Contractual Obligation that (x) limits the ability of any Borrower or any Guarantor to create, incur, assume or suffer to exist any Lien upon any of its property to secure the Obligations hereunder or (y) limits the ability of any Subsidiary to make Restricted Payments to any Borrower or any Guarantor or to otherwise transfer property to any Borrower or any Guarantor; provided, however, that the foregoing clause shall not apply to Contractual Obligations which:
(a)    solely in the case of clause (y) of this Section 7.10, exist on the date hereof and (to the extent not otherwise permitted by this Section 7.10) are listed on Schedule 7.10;
(b)    are binding on a Restricted Subsidiary at the time such Restricted Subsidiary first becomes a Restricted Subsidiary of the Borrowers, so long as such Contractual Obligations were not entered into solely in contemplation of such Person becoming a Restricted Subsidiary of the Borrowers;
(c)    arise in connection with covenants in documents creating Liens permitted by Section 7.01 prohibiting further Liens on the properties encumbered thereby;

(d)    arise in connection with any ABL Facility permitted by Section 7.03(h) or any Subordinated Indebtedness permitted by Section 7.03;
(e)    arise in connection with any Disposition permitted by Section 7.05 solely with respect to the assets that are the subject of such Disposition;
(f)    are customary provisions in Joint Venture agreements and other similar agreements applicable solely to such Joint Venture or the Equity Interests therein;
(g)    are customary restrictions on leases, subleases, licenses or asset sale agreements otherwise permitted hereby so long as such restrictions relate to the assets subject thereto;
(h)    are customary provisions restricting subletting or assignment of any lease governing a leasehold interest of the Surviving Parent, the Borrowers or any Restricted Subsidiary;
(i)    are customary limitations (including financial maintenance covenants) existing under or by reason of leases entered into in the ordinary course of business;
(j)    are restrictions on cash or other deposits imposed under contracts entered into in the ordinary course of business;
(k)    are customary provisions restricting assignment of any agreements;
(l)    arise in connection with any Contractual Obligations that relate to the Excluded Assets;
(m)    arise in connection with applicable law, rule, regulation, order, approval, license, permit or similar restriction (whether or not existing on the Closing Date) or are mandated by any Governmental Authority;
(n)    customary provisions in Hedging Obligations; or
(o)    are set forth in any agreement evidencing an amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing of the Contractual Obligations referred to in clauses (a) through (n) above; provided, that such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing is, in the good faith judgment of the Borrowers, not materially less favorable to the Loan Party with respect to such limitations than those applicable pursuant to such Contractual Obligations prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.
7.11    Fiscal Year. Change its fiscal year-end from December 31.
7.12    Sale and Lease-Backs. Become or remain liable as lessee or as a guarantor or other surety with respect to any lease of any property (whether real, personal or mixed), whether now owned or hereafter acquired, which the Surviving Parent, such Borrower or such Restricted Subsidiary (a) has sold or transferred or is to sell or to transfer to any other Person (other than the Surviving Parent, a Borrower or any of its

Restricted Subsidiaries), to the extent involving the sale of assets with a fair market value in excess of $70,000,000 in the aggregate and (b) intends to use for substantially the same purpose as any other property which has been or is to be sold or transferred by the Surviving Parent, such Borrower or such Restricted Subsidiary to any Person (other than the Surviving Parent, a Borrower or any of its Restricted Subsidiaries) in connection with such lease.
7.13    Amendments or Waivers to Certain Agreements. Agree to any amendment, restatement, supplement or other modification to, or waiver of, (a) any of its Organizational Documents or (b) any document governing Subordinated Indebtedness, after the Closing Date, in each case, to the extent the same would reasonably be expected to be materially adverse to any Secured Party (in the good faith determination of the Borrowers), without obtaining the prior written consent of Required Lenders to such amendment, restatement, supplement or other modification or waiver.
7.14    No Further Negative Pledge. Enter into any agreement, instrument, deed or lease which prohibits or limits the ability of any Loan Party to create, incur, assume or suffer to exist any Lien upon any of its properties or revenues, whether now owned or hereafter acquired, or which requires the grant of any security for an obligation if security is granted for another obligation, except the following: (a) this Agreement, the ABL Credit Documents and the other Loan Documents; (b) covenants in documents creating Liens permitted by Section 7.01 prohibiting further Liens on the properties encumbered thereby; and (c) any prohibition or limitation that (i) exists pursuant to applicable Laws, (ii) consists of customary restrictions and conditions contained in any agreement relating to the sale of any property pending the consummation of such sale; provided that (1) such restrictions apply only to the property to be sold and such sale is permitted hereunder, and (2) such sale is permitted hereunder, (iii) restricts subletting or assignment of any lease governing a leasehold interest of Borrowers or one of its Subsidiaries, or (iv) is a restriction on Liens otherwise permitted by the terms of Section 7.10 of this Agreement.
7.15    Anti-Corruption; Sanctions; Terrorism Laws.    (a)    Directly or indirectly, (i) conduct any business or engage in making or receiving any contribution of funds, goods or services to or for the benefit of any Person subject to any Sanctions, (ii) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to the PATRIOT Act, the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, any Sanctions Laws or any Anti-Corruption Laws or (iii) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in the PATRIOT Act, the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, any Sanctions Laws or any Anti-Corruption Laws.
(a)    Cause or permit any of the funds of such Loan Party that are used to repay the Loans to be derived from any unlawful activity with the result that the making of the Loans would be in violation of Laws.

ARTICLE VIII. EVENTS OF DEFAULT AND REMEDIES
8.01    Events of Default. Any of the following shall constitute an “Event of Default”:
(a)    Non-Payment. The Borrowers or any other Loan Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan, or (ii) within five (5) Business Days after the same becomes due, any interest on any Loan, or any fee due hereunder, any other amount payable hereunder or under any other Loan Document; or
(b)    Specific Covenants. The Borrowers fails to perform or observe any term, covenant or agreement contained in any of Sections 6.01(a), 6.01(b), 6.02(a), 6.03(a), 6.05, 6.11, 6.20 or Article VII; or
(c)    Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days after the earlier of (i) written notice from the Administrative Agent to the Designated Borrower or (ii) knowledge of a Responsible Officer of the Designated Borrower; or
(d)    Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrowers or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made; or
(e)    Cross-Default. The Surviving Parent, the Borrowers or any Restricted Subsidiary (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder) in each case having an aggregate principal amount of more than the Threshold Amount, beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness or Guarantee was created, (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity, or such Guarantee to become due or payable, or (C) fails to observe or perform any agreement or condition relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, as a result of which default or other event, the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) shall have caused, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity, or such Guarantee to become due or payable; or
(f)    Insolvency Proceedings, Etc. Subject to Section 8.03, any Loan Party or any of its Restricted Subsidiaries institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any substantial part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any substantial part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or
(g)    Inability to Pay Debts; Attachment. Subject to Section 8.03, (i) the Surviving Parent, any Borrower or any Restricted Subsidiary becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any substantial part of the property of any such Person and is not released, vacated or fully bonded within 60 days after its issue or levy; or
(h)    Judgments. There is entered against the Surviving Parent, any Borrower or any Restricted Subsidiary a final judgment or order for the payment of money in an aggregate amount exceeding the Threshold Amount (to the extent not covered by independent third party insurance), and such judgments or orders shall not have been vacated, discharged, stayed or bonded pending appeal within 60 days from the entry thereof; or
(i)    ERISA. The occurrence of any of the following events that would reasonably be expected to result in a Material Adverse Effect: (i) an ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or would reasonably be expected to result in an actual obligation to pay money of the Borrowers under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC, or (ii) any Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan; or
(j)    Invalidity of Material Loan Documents. Any material Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or Payment In Full, ceases to be in full force and effect; or any Loan Party contests the validity or enforceability of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document; or any Security Document ceases to create a valid Lien on a material portion of the Collateral (other than as expressly permitted thereunder or solely as a result of the acts or omissions of the Administrative Agent or Collateral Agent (including failure to maintain possession of any stock certificates, or other instruments delivered to it under any Security Document)); or
(k)    Change of Control. There occurs any Change of Control; or
(l)    Subordinated Indebtedness. Any Subordinated Indebtedness or any Junior Lien Indebtedness permitted hereunder or the guarantees thereof or, in the case of Junior Lien Indebtedness, the Liens securing such Junior Lien Indebtedness, shall cease, for any reason, to be validly subordinated to the

Obligations of the Loan Parties hereunder, as provided in any Intercreditor Agreement or the indenture governing such Subordinated Indebtedness or Junior Lien Indebtedness, or any Loan Party, any Affiliate of any Loan Party, the trustee in respect of Subordinated Indebtedness or Junior Lien Indebtedness or the holders of at least 25% in aggregate principal amount of Subordinated Indebtedness or Junior Lien Indebtedness shall so assert.
8.02    Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:
(a)    declare the commitment of each Lender to make Loans to be terminated, whereupon such commitments and obligation shall be terminated;
(b)    declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrowers; and
(c)    exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable law;
provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to any Borrower under Debtor Relief Laws of the United States or any other Event of Default under Section 8.01(f) or (g) hereof, the obligation of each Lender to make Loans shall automatically terminate and the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, in each case without further act of the Administrative Agent or any Lender.
8.03    Exclusion of Immaterial Subsidiaries. Solely for the purposes of determining whether an Event of Default has occurred under clause (f) or (g) of Section 8.01, any reference in any such clause to any Restricted Subsidiary shall be deemed not to include any Restricted Subsidiary affected by any event or circumstance referred to in any such clause that did not, as of the last day of the fiscal quarter of the Borrowers most recently ended, have assets with a value in excess of 5% of the Tangible Assets or 5% of consolidated total revenues, in each case, of the Surviving Parent, the Borrowers and the Restricted Subsidiaries as of such date; provided that if it is necessary to exclude more than one Restricted Subsidiary from clause (f) or (g) of Section 8.01 pursuant to this Section 8.03 in order to avoid an Event of Default thereunder, all excluded Restricted Subsidiaries shall be considered to be a single consolidated Restricted Subsidiary for purposes of determining whether the condition specified above is satisfied.
8.04    Application of Funds. Subject to any Intercreditor Agreement, after the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable), any amounts received on account of the Secured Obligations (including proceeds of Collateral) shall be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;
Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including fees, charges and disbursements of counsel to the respective Lenders and amounts payable under Article III), ratably among them in proportion to the respective amounts described in this clause Second payable to them;
Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans and other Obligations, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;
Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans and to payment of the unpaid Secured Hedging Obligations, ratably among the Hedge Banks to the Secured Hedging Agreements giving rise to such Secured Hedging Obligations in proportion to the respective amounts described in this clause Fourth held by them; and
Last, the balance, if any, after all of the Secured Obligations have been indefeasibly paid in full, to the Borrowers or as otherwise required by Law.
ARTICLE IX.
ADMINISTRATIVE AGENT AND OTHER AGENTS
9.01    Appointment and Authority. Each of the Lenders hereby irrevocably appoints Jefferies Finance LLC to act on its behalf as the Administrative Agent and the Collateral Agent hereunder and under the other Loan Documents and irrevocably authorizes the Administrative Agent and the Collateral Agent to take such actions on its behalf and to exercise such powers, rights and remedies as are delegated or granted to the Administrative Agent and/or the Collateral Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. Except with respect to Sections 9.06, 9.10 and 9.12, the provisions of this Article IX are solely for the benefit of the Administrative Agent, the Collateral Agent and the Lenders, and no Borrower, nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions. In performing its functions and duties hereunder, each of the Administrative Agent and the Collateral Agent shall act solely as an agent of the Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for the Borrowers or any of its Subsidiaries.
9.02    Rights as a Lender. The agency hereby created shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, either the Administrative Agent or the Collateral Agent in its individual capacity as a Lender hereunder. With respect to its participation in the Loans, the Person serving as the Administrative Agent and/or the Collateral Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and/or Collateral Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent and/or the Collateral Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrowers or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent or the Collateral Agent hereunder, and may accept fees and other considerations from the Borrowers for service in connection herewith and otherwise without any duty to account therefor to the Lenders.
9.03    Exculpatory Provisions. Neither the Administrative Agent nor the Collateral Agent shall have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, neither the Administrative Agent nor the Collateral Agent:
(a)    shall be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing;
(b)    shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent or the Collateral Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that neither the Administrative Agent nor the Collateral Agent shall be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent or the Collateral Agent to liability or that is contrary to any Loan Document or applicable law, including, for the avoidance of doubt, any action that, in its opinion or the opinion of its counsel, may violate the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and
(c)    shall, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrowers or any of their Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or the Collateral Agent or any of their Affiliates in any capacity; and
(d)    shall be responsible or have any liability for or in connection with, or have any duty to ascertain, inquire into, monitor, maintain, update or enforce, compliance with the provisions hereof relating to Disqualified Institutions. Without limiting the generality of the foregoing, neither the Administrative Agent nor the Collateral Agent shall (x) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Disqualified Institution or (y) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, to any Disqualified Institution.
Neither the Administrative Agent, the Collateral Agent nor any of their respective officers, partners, directors, employees or agents shall be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent and/or the Collateral Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.02) or (ii) in the absence of its own bad faith, gross negligence or willful misconduct, as determined by a final, non-appealable judgment of a court of competent jurisdiction. Each of the Administrative Agent and the Collateral Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until notice describing such Default is given to the Administrative Agent and/or the Collateral Agent by the Borrowers or a Lender.
Neither the Administrative Agent nor the Collateral Agent shall be responsible for or have any duty to ascertain or inquire into (i) any recital, statement, warranty or representation made in or in connection with this Agreement or any other Loan Document or made in any written or oral statements made in connection with the Loan Documents and the transactions contemplated thereby, (ii) the contents of any financial or other statements, instruments, certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, whether made by the Administrative Agent or the Collateral Agent to the Lenders or by or on behalf of any Loan Party to the Administrative Agent, the Collateral Agent or any Lender in connection with the Loan Documents and the transactions contemplated thereby, (iii) the financial condition or business affairs of any Loan Party or any other Person liable for the payment of any Obligations, (iv) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the use of proceeds of the Loans or the occurrence or possible occurrence of any Default or Event of Default or to make any disclosures with respect to the foregoing, (v) the execution, validity, enforceability, effectiveness, genuineness, collectability or sufficiency of this Agreement, any other Loan Document or any other agreement, instrument or document or (vi) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent and/or the Collateral Agent. Anything contained herein to the contrary notwithstanding, neither the Administrative Agent nor the Collateral Agent shall have any liability arising from confirmation of the amount of outstanding Loans or the component amounts thereof.
9.04    Reliance by Administrative Agent and the Collateral Agent. Each of the Administrative Agent and the Collateral Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. Each of the Administrative Agent and the Collateral Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, each of the Administrative Agent and the Collateral Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent or the Collateral Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. Each of the Administrative Agent and the Collateral Agent shall be entitled to rely on and may consult with legal counsel (who may be counsel for the Borrowers), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
9.05    Delegation of Duties. Each of the Administrative Agent and the Collateral Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan

Document by or through any one or more sub agents appointed by the Administrative Agent or the Collateral Agent. Each of the Administrative Agent and the Collateral Agent and any such sub agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory, indemnification and other provisions of this Article IX and Section 10.04 shall apply to any such sub agent and to the Related Parties of the Administrative Agent or the Collateral Agent and any such sub agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent or Collateral Agent. All of the rights, benefits, and privileges (including the exculpatory and indemnification provisions) of this Article IX shall apply to any such sub agent and to the Related Parties of any such sub agent, and shall apply to their respective activities as sub agent as if such sub agent and Related Parties were named herein. Notwithstanding anything herein to the contrary, with respect to each sub agent appointed by the Administrative Agent and/or the Collateral Agent, (i) such sub agent shall be a third party beneficiary under this Agreement with respect to all such rights, benefits and privileges (including exculpatory rights and rights to indemnification) and shall have all of the rights and benefits of a third party beneficiary, including an independent right of action to enforce such rights, benefits and privileges (including exculpatory rights and rights to indemnification) directly, without the consent or joinder of any other Person, against any or all Loan Parties and the Lenders, (ii) such rights, benefits and privileges (including exculpatory rights and rights to indemnification) shall not be modified or amended without the consent of such sub agent, and (iii) such sub agent shall only have obligations to Administrative Agent or Collateral Agent and not to any Loan Party, Lender or any other Person, and no Loan Party, Lender or any other Person shall have any rights, directly or indirectly, as a third party beneficiary or otherwise, against such sub agent.
9.06    Resignation of Administrative Agent or Collateral Agent. Each of the Administrative Agent and the Collateral Agent may at any time give notice of its resignation to the Lenders and the Borrowers. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with the approval of the Borrowers unless an Event of Default under Section 8.01(f) or (g) has occurred or is continuing (such approval not to be unreasonably withheld), to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may on behalf of the Lenders, appoint a successor Administrative Agent or Collateral Agent meeting the qualifications set forth above; provided that if the Agent shall notify the Borrowers and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Agent on behalf of the Lenders under any of the Loan Documents, the retiring Agent shall continue to hold such collateral security until such time as a successor Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through such Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Agent as provided for above in this Section 9.06. Upon the acceptance of a successor’s appointment as an Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Agent, and the retiring Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). Upon the acceptance of a successor’s appointment as such Agent, hereunder, and upon the execution and filing or recording of such financing statements, or amendments thereto, and such other instruments or notices, as may be necessary or desirable, or as the Required Lenders may request, in order to continue the perfection of the Liens granted or purported to be granted by the Security Documents, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Agent, and the retiring Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section 9.06). The fees payable by the Borrowers to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor. After the retiring Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article IX and Section 10.04 shall continue in effect for the benefit of such retiring Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting as such Agent.
9.07    Non-Reliance on Administrative Agent, Collateral Agent and Other Lenders.
(a)    Each Lender represents and warrants that it has, independently and without reliance upon any Agent, the Arrangers or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon any Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.
(b)    No Agent shall have any duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such analysis on behalf of the Lenders or to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter, and no Agent shall have any responsibility with respect to the accuracy of or the completeness of any information provided to the Lenders. Each Lender, by delivering its signature page to this Agreement or an Assignment and Assumption and funding its Term Loan on the Closing Date, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be approved by each Agent, Required Lenders or Lenders, as applicable on the Closing Date.
(c)    Each Lender acknowledges that Borrowers and certain Affiliates of the Loan Parties are Eligible Assignees hereunder and may purchase Term Loans hereunder from Lenders from time to time, subject to the restrictions set forth in the definition of “Eligible Assignee.”
9.08    No Other Duties, Etc. Except as expressly set forth herein, none of the bookrunners, Arrangers or other titles listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as an Agent or a Lender hereunder. Each Agent shall have only those duties and responsibilities that are expressly specified herein and the other Loan Documents. Each Agent may exercise such powers, rights and remedies and perform such duties by or through its agents or employees. No Agent shall have, by reason hereof or any of the other Loan Documents, a fiduciary relationship in respect of any Lender or any other Person; and nothing herein or any of the other Loan Documents, expressed or implied, is intended to or shall be so construed as to impose upon any Agent any obligations in respect hereof or any of the other Loan Documents except as expressly set forth herein or therein.
9.09    Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrowers) shall be entitled and empowered, by intervention in such proceeding or otherwise:
(a)    to file a verified statement pursuant to rule 2019 of the Federal Rules of Bankruptcy Procedure that, in its sole opinion, complies with such rule’s disclosure requirements for entities representing more than one creditor;
(b)    to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 2.06 and 10.04) allowed in such judicial proceeding; and
(c)    to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.06 and 10.04. To the extent that the payment of any such compensation, expenses, disbursements and advances of the Administrative Agent, its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.06 and 10.04 out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Lenders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.
9.10    Guaranty and Collateral Matters.
(a)    Each Secured Party hereby authorizes the Administrative Agent or Collateral Agent, as applicable, on behalf of and for the benefit of Secured Parties, to be the agent for and representative of Secured Parties with respect to the Guaranty, the Collateral and the Security Documents, as applicable; provided that neither the Administrative Agent nor Collateral Agent shall owe any fiduciary duty, duty of loyalty, duty of care, duty of disclosure or any other obligation whatsoever to any holder of Secured Obligations with respect to any Secured Hedging Agreement. Subject to Section 10.01, without further written consent or authorization from any Secured Party, the Administrative Agent or Collateral Agent, as applicable, may execute any documents or instruments necessary to (i) in connection with a sale or disposition of assets permitted by this Agreement, release any Liens encumbering any item of Collateral that is the subject of such sale or other disposition of assets or to which the Required Lenders (or such other Lenders as may be required to give such consent under Section 10.01) have otherwise consented or (ii) release any Guarantor from the Guaranty pursuant to Section 10.19 or with respect to which Required Lenders (or such other Lenders as may be required to give such consent under Section 10.01) have otherwise consented.
(b)    Subject to Section 2.10 of the Guaranty, the Lenders irrevocably authorize the Administrative Agent or Collateral Agent, as applicable, to release any Guarantor from its obligations under the Guaranty in accordance with the terms of Section 10.19. Upon request by the Administrative Agent or Collateral Agent, as applicable, at any time, the Required Lenders will confirm in writing the Administrative Agent’s or Collateral Agent’s authority to release any Guarantor from its obligations under the Guaranty pursuant to this Section 9.10.
(c)    The Lenders irrevocably authorize the Collateral Agent, at its option and in its discretion, to release any Lien on any property granted to or held by the Collateral Agent under any Loan Document in accordance with the terms of Section 10.19. Upon request by the Administrative Agent or the Collateral Agent at any time, the Required Lenders will confirm in writing the Collateral Agent’s authority to release its interest in particular types or items of property in accordance with this Section 9.10.
9.11    Withholding Tax. To the extent required by any applicable law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding tax and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law. Without limiting the provisions of Section 3.01, each Lender shall, and does hereby, indemnify the Administrative Agent, and shall make payable in respect thereof within 30 days after demand therefor, against any and all Taxes and any and all related losses, claims, liabilities and expenses (including fees, charges and disbursements of any counsel for the Administrative Agent) incurred by or asserted against the Administrative Agent by the IRS or any other Governmental Authority as a result of the failure of the Administrative Agent to properly withhold tax from amounts paid to or for the account of any Lender for any reason (including, without limitation, because the appropriate form was not delivered or not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of withholding tax ineffective). A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due the Administrative Agent under this Section 9.11. The agreements in this Section 9.11 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, and the repayment, satisfaction or discharge of all other obligations.
9.12    Intercreditor Agreements, Collateral Matters and Specified Amendments.
(a)    Each Lender (and each Person that becomes a Lender hereunder pursuant to Section 10.06) hereby authorizes and directs the Administrative Agent and the Collateral Agent to enter into any Intercreditor Agreement, as applicable, on behalf of such Lender needed to effectuate the transactions permitted by this Agreement and agrees that the Administrative Agent and the Collateral Agent may take such actions on its behalf as is contemplated by the terms of such applicable Intercreditor Agreement. Without limiting the provisions of Sections 9.03 and 10.04, each Lender hereby consents to (i) Jefferies Finance LLC and any successor serving in the capacity of Administrative Agent and agrees not to assert any claim (including as a result of any conflict of interest) against Jefferies Finance LLC, or any such successor, arising from the role of the Administrative Agent or other agent under the Security Documents or any such Intercreditor Agreement so long as it is either acting in accordance with the terms of such documents or otherwise has not engaged in bad faith, gross negligence or willful misconduct and (ii) Jefferies Finance LLC or any such successor, arising from its role as the Collateral Agent under the Security Documents or any such Intercreditor Agreement so long as it is either acting in accordance with the terms of such documents or otherwise has not engaged in bad faith, gross negligence or willful misconduct. In addition, Jefferies Finance LLC or any such successors, shall be authorized, without the consent of any Lender, to execute or to enter into amendments of, and amendments and restatements of, the Security Documents, any such Intercreditor Agreement and any additional and replacement intercreditor agreements, in each case, in order to effect the subordination of and to provide for certain additional rights, obligations and limitations in respect of, any Liens required by the terms of this Agreement to be Liens junior to, or pari passu with, the Secured Obligations, that are incurred as permitted by this Agreement, and to establish certain relative rights as between the holders of the Secured Obligations and the holders of the Indebtedness secured by such Liens junior or pari passu with the Secured Obligations, including as contemplated by Section 6.16(f) and Section 7.01.
(b)    The Lenders irrevocably authorize the Administrative Agent and the Collateral Agent to enter into any amendment contemplated by Sections 2.11(f), 2.12(e), and 6.16(f).

9.13    Certain ERISA Matters.
(a)    Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and each other Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrowers or any other Loan Party, that at least one of the following is and will be true:
(i)    such Lender is not using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Plans in connection with the Loans or the Commitments,
(ii)    the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement,
(iii)    (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement, or
(iv)     such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.
(b)    In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has not provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, and each other Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrowers or any other Loan Party, that:
(i)    none of the Administrative Agent, or any other Arranger or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related to hereto or thereto),
(ii)    the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement is independent (within the meaning of 29 CFR § 2510.3-21) and is a bank, an insurance carrier, an investment adviser, a broker-dealer or other person that holds, or has under management or control, total assets of at least $50,000,000, in each case as described in 29 CFR § 2510.3-21(c)(1)(i)(A)-(E),
(iii)    the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement is capable of evaluating investment risks independently, both in general and with regard to particular transactions and investment strategies (including in respect of the Obligations),
(iv)     the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement is a fiduciary under ERISA or the Code, or both, with respect to the Loans, the Commitments and this Agreement and is responsible for exercising independent judgment in evaluating the transactions hereunder, and
(v)    no fee or other compensation is being paid directly to the Administrative Agent or any other Arranger or any their respective Affiliates for investment advice (as opposed to other services) in connection with the Loans, the Commitments or this Agreement.
(c)    The Administrative Agent and each other Arranger hereby informs the Lenders that each such Person is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Commitments and this Agreement, (ii) may recognize a gain if it extended the Loans or the Commitments for an amount less than the amount being paid for an interest in the Loans or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.
ARTICLE X.
MISCELLANEOUS
10.01    Amendments, Etc. Except as set forth in Sections 2.11 and 2.12, no amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrowers, or any other Loan Party therefrom, shall be effective unless in writing signed by (1) the Required

Lenders and the Designated Borrower, or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent (except, in each case, as set forth in clauses (2) and (3) below), (2) the Required Facility Lenders and the Designated Borrower and acknowledged by the Administrative Agent in the case of clause (h) below and (3) the parties to the Fee Letters in the case of the proviso after clause (h) below, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:
(a)    extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender;
(b)    postpone any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees or other amounts due to the Lenders (or any of them) (it being understood that the waiver of, or amendment to the terms of, any mandatory prepayment shall not constitute such a postponement) or any mandatory reduction of the Aggregate Commitments hereunder without the written consent of each Lender directly affected thereby;
(c)    waive, reduce or postpone the principal of, or the stated rate of interest specified herein on, any Loan, or (subject to clause (z) of the second proviso to this Section 10.01) any fees or premiums or other amounts payable hereunder without the written consent of each Lender directly affected thereby; provided, however, that, without limiting the effect of clauses (h) and (i) below or the proviso directly below, only the consent of the Required Lenders shall be necessary (i) to amend the definition of “Default Rate” or to waive any obligation of the Borrowers to pay interest at the Default Rate, (ii) to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or to reduce any fee payable hereunder or (iii) to waive, reduce or postpone any scheduled prepayment;
(d)    change any provision of this Agreement in a manner that would alter the pro rata sharing of payments required hereby without the written consent of each Lender adversely affected thereby;
(e)    change any provision of this Section 10.01 or the definitions of “Required Lenders” or “Applicable Percentage” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder without the written consent of each Lender under the applicable Facility affected thereby; provided, with the consent of the Required Lenders, additional extensions of credit pursuant hereto may be included in the determination of “Required Lenders” or “Applicable Percentage” on substantially the same basis as the Commitments and the Term Loans are included on the Closing Date;
(f)    other than as permitted by Section 9.10 and Section 10.19, release (i) all or substantially all of the Guarantors from the Guaranty except as expressly provided in the Loan Documents and except in connection with a “credit bid” undertaken by the Administrative Agent or Collateral Agent at the direction of the Required Lenders pursuant to Section 363(k), Section 1129(b)(2)(a)(ii) or otherwise of the Bankruptcy Code or other sale or disposition of assets in connection with an enforcement action with respect to the Collateral permitted pursuant to the Loan Documents (in which case only the consent of the Required

Lenders will be needed for such release) or (ii) all or substantially all of the collateral covered by the Security Documents without the written consent of each Lender;
(g)    consent to the assignment or transfer by any Loan Party of any of its rights and obligations under any Loan Documents without the written consent of each Lender adversely affected thereby; or
(h)    amend, waive or otherwise modify any term or provision of a particular Facility in each case with only the consent of the Required Facility Lenders under such Facility, so long as such amendment, waiver or modification does not directly affect the Lenders under any other Facility;
provided that, for the avoidance of doubt, all Lenders shall be deemed directly affected thereby with respect to any amendment described in clauses (f), (g) and (h);
and, provided further, that (x) no amendment, modification, termination or waiver of any provision of the Loan Documents, or consent to any departure by any Loan Party therefrom, shall amend, modify or waive this Agreement or the Security Agreement so as to alter the ratable treatment of Obligations and Secured Hedging Obligations (including pursuant to Section 8.04) or the definition of “Hedging Obligations,” “Hedging Agreement,” “Obligations,” “Secured Hedging Agreement”, “Secured Hedging Obligations” or “Secured Obligations” (as defined herein or in any applicable Security Documents) in each case in a manner adverse to any Hedge Bank with Secured Hedging Obligations then outstanding without the written consent of any such party; (y) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; and (z) each Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties to the applicable Fee Letter. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that (i) the Commitment of such Lender may not be increased or extended and (ii) the principal of any Loan owed to such Lender may not be reduced without the consent of such Lender.
Notwithstanding the foregoing, the Designated Borrower and the Administrative Agent may amend (and may authorize the Collateral Agent to amend) this Agreement and the other Loan Documents without the consent of any Lender (a) to cure any ambiguity, omission, mistake, error, defect or inconsistency (as reasonably determined by the Administrative Agent), so long as such amendment, modification or supplement does not adversely affect the rights of any Lender or the Lenders shall have received at least five (5) Business Days’ prior written notice thereof and the Administrative agent shall not have received, within five (5) Business Days of the date of such notice to the Lenders, a written notice from the Required Lenders stating that the Required Lenders object to such amendment, (b) to add a Guarantor with respect to the Loans or collateral to secure the Loans or (c) to make administrative changes that do not adversely affect the rights of any Lender (including as contemplated by Section 2.11(d)(iv), and 2.12(d)(vi)). In addition, the Administrative Agent, without the consent of any Lender, shall be permitted to enter into (and direct the Collateral Agent, as applicable, to enter into) any amendments, waivers, modifications or supplements to any Intercreditor Agreement, if the Administrative Agent would have been permitted hereunder to enter into a new Intercreditor Agreement which contained the terms set forth in such amendment, waiver, modification or supplement, at the time when such amendment, waiver, modification or supplement is entered into.
In addition, notwithstanding the foregoing, in situations not otherwise governed by Sections 2.11 and 2.12, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent, and the Designated Borrower (x) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof (collectively, the “Additional Extensions of Credit”) to share ratably in the benefits of this Agreement and the other Loan Documents with the Term Loans and the accrued interest and fees in respect thereof and (y) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders; provided, however, that no such amendment shall permit the Additional Extensions of Credit to share in preference to the Term Loans in the application of any mandatory prepayments without the consent of Required Lenders (without giving effect to such Additional Extensions of Credit).
The Administrative Agent may, but shall have no obligation to, with the concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of such Lender. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on any Loan Party in any case shall entitle any Loan Party to any other or further notice or demand in similar or other circumstances.
Any such waiver and any such amendment or modification pursuant to this Section 10.01 shall be binding upon the Borrowers, the Lenders, the Administrative Agent and all future holders of the Loans. In the case of any waiver, the Borrowers, the Lenders and the Administrative Agent shall be restored to their former positions and rights hereunder and under the other Loan Documents, and any Default or Event of Default that is waived pursuant to this Section 10.01 shall be deemed to be cured and not continuing during the period of such waiver.
10.02    Notices; Effectiveness; Electronic Communication.
(a)    Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail, sent by telecopier (except for any notices sent to the Administrative Agent) as follows or sent by electronic communication as provided in subsection (b) below, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:
(i)    if to the Borrowers or the Administrative Agent, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 10.02; and
(ii)    if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified on Schedule 10.02 or in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when received (except that, if not received during normal business hours for the recipient, shall be deemed to have been received at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b). Notwithstanding the foregoing, (a) no notice to the Administrative Agent shall be effective until received by the Administrative Agent and (b) any such notice or other communication shall at the request of the Administrative Agent be provided to any sub agent appointed pursuant to Section 9.05 as designated by the Administrative Agent from time to time.
(b)    Electronic Communications. Notices and other communications to the Administrative Agent or the Lenders may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites, including the Platform) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrowers may, in their discretion, agree to accept notices and other communications to the Administrative Agent or the Borrowers hereunder by electronic communications pursuant to procedures approved by the Administrative Agent or the Borrowers, provided that approval of such procedures may be limited to particular notices or communications.
Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.
(c)    The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE”. THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. Each Loan Party understands that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrowers, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise)

arising out of the Borrowers’ or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses have resulted from the gross negligence, bad faith or willful misconduct of such Agent Party, as determined by a final non-appealable judgment of a court of competent jurisdiction; provided, however, that in no event shall the Borrowers or any Agent Party have any liability to the Borrowers, any Lender or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages); provided that such waiver shall not limit any Loan Party’s reimbursement or indemnification obligations under Sections 10.04(a) or 10.04(b), respectively. Each Loan Party, each Lender, and the Administrative Agent agrees that the Administrative Agent may, but shall not be obligated to, store any electronic communication on the Platform in accordance with the Administrative Agent’s customary document retention procedures and policies.
(d)    Defaults. Any notice of Default or Event of Default may be provided by telephone if confirmed promptly thereafter by delivery of written notice thereof.
(e)    Change of Address, Etc. The Borrowers and the Administrative Agent may change its address, electronic mail address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, electronic mail address, telecopier or telephone number for notices and other communications hereunder by notice to the Designated Borrower and the Administrative Agent. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.
(f)    Reliance by Administrative Agent and Lenders. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices purportedly given by or on behalf of the Borrowers, even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.
(g)    Private Side Information Contacts. Each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable law, including United States federal and state securities laws, to make reference to information that is not made available through the “Public-Side Information” portion of the Platform and that may contain Private-Side Information. In the event that any Public Lender has determined for itself to not access any information disclosed through the Platform or otherwise, such Public Lender acknowledges that (i) other Lenders may have availed themselves of such information and (ii) no Borrower nor the Administrative Agent has any responsibility for such Public Lender’s decision to limit the scope of the information it has obtained in connection with this Agreement and the other Loan Documents.

10.03    No Waiver; Cumulative Remedies. No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall impair such right, remedy, power or privilege or be construed to be a waiver of any default or acquiescence therein; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder or under any other Loan Document preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided and in the other Loan Documents are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law. Any forbearance or failure to exercise, and any delay in exercising, any right, power or remedy hereunder shall not impair any such right, power or remedy or be construed to be a waiver thereof, nor shall it preclude the further exercise of any such right, power or remedy.
10.04    Expenses; Indemnity; Damage Waiver.
(a)    Costs and Expenses. The Borrowers shall pay (i) all reasonable and documented out-of-pocket legal and other expenses incurred by the Agents and their respective Affiliates and the Collateral Agent (including the reasonable and documented fees, charges and disbursements of a single counsel for the Agents and the Arrangers, a single local counsel in each relevant jurisdiction and any special counsel reasonably deemed necessary by the Administrative Agent and a separate counsel for the Collateral Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, due diligence, negotiation, execution, delivery, administration and enforcement of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), and (ii) all reasonable and documented out-of-pocket legal and other expenses (including the cost of any investigation or preparation) incurred by any Agent or any Lender or Collateral Agent (including the reasonable fees, charges and disbursements of any counsel for any Agent or any Lender), limited to one firm of counsel for all Indemnitees (as defined below), taken as a whole, and if necessary, by a single firm of local counsel in each appropriate jurisdiction for all such Indemnitees, taken as a whole (and, in the case of an actual or perceived conflict of interest where the indemnified party affected by such conflict notifies the Designated Borrower of the existence of such conflict, of another firm of counsel for such affected Indemnitees and local counsel for the conflicted party and a separate counsel for the Collateral Agent), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section 10.04, or (B) in connection with the Loans made hereunder, including all such reasonable and documented out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans; provided, that your reimbursement obligations in respect of legal fees and expenses under clause (i) above (other than with respect to costs, fees and expenses related to (1) real estate collateral-related matters (including, for the avoidance of doubt, diligence with respect thereto) and (2) solely in the event of an actual or perceived conflict of interest in respect of any local counsel engaged by you, local counsel/special mining counsel in any relevant jurisdiction) shall be limited to $500,000 through the Closing Date.
(b)    Indemnification by the Borrowers. The Borrowers shall indemnify the Administrative Agent (and any sub-agent thereof), the Arrangers and each Lender, and each Related Party of any of the foregoing

Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities (including any Environmental Liability) and related reasonable and documented out-of-pocket fees and expenses (including the reasonable documented out-of-pocket fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee (whether or not such investigation, litigation, claim or proceeding is brought by the Borrowers, the Borrowers’ equity holders, affiliates or creditors or an Indemnitee and whether or not any such Indemnitee is otherwise a party thereto) or by the Borrowers or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration and enforcement of this Agreement and the other Loan Documents, (ii) any Loan or the use or proposed use of the proceeds therefrom and (iii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrowers or any other Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are found in a final, non-appealable judgment by a court of competent jurisdiction to (x) have resulted from the bad faith, gross negligence or willful misconduct of such Indemnitee (or any of such Indemnitee’s controlled affiliates or any of its or their respective officers, directors, employees, agents, controlling persons or members of any of the foregoing), (y) result from a claim brought by the Borrowers or any other Loan Party against an Indemnitee for material breach of such Indemnitee’s obligations hereunder or under any other Loan Document or (z) have arisen out of or in connection with any claim, litigation, loss or proceeding not involving an act or omission of the Borrowers or any of its Related Parties and that is brought by an Indemnitee against another Indemnitee (other than any claims against an Indemnitee in its capacity or in fulfilling its role as an administrative agent or arranger or any similar role under this Agreement or any claims arising out of any act or omission of the Borrowers or any of their Affiliates). Each Borrower also agrees that no Indemnitee shall have any liability (whether direct or indirect, in contract, tort or otherwise) to such Borrower for or in connection with this Agreement or the other Loan Documents, any transactions contemplated hereby or thereby or such Indemnitees’ role or services in connection herewith or therewith, except to the extent that any liability for losses, claims, demands, damages, liabilities or expenses incurred by the Borrowers (i) resulted from the bad faith, gross negligence or willful misconduct of such Indemnitee or (ii) resulted from a material breach by such Indemnitee (or any of such Indemnitee’s controlled affiliates or any of its or their respective officers, directors, employees, agents, controlling persons or members of any of the foregoing) of the terms of this Agreement or the other Loan Documents (in the case of clauses (i) and (ii), as determined by a court of competent jurisdiction in a final, non-appealable judgment). This Section 10.04(b) shall not apply with respect to Taxes other than any taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.
(c)    Reimbursement by Lenders. To the extent that the Borrowers for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section 10.04 to be paid by it to the Administrative Agent (or any sub-agent thereof), the Arrangers or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the Arrangers or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or the Arrangers, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or the Arrangers in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.09(d).
(d)    Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, no party hereto shall assert, and each hereby waives, any claim against the Borrowers and their Affiliates or any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof; provided that such waiver shall not limit any Loan Party’s reimbursement or indemnification obligations under Sections 10.04(a) or 10.04(b), respectively. No Indemnitee referred to in subsection (b) above or the Borrowers and their Affiliates shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby, except to the extent such damages result from the gross negligence, bad faith or willful misconduct of such Indemnitee.
(e)    Payments. All amounts due under this Section 10.04 shall be payable not later than ten (10) Business Days after demand therefor.
(f)    Survival. The agreements in this Section 10.04 shall survive the resignation of the Administrative Agent and the Arrangers, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations and Secured Hedging Obligations. The reimbursement, indemnity and contribution obligations of the Borrowers under this Section 10.04 will be in addition to any liability which the Borrowers may otherwise have, will extend upon the same terms and conditions to any affiliate of any Indemnitee and the partners, members, directors, agents, employees, and controlling persons (if any), as the case may be, of any Indemnitee and any such affiliate, and will be binding upon and inure to the benefit of any successors and assigns of the Borrowers, any Indemnitee, any such affiliate, and any such Person.
10.05    Marshalling; Payments Set Aside. Neither any Agent nor any Lender or Collateral Agent shall be under any obligation to marshal any assets in favor of any Loan Party or any other Person or against or in payment of any or all of the Obligations. To the extent that any payment by or on behalf of the Borrowers is made to the Agents, the Arrangers or any Lender, or the Agents, the Arrangers, any Lender or the Collateral Agent enforces any security interests or exercises its right of setoff, and such payment or the proceeds of such enforcement or setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the

Agents, the Arrangers or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Overnight Rate from time to time in effect, in the applicable currency of such recovery or payment. The obligations of the Lenders under clause (b) of the preceding sentence shall survive Payment in Full and the termination of this Agreement.
10.06    Successors and Assigns.
(a)    Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Loan Party may assign or otherwise transfer any of its rights or obligations hereunder, except through a transaction permitted hereunder, without the prior written consent of the Administrative Agent and the Designated Borrower (which consent shall not be unreasonably withheld, delayed or conditioned) and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of subsection (b) of this Section 10.06, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section 10.06 or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section 10.06, provided that the Designated Borrower shall be deemed to have consented to such assignment if the Designated Borrower has not otherwise rejected in writing such assignment within ten (10) Business Days of the date on which such assignment is requested. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section 10.06 and, to the extent expressly contemplated hereby, the Related Parties of each of the Agents, the Arrangers and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)    Assignments by Lenders. Any Lender may at any time sell, assign or transfer to one or more Eligible Assignees, upon the giving of notice to the Designated Borrower and the Administrative Agent, all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it or other Obligations); provided that:
(i)    except (a) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it, which such amount is less than the applicable minimum transfer amount set forth below, or (b) in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade

Date, shall not be less than $1,000,000, unless each of the Administrative Agent and, so long as no Event of Default under Section 8.01(a), (f) or (g) has occurred and is continuing, the Designated Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, that the Designated Borrower shall be deemed to have consented to an assignment unless it shall have objected thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof; provided however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met;
(ii)    each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned;
(iii)    the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500 (provided however, that the Administrative Agent may in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment) and the Eligible Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire and such forms, certificate or other evidence, if any, as the assignee under such Assignment and Assumption may be required to deliver pursuant to Section 3.01; and
(iv)    pro rata assignments shall not be required and each assignment shall be of a uniform, and not varying, percentage of all rights and obligations under and in respect of any applicable Loan and related Commitments.
Subject to acceptance and recording thereof in the Register by the Administrative Agent pursuant to subsection (c) of this Section 10.06, from and after the closing date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Section 3.01 (subject to the requirements and limitations therein, including the requirements of Section 3.01(e)), 3.04, 3.05 and 10.04 with respect to facts and circumstances occurring prior to the closing date of such assignment. Upon request, the Borrowers (at their expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section 10.06.

In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the Assignment and Assumption shall make such additional payments to Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations, or other compensating actions, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full Applicable Percentage of all Loans. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.
Each Lender, upon execution and delivery hereof or upon succeeding to an interest in the Commitments and Loans, as the case may be, represents and warrants as of the Closing Date or as of the effective date of such Assignment and Assumption that (i) it is an Eligible Assignee; (ii) it has experience and expertise in the making of or investing in commitments or loans such as the applicable Commitments or Loans, as the case may be and (iii) it will make or invest in, as the case may be, its Commitments or Loans for its own account in the ordinary course and without a view to distribution of such Commitments or Loans within the meaning of the Securities Act or the Exchange Act or other federal securities laws (it being understood that, subject to the provisions of this Section 10.06, the disposition of such Commitments or Loans or any interests therein shall at all times remain within its exclusive control).
(c)    Register. The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrowers, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of (and stated interest on) the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrowers, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. Any assignment of any Loan, whether or not evidenced by a Note, shall be effective only upon appropriate entries with respect thereto being made in the Register (and each Note shall expressly so provide). The Register shall be available for inspection by the Borrowers at any reasonable time and from time to time upon reasonable prior notice.
(d)    Participations. Any Lender may at any time, without the consent of, or notice to, the Borrowers or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrowers or any of the Borrowers’ Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.
Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender, to the extent that it has a consent right hereunder, will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in clauses (a), (b), (c), (g) and (h) of the first proviso to Section 10.01 that affects such Participant (it being understood that a waiver of any Default or Event of Default or of a mandatory reduction in the Commitment shall not constitute a change in the terms of such participation, and that an increase in any Commitment or Loan shall be permitted without the consent of any participant if the participant’s participation is not increased as a result thereof). Subject to subsection (e) of this Section 10.06, each Borrower agrees that each Participant shall be entitled to the benefits of Section 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment, provided, that in the case of Section 3.01, such Participant shall have complied with the requirements of such section (it being understood that the documentation required under Section 3.01(e) shall be delivered to the participating Lender). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender; such Participant agrees to be subject to Section 2.10 as though it were a Lender.
Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest on) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that the relevant parties, acting reasonably and in good faith, determine that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations and Section 1.163-5(b) of the Proposed Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender and each Loan Party shall treat each Person whose name is recorded in the Participant Register pursuant to the terms hereof as the owner of such participation for all purposes of this Agreement, notwithstanding notice to the contrary.
(e)    Limitation upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.01, 3.04 or 3.05 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Designated Borrower’s prior written consent. No Participant shall be entitled to the benefits of Section 3.01 unless the Borrowers are notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrowers, to comply with Section 3.01(e) as though it were a Lender.

(f)    Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note(s), if any) to secure obligations of such Lender to secure obligations to a Federal Reserve Bank or other central bank having jurisdiction over such Lender; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto; provided further, that in no event shall the applicable Federal Reserve Bank, pledgee or trustee, be considered to be a “Lender” or be entitled to require the assigning Lender to take or omit to take any action hereunder.
(g)    Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state Laws based on the Uniform Electronic Transactions Act.
10.07    Treatment of Certain Information; Confidentiality. Each of the Agents, Arrangers and the Lenders agrees that it will treat as confidential all information provided to it hereunder or under any other Loan Document by or on behalf of the Borrowers or any of its Subsidiaries or Affiliates, except to the extent such information (a) is publicly available or becomes publicly available other than by reason of disclosure by the Agents, Arrangers or the Lenders, any of their respective affiliates or representatives in violation of this Agreement or the other Loan Documents, (b) was received by the Agents, Arrangers and the Lenders from a source (other than the Borrowers or any of their affiliates, advisors, members, directors, employees, agents or other representatives) not known by the Agents, Arrangers and the Lenders to be prohibited from disclosing such information to such Person by a legal, contractual or fiduciary obligation to the Borrowers and (c) to the extent that such information was already in the Agents’, Arrangers’ and the Lenders’ possession from a source other than a Borrower or any of its affiliates, advisors, members, directors, employees, agents or other representatives or is independently developed by such Person without the use of or reference to any such confidential information; provided, however, that nothing herein will prevent the Agents, Arrangers and the Lenders from disclosing any such information (including information regarding Disqualified Institutions) (a) pursuant to the order of any court or administrative agency or in any pending legal or administrative proceeding, or otherwise as required by applicable Law or compulsory legal process (in which case such Person agrees to inform the Designated Borrower promptly thereof to the extent not prohibited by law), (b) upon the request or demand of any regulatory authority or any self-regulatory authority having jurisdiction over such Person or any of its affiliates, (c) to such Person’s affiliates and their respective officers, directors, partners, members, employees, legal counsel, independent auditors and other experts or agents who need to know such information and on a confidential basis and who have been advised of their obligation to keep information of this type confidential or are bound by an agreement to keep information of this type confidential (with such Agent, Arranger or Lender being responsible for such person’s compliance with this Section 10.07), (d) to potential and prospective Lenders, assignees, participants and any direct or indirect contractual counterparties to any Hedging Agreement relating to the Borrowers or its obligations under this Agreement (other than Disqualified Institutions), in each case, subject to such recipient’s agreement (which agreement may be in writing or by “click through” agreement or other affirmative action on the part of the recipient to access such information and acknowledge its confidentiality obligations in respect thereof pursuant to customary syndication practice) to keep such information confidential on substantially the terms set forth in this Section 10.07, (e) to ratings agencies who have agreed to keep such information confidential on terms no less restrictive than this Section 10.07 in any material respect or otherwise on terms acceptable to the Designated Borrower in connection with obtaining ratings of the Term Loans, (f) for purposes of establishing a “due diligence” defense, (g) on a confidential basis, to (i) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Loans and (ii) market data collectors, similar service providers to the lending industry and service providers to the Administrative Agent or the Collateral Agent in connection with the administration, settlement and management of this Agreement and the Loan Documents or (h) disclosures in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder. In addition, the Administrative Agent, in consultation with the Designated Borrower, may place the customary “tombstone” advertisement in publications of its choice at its expense; provided, that, no “tombstone” advertisement may be used or submitted for publication without the prior written consent of the Designated Borrower and, thereafter, the Administrative Agent may, from time to time, publish such information until such time that the Designated Borrower shall have requested in writing that the Arrangers cease any such further publication.
Each of the Agents, the Arrangers and the Lenders acknowledges that (a) the information may include material non-public information concerning the Borrowers or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Laws, including Federal and state securities laws.
10.08    Right of Setoff. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence of any Event of Default or at maturity each Lender is hereby authorized by each Loan Party at any time or from time to time subject to the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed), without notice to any Loan Party or to any other Person (other than the Administrative Agent), any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, including Indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts) and any other Indebtedness at any time held or owing by such Lender to or for the credit or the account of any Loan Party against and on account of the obligations and liabilities of any Loan Party to such Lender hereunder, including all claims of any nature or description arising out of or connected hereto, irrespective of whether or not (a) such Lender shall have made any demand hereunder or (b) the principal of or the interest on the Loans or any other amounts due hereunder shall have become due and payable pursuant to Article II and although such obligations and liabilities, or any of them, may be contingent or unmatured; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Sections 2.13 and 8.04 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender and their respective Affiliates under this Section 10.08 are in addition to other rights and remedies (including other rights of setoff) that such Lender or their respective Affiliates may have. Each Lender agrees to notify the Designated Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.
10.09    Usury Savings Clause. Notwithstanding any other provision herein, the aggregate interest rate charged with respect to any of the Obligations, including all charges or fees in connection therewith deemed in the nature of interest under applicable law shall not exceed the Highest Lawful Rate. If the rate of interest (determined without regard to the preceding sentence) under this Agreement at any time exceeds the Highest Lawful Rate, the outstanding amount of the Loans made hereunder shall bear interest at the Highest Lawful Rate until the total amount of interest due hereunder equals the amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect. In addition, if when the Loans made hereunder are repaid in full the total interest due hereunder (taking into account the increase provided for above) is less than the total amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect, then to the extent permitted by law, the Borrowers shall pay to the Administrative Agent an amount equal to the difference between the amount of interest paid and the amount of interest which would have been paid if the Highest Lawful Rate had at all times been in effect. Notwithstanding the foregoing, it is the intention of Lenders and the Borrowers to conform strictly to any applicable usury laws. Accordingly, if any Lender contracts for, charges, or receives any consideration which constitutes interest in excess of the Highest Lawful Rate, then any such excess shall be cancelled automatically and, if previously paid, shall at such Lender’s option be applied to the outstanding amount of the Loans made hereunder or be refunded to the Borrowers.
10.10    Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof; provided that the provisions contained in each of that certain Engagement Letter dated April 20, 2018, by and between Jefferies Finance LLC and Contura Energy, Inc. and each of the Fee Letters, which by their terms survive the execution and effectiveness of this Agreement and the other Loan Documents shall survive and not be superseded by this Agreement and the other Loan Documents. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic imaging means (i.e., “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Agreement.

10.11    Survival of Representations, Warranties and Agreements. All representations, warranties and agreements made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof and the funding of any Borrowing. Such representations, warranties and agreements have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Borrowing, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied. Notwithstanding anything herein or implied by law to the contrary, the agreements of each Loan Party set forth in Sections 3.01, 3.04, 3.05, 10.04(a), 10.04(b) and 10.08 and the agreements of Lenders set forth in Sections 2.10, 9.03 and 10.04(c) shall survive the payment of the Loans and the termination hereof.
10.12    Severability. If any provision of this Agreement or the other Loan Documents or any obligation hereunder or under any other Loan Document is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions or obligations of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions or obligations with valid provisions or obligations the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions or obligations. The invalidity of a provision or obligation in a particular jurisdiction shall not invalidate or render unenforceable such provision or obligation in any other jurisdiction.
10.13    Replacement of Lenders. If (a) any Lender requests compensation under Section 3.04, (b) the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, (c) any Lender is at such time a Defaulting Lender or has given notice pursuant to Section 3.02 or (d) any Lender becomes a “Nonconsenting Lender” (hereinafter defined), then the Borrowers may, at their sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to (and such Lender shall) assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interest, rights and obligations under this Agreement and the related Loan Documents to an assignee selected by the Borrowers that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:
(a)    the Administrative Agent shall have received the assignment fee specified in Section 10.06(b) (provided however, that the Administrative Agent may in its sole discretion elect to waive such processing and recordation fee in the case of any assignment);
(b)    such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts);

(c)    in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter;
(d)    such assignment does not conflict with applicable Laws, and
(e)    neither the Administrative Agent nor any Lender shall be obligated to be or to find the assignee.
A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply. In the event that (x) any Borrower or the Administrative Agent has requested the Lenders to consent to a departure or waiver of any provisions of the Loan Documents or to agree to any amendment thereto and (y) the Required Lenders or Required Facility Lenders, as applicable, have agreed to such consent, waiver or amendment, then any such Lender, who does not agree to such consent, waiver or amendment and whose consent would otherwise be required for such departure, waiver or amendment, shall be deemed a “Nonconsenting Lender.” Any such replacement shall not be deemed a waiver of any rights that the Borrowers shall have against the replaced Lender.
Each Lender agrees that if the Borrowers exercises its option hereunder to cause an assignment by such Lender as a Nonconsenting Lender or otherwise pursuant to this Section 10.13, such Lender shall, promptly after receipt of written notice of such election, execute and deliver all documentation necessary to effectuate such assignment in accordance with Section 10.06. In the event that a Lender does not comply with the requirements of the immediately preceding sentence within one (1) Business Day after receipt of such notice, each Lender hereby authorizes and directs the Administrative Agent to execute and deliver such documentation as may be required to give effect to an assignment in accordance with Section 10.06 on behalf of a Nonconsenting Lender or Lender replaced pursuant to this Section 10.13, and any such documentation so executed by the Administrative Agent shall be effective for purposes of documenting an assignment pursuant to Section 10.06.
10.14    Governing Law; Jurisdiction; Etc.
(a)    GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER (INCLUDING, WITHOUT LIMITATION, ANY CLAIMS SOUNDING IN CONTRACT LAW OR TORT LAW ARISING OUT OF THE SUBJECT MATTER HEREOF AND ANY DETERMINATIONS WITH RESPECT TO POST-JUDGMENT INTEREST) SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
(b)    CONSENT TO JURISDICTION. SUBJECT TO CLAUSE (E) OF THE FOLLOWING SENTENCE, ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST ANY PARTY ARISING OUT OF OR RELATING HERETO OR ANY OTHER LOAN DOCUMENTS, OR ANY OF THE OBLIGATIONS, SHALL BE BROUGHT IN ANY FEDERAL COURT OF THE UNITED STATES OF AMERICA SITTING IN THE BOROUGH OF MANHATTAN OR, IF THAT COURT DOES NOT HAVE SUBJECT MATTER

JURISDICTION, IN ANY STATE COURT LOCATED IN THE CITY AND COUNTY OF NEW YORK.  BY EXECUTING AND DELIVERING THIS AGREEMENT, EACH LOAN PARTY, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY (A) ACCEPTS GENERALLY AND UNCONDITIONALLY THE EXCLUSIVE (SUBJECT TO CLAUSE (E) BELOW) JURISDICTION AND VENUE OF SUCH COURTS; (B) WAIVES ANY DEFENSE OF FORUM NON CONVENIENS; (C) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO THE APPLICABLE LOAN PARTY AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SECTION 10.02; (D) AGREES THAT SERVICE AS PROVIDED IN CLAUSE (C) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER THE APPLICABLE LOAN PARTY IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT; AND (E) AGREES THAT THE AGENTS, ARRANGERS, COLLATERAL AGENT AND LENDERS RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST ANY LOAN PARTY IN THE COURTS OF ANY OTHER JURISDICTION IN CONNECTION WITH THE EXERCISE OF ANY RIGHTS UNDER ANY LOAN DOCUMENT OR AGAINST ANY COLLATERAL OR THE ENFORCEMENT OF ANY JUDGMENT, AND HEREBY SUBMITS TO THE JURISDICTION OF, AND CONSENTS TO VENUE IN, ANY SUCH COURT.
10.15    Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING HEREUNDER OR UNDER ANY OF THE OTHER LOAN DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS LOAN TRANSACTION OR THE LENDER/BORROWER RELATIONSHIP THAT IS BEING ESTABLISHED. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS. EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 10.15 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS HERETO OR ANY OF THE OTHER LOAN DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING

TO THE LOANS MADE HEREUNDER. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.
10.16    USA PATRIOT Act Notice. Each Lender that is subject to the PATRIOT Act and/or the Beneficial Ownership Regulation and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies each Loan Party that pursuant to the requirements of the PATRIOT Act and the Beneficial Ownership Regulation, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify such Loan Party in accordance with the PATRIOT Act and the Beneficial Ownership Regulation.
10.17    Time of the Essence. Time is of the essence of the Loan Documents.
10.18    No Advisory or Fiduciary Responsibility Each Loan Party agrees that nothing in the Loan Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Agent, Arranger or Lender, on the one hand, and such Loan Party, its stockholders or its affiliates, on the other. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Agents and the Arrangers and the transactions contemplated by the Loan Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Borrowers and their Affiliates, on the one hand, and the Agents and the Arrangers, on the other hand, (B) each Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) each Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) each Agent, each Arranger and each Lender is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for any Loan Party, its management, stockholders, creditors or any of its affiliates or any other Person with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender has advised, is currently advising or will advise any Loan Party, its stockholders or its Affiliates on other matters) or any other obligation to any Loan Party except the obligations expressly set forth in the Loan Documents and (B) neither any of the Agents nor any of the Arrangers nor any Lender has any obligation to the Borrowers or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Agents and the Arrangers and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that conflict with those of the Borrowers and their respective Affiliates, and neither any of the Agents nor any of the Arrangers has any obligation to disclose any of such interests to the Borrowers or their respective Affiliates. Each Loan Party agrees that it will not claim that any Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to such Loan Party, in connection with such transaction or the process leading thereto. To the fullest extent permitted by law, each Borrower hereby waives and releases any claims that it may have against the Agents and the Arrangers with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.
10.19    Release of Liens and Release from Guaranty.
(a)    Subject to the terms of the Intercreditor Agreements, the Lenders hereby authorize and direct the Collateral Agent to release any Lien granted to or held by the Collateral Agent upon any Collateral (A) after Payment in Full and the termination or expiration of all Secured Hedging Agreements (other than obligations and liabilities under Secured Hedging Agreements that have been cash collateralized or as to which other arrangements reasonably satisfactory to the applicable counterparties shall have been made) and payment of any obligations due and owing under all Secured Hedging Agreements, (B) upon any sale or other transfer by any Loan Party of any Collateral that is permitted under this Agreement (other than a sale or other transfer to a Loan Party) or upon effectiveness of any written direction by the consent to the release of the security interest created under any Security Document in any Collateral pursuant to Section 10.01, (C) upon a designation of a Restricted Subsidiary as an Unrestricted Subsidiary permitted hereunder, with respect to the Collateral owned by such Unrestricted Subsidiary, (D) upon the approval, authorization or ratification in writing by the Required Lenders (or such other percentage of the Lenders whose consent is required by Section 10.01) with respect to the release of such Collateral and (E) upon a Guarantor no longer being a Guarantor by virtue of the definition thereof or a transaction permitted hereunder, with respect to the Collateral owned by such Guarantor. After either (v) Payment in Full and the termination or expiration of all Secured Hedging Agreements (other than obligations and liabilities under Secured Hedging Agreements that have been cash collateralized or as to which other arrangements reasonably satisfactory to the applicable counterparties shall have been made) and payment of any obligations due and owing under all Secured Hedging Agreements, (w) upon any sale or other transfer of a Loan Party that is permitted under this Agreement (other than a sale or other transfer to a Loan Party), (x) upon a designation of a Restricted Subsidiary as an Unrestricted Subsidiary permitted hereunder, (y) upon the approval, authorization or ratification in writing by the Required Lenders (or such other percentage of the Lenders whose consent is required by Section 10.01) with respect to the release of any Guarantor under the terms of the Guaranty or (z) upon a Guarantor no longer being a Guarantor by virtue of the definition thereof or a transaction permitted hereunder, each applicable Guarantor (or, in the case of clause (w) above, the applicable Guarantor so sold or transferred) shall automatically be released from the Guaranty, all without delivery of any instrument or performance of any act by any Person; provided that any such release of guarantee obligations shall be deemed subject to the provision that such guarantee obligations shall be reinstated if after such release any portion of any payment in respect of the Obligations guaranteed thereby shall be rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of any Borrower or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, any Borrower or any Guarantor or any substantial part of its property, or otherwise, all as though such payment had not been made.
(b)    Notwithstanding anything to the contrary contained herein or in any other Loan Document, in connection with any termination or release pursuant to this Section 10.19, the Administrative Agent and/or Collateral Agent shall be, and are hereby irrevocably authorized by each Lender (without requirement of notice to or consent of any Lender) to execute and deliver, and shall promptly execute and deliver to the applicable Loan Party, at such Loan Party’s expense, all documents that such Loan Party shall reasonably request to evidence such termination or release (including (1) UCC termination statements and (2) in the case of a release of Mortgages, a partial release) and return to the Borrowers, the possessory Collateral that is in the possession of the Collateral Agent and is the subject of such release.
(c)    Any execution and delivery of documents, or the taking of any other action, by the Administrative Agent and/or Collateral Agent pursuant to this Section 10.19 shall be without recourse to or warranty by the Administrative Agent or Collateral Agent.
10.20    Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.
10.21    Independent Nature of Lenders’ Rights. Nothing contained herein or in any other Loan Document, and no action taken by Lenders pursuant hereto or thereto, shall be deemed to constitute Lenders as a partnership, an association, a Joint Venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and each Lender shall be entitled to protect and enforce its rights arising out hereof and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.
10.22    Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)    the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and
(b)    the effects of any Bail-In Action on any such liability, including, if applicable:
(i)     a reduction in full or in part or cancellation of any such liability;
(ii)     a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(iii)    the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.

10.23    Original Issue Discount. THE TERM LOANS MAY BE TREATED AS ISSUED WITH ORIGINAL ISSUE DISCOUNT FOR UNITED STATES FEDERAL INCOME TAX PURPOSES. THE ISSUE PRICE, AMOUNT OF ORIGINAL ISSUE DISCOUNT, ISSUE DATE AND YIELD TO MATURITY OF THE LOANS MAY BE OBTAINED BY WRITING TO THE DESIGNATED BORROWER AT ITS ADDRESS SPECIFIED HEREIN.
10.24    Amendment and Restatement; Existing Credit Agreement.
(a)    From and after the Closing Date, the Existing Credit Agreement shall be amended and restated in its entirety by this Agreement, and the Existing Credit Agreement shall thereafter be of no further force and effect, except that the Borrowers, the Administrative Agent and the Lenders agree that (i) the incurrence by the Initial Borrower of the “Obligations” under and as defined in the Existing Credit Agreement (whether or not such Obligations are contingent as of the Closing Date) that are not repaid on the Closing Date with proceeds of Loans hereunder shall continue to exist under and be evidenced by this Agreement and the other Loan Documents, (ii) except as otherwise agreed by any Lender, the Loan Parties shall pay any break funding costs incurred on the Closing Date under Section 3.05 of the Existing Credit Agreement, (iii) the Existing Credit Agreement shall continue to evidence the representations and warranties made by the Initial Borrower prior to the Closing Date, (iv) except as expressly stated herein or amended, restated, amended and restated or otherwise modified, the other Loan Documents are ratified and confirmed as remaining unmodified and in full force and effect with respect to all Obligations, and (v) the Existing Credit Agreement shall continue to evidence any action or omission performed or required to be performed pursuant to the Existing Credit Agreement prior to the Closing Date (including any failure, prior to the Closing Date, to comply with the covenants contained in the Existing Credit Agreement). The amendments and restatements set forth herein shall not cure any breach thereof or any “Default” or “Event of Default” under and as defined in the Existing Credit Agreement existing prior to the Closing Date. This Agreement is not in any way intended to constitute a novation of the obligations and liabilities existing under the Existing Credit Agreement.
(b)    The terms and conditions of this Agreement and the Administrative Agent’s, the Lenders’ and the L/C Issuer’s rights and remedies under this Agreement and the other Loan Documents shall apply to all of the Obligations existing under the Existing Credit Agreement and the Letters of Credit issued thereunder.
(c)    On and after the Closing Date, (i) all references to the Existing Credit Agreement (or to any amendment or any amendment and restatement thereof) in the Loan Documents (other than this Agreement) shall be deemed to refer to the Existing Credit Agreement, as amended and restated hereby (as it may be further amended, restated, amended and restated or otherwise modified), (ii) all references to any section (or subsection) of the Existing Credit Agreement or in any Loan Document (but not herein) shall be amended to become, mutatis mutandis, references to the corresponding provisions of this Agreement and (iii) except as the context otherwise provides, on or after the Closing Date, all references to this Agreement herein (including for purposes of indemnification and reimbursement of fees) shall be deemed to be references to the Existing Credit Agreement, as amended and restated hereby (as it may be further amended, modified or restated).

ARTICLE XI.
THE DESIGNATED BORROWER
11.01    Appointment; Nature of Relationship. The Initial Borrower (or after a Permitted Internal Restructuring, the Borrower that becomes its successor-in-interest hereunder) is hereby appointed by each of the Borrowers as its contractual representative (in such capacity, herein referred to as the “Designated Borrower”) hereunder and under each other Loan Document, and each of the Borrowers irrevocably authorizes the Designated Borrower to act as the contractual representative of such Borrower with the rights and duties expressly set forth herein and in the other Loan Documents. The Designated Borrower agrees to act as such contractual representative upon the express conditions contained in this Article XI. Additionally, the Borrowers hereby appoint the Designated Borrower as their agent to receive all of the proceeds of the Loans, at which time the Designated Borrower shall promptly disburse such Loans to the appropriate Borrowers. The Administrative Agent and the Lenders, and their respective officers, directors, agents or employees, shall not be liable to the Designated Borrower or any Borrower for any action taken or omitted to be taken by the Designated Borrower or the Borrowers pursuant to this Section 11.01. For the avoidance of doubt, each of the Loan Parties hereby appoints the Designated Borrower to act as its agent for all purposes of this Agreement, the other Loan Documents and all other documents and electronic platforms entered into in connection herewith and agrees that (a) the Designated Borrower may execute such documents and provide such authorizations on behalf of such Loan Parties as the Designated Borrower deems appropriate in its sole discretion and each Loan Party shall be obligated by all of the terms of any such document and/or authorization executed on its behalf, (b) any notice or communication delivered by the Administrative Agent or a Lender to the Designated Borrower shall be deemed delivered to each Loan Party and (c) the Administrative Agent or the Lenders may accept, and be permitted to rely on, any document, authorization, instrument or agreement executed by the Designated Borrower on behalf of each of the Loan Parties.
11.02    Powers. The Designated Borrower shall have and may exercise such powers under the Loan Documents as are specifically delegated to the Designated Borrower by the terms of each thereof, together with such powers as are reasonably incidental thereto. The Designated Borrower shall have no implied duties to the Borrowers, or any obligation to the Lenders to take any action thereunder except any action specifically provided by the Loan Documents to be taken by the Designated Borrower.
11.03    Employment of Agents. The Designated Borrower may execute any of its duties as the Designated Borrower hereunder and under any other Loan Document by or through authorized officers.
11.04    No Successor Designated Borrower. The Designated Borrower may not resign from its capacity as Designated Borrower under this Agreement.
11.05    Execution of Loan Documents. The Borrowers hereby empower and authorize the Designated Borrower, on behalf of the Borrowers, to execute and deliver to the Administrative Agent and the Lenders the Loan Documents and all related agreements, certificates, notices, consents, documents or instruments as shall be necessary or appropriate to effect the purposes of the Loan Documents, including, without limitation, the Compliance Certificates. Each Borrower agrees that any action taken by the

Designated Borrower or the Borrowers in accordance with the terms of this Agreement or the other Loan Documents, and the exercise by the Designated Borrower of its powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Borrowers.
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IN WITNESS WHEREOF, each of the undersigned has caused this Amended and Restated Credit Agreement to be duly executed and delivered as of the date first above written.

BORROWER:

CONTURA ENERGY, INC.

By:	/s/ C. Andrew Eidson
Name:	C. Andrew Eidson
Title:	Executive Vice President, Chief
Financial Officer and Treasurer

Signature Page to Amended and Restated Credit Agreement - Contura

ADMINISTRATIVE AGENT,
COLLATERAL AGENT AND A LENDER:

JEFFERIES FINANCE LLC

By:	/s/ John Koehler
Name:	John Koehler
Title:	Senior Vice President

Signature Page to Amended and Restated Credit Agreement - Contura